UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 18, 2011 (October 19, 2010)

8888 ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52251	59-2340247
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Qingyanglianyu Industrial Area
Jinjiang City, Fujian Province 362200
People’s Republic of China
(Address of principal executive offices)

(86) 0595-82889862
(Registrant's telephone number, including area code)

211 West Wall Street, Midland, TX 79701
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On October 25, 2010, 8888 Acquisition Corporation (the "Company") filed a Current Report on Form 8-K (the "Original Filing") with the Securities and Exchange Commission (the "SEC") disclosing the consummation, on October 19, 2010, of a share exchange transaction with Cheng Chang Shoes Industry Company Limited, a Hong Kong limited company ("Cheng Chang HK"), and its shareholders.

On December 3, 2010, the Company filed Amendment No. 1 to the Original Filing on a Current Report on Form 8-K/A ("Amendment No. 1," and together with the Original Filing, the "Form 8-K"): to (1) prevent a lapse in reporting by providing the information required for Cheng Chang HK, the accounting acquirer, including its unaudited consolidated financial statements for the three months ended September 30, 2010 and 2009, as set forth in Section 12240.4 of the SEC’s Division of Corporate Finance Financial Reporting Manual; and (2) amend the Original Filing in response to comments by the staff of the SEC in connection with its review of the Original Filing.

The Company is filing this Amendment No. 2 to the Form 8-K (the "Form 8-K/A") to amend the Form 8-K in response to additional comments by the staff of the SEC in connection with its review of the Form 8-K.

Except as described above, no other changes have been made to the Original Filing and this Form 8-K/A does not modify or update any other information in the Original Filing. Information not affected by the changes described above is unchanged and reflects the disclosures made at the time of the Original Filing. Accordingly, this Form 8-K/A should be read in conjunction with the Company’s filings made with the SEC subsequent to the date of the Original Filing.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, references in this report to “we,” “us,” “our,” “our Company,” or the “Company” are to the combined business of 8888 Acquisition Corporation and its consolidated subsidiaries, Cheng Chang Shoes Industry Company Limited and Jinjiang Chengchang Shoes Co., Ltd.

In addition, unless the context otherwise requires and for the purposes of this report only, references to:

  “Chengchang HK” refers to Cheng Chang Shoes Industry Company Limited, a Hong Kong limited company;

  “Jinjiang Chengchang” refers to Jinjiang Chengchang Shoes Co., Ltd., a PRC limited company and the wholly- owned subsidiary of Chengchang HK;

  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

  “PRC,” “China,” and “Chinese,” refer to the People’s Republic of China;

  “Renminbi” and “RMB” refer to the legal currency of China;

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States;

  “SEC” means the Securities and Exchange Commission;

  “Exchange Act” means the Securities Exchange Act of 1934, as amended; and

  “Securities Act” are to the Securities Act of 1933, as amended.

MARKET DATA AND FORECAST

Unless otherwise indicated, information in this current report on Form 8-K concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and knowledge of our industry, which we believe to be reasonable. None of the independent industry publications used in this report was prepared on our or our affiliates’ behalf. The Company acknowledges its responsibility for all disclosures in this report, but cautions readers that we have not independently verified the underlying information in such publications and reports.

This report also contains data related to the footwear industry in China. These market data include estimates and projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data turn out to be incorrect, actual results may differ significantly from the projections. For example, the footwear market may not grow at the rate projected by market data, or at all. In addition, the rapidly changing nature of the footwear industry subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties.

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 19, 2010, we entered into a share exchange agreement, or the Share Exchange Agreement, with Chengchang HK, a Hong Kong limited company, and its shareholders, Mr. Guoqing Zhuang, Bai Cheng Investment Limited, Heng Feng Investment Limited, Kang Shi Investment Holdings Limited, River Tyne Ventures Inc., Zhao Kang Capital Resource Limited and Shiping Liu, pursuant to which we acquired 100% of the issued and outstanding capital stock of Chengchang HK in exchange for 31,059,267 shares of our common stock, par value $0.0001, which constituted 98.85% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. Under the Share Exchange Agreement, our former CEO and sole director Glenn A. Little also agreed to sell 100,000 shares of our common stock to the Company for $4,000. Chengchang HK is a holding company for a PRC-based operating subsidiary, Jinjiang Chengchang, which is engaged in the production of various sole products that are used to manufacture shoes. We refer to all shareholders of Chengchang HK before the closing of the Share Exchange Agreement as “Chengchang Shareholders” in this report.

Immediately following closing of the share exchange transaction, Mr. Zhuang and several other Chengchang Shareholders transferred an aggregate of 1,981,963 of the shares issued to them under the Share Exchange Agreement to other former shareholders of Chengchang HK and other persons who previously provided services to Chengchang HK and its subsidiary, pursuant to a side letter agreement, or the Side Letter, dated October 19, 2010. Taking into account this share transfer, our Chairman and CEO, Mr. Zhuang owns 24,707,353 shares of our common stock, constituting 72.74% of our issued and outstanding capital stock on a fully-diluted basis.

On October 19, 2010, we also entered into a securities purchase agreement, or the Securities Purchase Agreement, with an accredited investor, Ms. Wenling Wang, whereby we issued to such investor 2,547,500 shares of our common stock for an aggregate purchase price of $4.5 million, or $1.77 per share. Under the Securities Purchase Agreement, we agreed to register the shares of our common stock issued to the investor within 45 days after the closing of the Securities Purchase Agreement. If any shares pledged by Mr. Zhuang are transferred to the investor pursuant to the make good escrow agreement discussed below, the Company also agreed to register those shares within 45 days after such shares are issuable to the investor. In addition, we granted the investor a piggyback registration right within one year after the closing. The Securities Purchase Agreement contains customary representations and warranties about the Company’s business operations, capital structure and financial condition, among other things, and obligates the Company to fulfill certain covenants, such as the aforementioned share registration obligation. Ms. Wang did not have any relationship with the Company prior to entering into the Securities Purchase Agreement.

In connection with the Securities Purchase Agreement, our Chairman and CEO Mr. Zhuang entered into a make good escrow agreement, or the Make Good Escrow Agreement, whereby Mr. Zhuang pledged 7,492,154 shares of our common stock owned by him to several other parties (including Ms. Wenling Wang, the investor, Mr. Glenn Little, our former officer, director and majority shareholder, Mr. Shiping Liu, one of the Chengchang Shareholders, and Advance Insight Ltd., who provided financial advisory services to the Company) in support of the Company’s obligation to satisfy a preestablished after tax net income level. All or a portion of the shares pledged pursuant to the Make Good Escrow Agreement will be transferred to the beneficiaries of the make good arrangement if the Company does not satisfy the after tax net income threshold. The shares will be returned to Mr. Zhuang if the threshold is met. See Item 2.01 of this report below for more details.

The foregoing description of the terms of the Share Exchange Agreement, Side Letter, Securities Purchase Agreement, and Make Good Escrow Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 2.1, 10.1, 10.2, and 10.3 to this report, which are incorporated by reference herein.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 19, 2010, we completed the acquisition of Chengchang HK pursuant to the Share Exchange Agreement described in Item 1.01 above. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Chengchang HK is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on October 19, 2010, we acquired Chengchang HK in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after our acquisition of Chengchang HK, except that information relating to periods prior to the date of the reverse acquisition only relate to Chengchang HK unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

Through our indirect Chinese subsidiary, Jinjiang Chengchang, we engage in the business of designing, producing and selling high quality soles used to manufacture athletic and leisure shoes.

Since 1996, we have been a vertically integrated manufacturer of athletic and leisure shoes. In recent years, we shifted our strategic focus to concentrate on developing and producing specialized soles.

In our manufacturing operations, we process basic chemicals and other raw materials to make our sole products. Currently, we categorize our sole products into three primary product lines: (i) EVA, or ethylene vinyl acetate, sole products which are made from a viscous and elastic foam material containing tiny bubbles for shock absorption and cushioning abilities; (ii) RB, or synthetic rubber, sole products processed mainly from polybutadiene rubber, which is highly resistant to wear and abrasion and used mostly commonly in the production of outsoles; and (iii) EVO, or ethylene vinyl acetate outsole, products which are an outgrowth of our EVA product line that is designed to be more abrasive resistance and lighter and softer than our EVA product line.

We sell our products to footwear manufacturers that are based primarily in China. Our customers use our sole products as components in the athletic and leisure shoes that they sell to end consumers, athletic wear companies and global shoe distributors. As of June 30, 2010, we had over 30 customers which include a number of well-known companies in China’s athletic wear market, such as 361º, Exceed, Erke, Xtep and Qiaodan as well as Taiwan Ching Lu Footwear, which is an OEM footwear company that is a supplier to Adidas in Asia. An “OEM” is an “original equipment manufacturer” which typically purchases customized products or product components which are then re-branded and resold under the its own brand.

Our manufacturing facilities in China are located in Jinjiang, Fujian Province, which has a high concentration of footwear industry participants. According to estimates by the PRC government contained in the People’s Daily Online, Jinjiang-based shoe manufacturing plants produce approximately 950 million pairs of athletic shoes each year, constituting approximately 40% of China’s aggregate athletic shoe output. Most of our customers are also either headquartered or have significant operations in the greater Jinjiang area, which reduces our logistic costs and provides us with an excellent marketing channel and better in person communication with our customers.

We continually strive to leverage our product quality and operational skills and recently qualified as the sole supplier of sole products in the Jinjiang area for Taiwan Ching Lu Footwear, which is an OEM footwear company that is a supplier to Adidas in Asia. We have separate production lines for the granulation process, injection molding, foam molding and RB products.

Our revenues grew 46.1% from $17.87 million in fiscal year 2009 to $26.11 million in fiscal year 2010. Our operating income grew 71.7% from $5.5 million in fiscal year 2009 to $9.4 million in fiscal year 2010. Our net income grew 75.0% from $3.9 million in fiscal year 2009 to $6.9 million in fiscal year 2010. We believe our growth has been driven primarily by increasing demand for athletic shoes as well as our research and development efforts which have focused on creating new products and enhancing our product performance attributes and design features.

Our Corporate History and Background

We were originally organized under the laws of the State of Florida on September 20, 1983 under the name Rapholz Silver Inc. for the purpose of purchasing mining claims, both patented and unpatented, a mill, buildings and mining equipment located in San Miguel County, Colorado. During 1986, the Company completed a public offering of 30,010,500 shares of common stock through a Registration Statement on Form S-18 (Registration No. 2-89013D). The Company realized gross proceeds of approximately $600,210 and net proceeds of approximately $463,848 which were used to purchase the mining claims and equipment mentioned above. Subsequent to the close of business on August 31, 1989, the Company liquidated all operations and assets and became a dormant entity. The Company’s former management also elected to suspend its reporting under the Exchange Act due to a lack of operating capital concurrent with the filing of an Annual Report on Form 10-K for the year ended August 31, 1989.

In July, 2006, the Company merged with its wholly owned subsidiary, 8888 Acquisition Corporation, a Nevada corporation formed solely for the purpose of redomiciling the Company from Florida to Nevada. In October 2006, the Company filed a Registration Statement on Form 10-SB to register the eligible issued and outstanding shares of the Company’s common stock issued by the Company.

Reverse Acquisition of Chengchang HK

On October 19, 2010, we completed a reverse acquisition transaction through a share exchange with Chengchang HK and Chengchang Shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Chengchang HK, in exchange for 31,059,267 shares of our common stock, which shares constituted 98.85% of our issued and outstanding capital stock on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Chengchang HK became our wholly-owned subsidiary and the Chengchang Shareholders became our controlling stockholders. For accounting purposes, the share exchange transaction with Chengchang HK was treated as a reverse acquisition, with Chengchang HK as the acquirer and 8888 Acquisition Corporation as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Chengchang HK and its consolidated subsidiary.

Immediately following closing of the reverse acquisition, Mr. Zhuang and several other Chengchang Shareholders transferred an aggregate of 1,981,963 of the shares issued to them under the Share Exchange Agreement to other former shareholders of Chengchang HK and other persons who previously provided services to Chengchang HK and its subsidiary, pursuant to the Side Letter. Taking into account this share transfer, our Chairman and CEO, Mr. Zhuang owns 24,707,353 shares of our common stock, constituting 72.74% of our issued and outstanding capital stock on a fully-diluted basis.

Upon the closing of the reverse acquisition on October 19, 2010, Mr. Glenn A. Little, our sole director and officer, submitted a resignation letter in which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following our mailing of an information statement complying with the requirements of Section 14f-1 of the Exchange Act, or the Information Statement, to our stockholders, which will be mailed on or about October 27, 2010. On the same date, Mr. Guoqing Zhuang was appointed as a director and chairman of our board of directors, effective immediately. Also upon the closing of the reverse acquisition, our board of directors appointed Mr. Zhuang to serve as our Chief Executive Officer and President, Mr. Xuanzhi Luo to serve as our Chief Financial Officer, Treasurer and Secretary, Mr. Huihuang Zhuang to serve as our Chief Operating Officer and Mr. Cansheng Li as our Chief Technology Officer effective immediately at the closing of the reverse acquisition.

As a result of our acquisition of Chengchang HK, we now own all of the issued and outstanding capital stock of Chengchang HK, which in turn owns Jinjiang Chengchang. Chengchang HK is a holding company that owns 100% of Jinjiang Chengchang, which is our PRC-based operating subsidiary. Chengchang HK was incorporated in Hong Kong as a private limited company on October 14, 1988. Chengchang HK has no active business operations or assets other than its 100% ownership of Jinjiang Chengchang. Chengchang HK acquired 100% of Jinjiang Chengchang pursuant to an equity transfer agreement, dated April 16, 2003, which was approved by Jinjiang City Foreign Economic & Trade Committee on May 4, 2003. Jinjiang Chengchang was established in the PRC on January 2, 1997 as a wholly owned foreign-invested enterprise for the purpose of manufacturing shoes and shoe materials.

We plan to change our name to Sports Power, Inc. to more accurately reflect our new business operations.

Private Placement

On October 19, 2010, we also completed a private placement transaction with a single accredited investor Ms. Wenling Wang. Pursuant to a Securities Purchase Agreement that we entered into with the investor, we issued 2,547,500 shares of our common stock for an aggregate purchase price of $4.5 million, or $1.77 per share. Under the Securities Purchase Agreement, we agreed to register the shares of our common stock issued to the investor within 45 days after the closing of the Securities Purchase Agreement. If any shares pledged by Mr. Zhuang are transferred to the investor pursuant to the Make Good Escrow Agreement discussed below, the Company also agreed to register those shares within 45 days after such shares are issuable to the investor. In addition, we granted the investor a piggyback registration right within one year after the closing.

In connection with the Securities Purchase Agreement, our Chairman and CEO Mr. Zhuang entered into the Make Good Escrow Agreement, whereby Mr. Zhuang pledged to several other parties, including Ms. Wang, 7,492,154 shares of our common stock owned by him in support of the Company’s obligation to satisfy a pre-established after tax net income level. If our after tax net income for the six month period ended December 31, 2010 is less than RMB 45,997,157 (approximately $6.97 million), then, based upon an agreed formula, all or a portion of the shares placed into escrow will be transferred to the investors and other parties pro rata. If, however, our after tax net income for such period equals or exceeds RMB 45,997,157 (approximately $6.97 million), the shares placed into escrow will be returned to Mr. Zhuang.

Our Corporate Structure

All of our business operations are conducted through our Chinese operating subsidiary Jinjiang Chengchang. The chart below presents our corporate structure as of the date of this report:

Our principal executive offices are located at Qingyanglianyu Industrial Area, Jinjiang City, Fujian Province, People’s Republic of China. The telephone number at our principal executive office is (86)0595-82889862.

Our Industry

Overview of the PRC Sports Footwear Industry

The PRC sports footwear sole industry has been experiencing strong and consistent growth for the past few years. According to China Market Monitoring Center, or CMMC, a business research firm, total revenue for Chinese sports footwear sole industry grew from RMB 5.20 billion (US$0.79 billion) in 2005 to RMB 7.98 billion (US$1.21 billion) in 2009, representing a compound annual growth rate, or CAGR, of 11.32%. This industry track record mirrors the position China holds in the sports footwear industry worldwide. According to CMMC, the annual production of sports footwear was approximately 2.4 billion pairs in 2009, accounting for approximately 33% of the global output (7.2 billion pairs), of which 1.5 billion pairs were exported.

The following chart provides an overview of the historical and projected size of the PRC sports footwear sole industry for the periods indicated:

Source: CMMC

Key Drivers of Sustainable Growth in the Sports Footwear Industry

We anticipate that growth in China’s sports footwear sole industry will mainly be driven by the following factors:

  Sustained economic growth in China. The PRC economy has grown steadily in the past decade. According to the National Bureau of Statistics of China, China’s nominal GDP increased from RMB 18.32 trillion (US$2.78 trillion) in 2005 to RMB 34.05 trillion (US$5.17 trillion) in 2009, representing a CAGR of approximately 16.76%, and it is expected to grow an additional 10% in 2010. The following chart provides an overview of China’s nominal GDP growth for the periods indicated:

Source: National Bureau of Statistics, China Academy of Social Science

  Increasing purchasing power and consumer expenditure. With the rapid growth of the PRC economy, the disposable income level and purchasing power of urban households in China has increased in recent years. According to CMMC, the annual per capita disposable income of urban households in China increased from approximately RMB 10,493 (US$1,592) in 2005 to RMB 17,175 (US$2,606) in 2009, representing a CAGR of 13.1%. The following chart provides an overview of China’s per capita disposable income level for the periods indicated:

Source: CMMC

The fast growing disposable income has made China a major consumer market worldwide. China’s consumer market remained strong during the past five years, due largely to the PRC’s expanding economy, a growing middle class and increasing affluence. According to the National Bureau of Statistics of China, the total value of retail sales of consumer goods grew from approximately RMB 6.72 trillion (US$1.02 trillion) in 2005 to approximately RMB 13.27 trillion (US$2.01 trillion) in 2009, representing a CAGR of 18.54%. The following chart provides an overview of China’s retail sales of consumer goods for the periods indicated:

Source: National Bureau of Statistics

  Strong demand from downstream sports footwear industry. The PRC sports footwear industry has expanded rapidly in recent years. Total revenue of the sports footwear industry in the PRC increased from RMB 25.86 billion (US$3.92 billion) in 2005 to RMB 42.08 billion (US$6.39 billion) in 2009, representing a CAGR of 12.94%. The following chart provides an overview of the historical and projected size of the PRC sports footwear industry for the periods indicated:

 Source: CMMC

  Low per capita consumption rate of sports footwear poised for growth. While China was ranked second in terms of total volume consumption of sports footwear in 2009, the per capita volume consumption of sports footwear was lower than other major sports footwear consumption countries. The following chart provides the per capita volume consumption of sports footwear for the top 10 sports footwear consumption countries in 2009:

Source: CMMC

  Greater health awareness and improving life style. With rising affluence and improvement in lifestyle, we believe the overall Chinese population is generally growing more health conscious and fitness oriented and has shown a propensity for increased spending on sports and outdoor activities. According to CMMC, per capita spending in fitness and travel increased from RMB175 (US$27) in 2005 to RMB 333 (US$51) in 2009, representing a CAGR of 17.45%. The following chart provides an overview of China’s per capita spending on fitness and travel for the periods indicated:

  Changing consumer consumption pattern. As a result of the growing affluence in the PRC and increased purchasing power of the PRC population, we believe that PRC consumers are becoming more willing and able to purchase multiple pairs of specialized athletic shoes designed for different sporting and fitness activities. In addition, we believe that the purchasing decision of PRC consumers is becoming more predicated upon functionality, brand image, product design and style, rather than just price considerations.

  Demand driven by high-profile sporting events and favorable government policies. The demand of sports footwear in the PRC has been and will continue to be boosted by high-profile sporting events in China, such as the 2008 Beijing Olympics, the 2009 East Asian Games in Hong Kong, the 2010 Asian Games in Guangzhou and the 2011 World University Games. All of these sporting events have contributed to a growing interest in sporting and fitness among citizens, which we believe will help to drive increased PRC demand for sportswear, particularly sports footwear. Meanwhile, the PRC government has implemented the Nationwide Physical Fitness Program, which we believe will continue to promote awareness of good health, exercise and fitness and will contribute to the growth of the PRC sportswear market.

Our Strengths

We believe that the following competitive strengths enable us to compete effectively in and capitalize on the growing sports footwear industry in China.

  Strong and diversified customer base. We maintain good relationships with over 30 customers, many of which are well recognized domestic and international sportswear companies, such as 361º, Exceed, Erke, Xtep and Qiaodan as well as Taiwan Ching Lu Footwear, which is an OEM footwear company that is a supplier to Adidas in Asia. During fiscal year 2010, our top customer accounted for approximately 8% of our revenue and our top five customers accounted for approximately 36% of our revenue in fiscal year 2010. By leveraging overall product quality and focusing on customer satisfaction, we qualified as the sole supplier in the Jinjiang area for Taiwan Ching Lu Footwear. We believe that our diversified and established customer base reduces our exposure to economic downturns and will continue to facilitate our sales efforts to new customers.

  Proven research and development capabilities. We believe that customers and competitors recognize us as an innovative manufacturer of high quality, high performance sole products. Our research and development team consists of 23 professionals. Through the efforts of our research and development team, we recently developed a new EVO product line which is based on our EVA compound formula, and a core product offering around which we intend to grow our business. In tandem with our internal research and development efforts, on November 13, 2010, we also entered into an agreement with Fuzhou University to establish a high performance polymer shoe materials research center for the development of new products and training. Under the terms of this agreement, we agreed to provide Fuzhou University with research funding of RMB200,000 (approximately $30,000), Fuzhou University is entitled to publish related technical papers relating to the product developments and we are entitled to all proprietary information, patents and other intellectual property rights relating to the joint development efforts. Under the agreement, Fuzhou University may not transfer any proprietary information without our consent. The agreement has a three year term.

  Proprietary manufacturing processes. We believe that we are one of a limited number of Jinjiang-based sole manufacturers with a manufacturing process capable of controlling the feature accuracy of finished products by using a single step physical inflation procedure following injection molding. Most of our competitors use a foam molding manufacturing process which involves multiple steps. Our single step injection molding manufacturing process reduces labor and raw materials costs.

  Experienced management team. We have an experienced, market oriented and technically sophisticated management team led by Mr. Guoqing Zhang, our Chairman, CEO and President who has fifteen years of experience in the sports footwear industry, and Mr. Chansheng Li, our director of research and development center who has twelve years of research experience involving high performance polymer shoe materials. We are committed to attract and retain top management level executives who we believe are and will continue to be the driving force behind our product innovation and growth.

Our Growth Strategy

We will strive to be a leading supplier of high quality, high performance sole products for athletic and leisure shoes by pursuing the following growth strategies:

  Increase sales to large sportswear companies with well known brands. We believe that larger global and domestic sportswear companies with well known brands will capture greater market shares in China sportswear market faster than smaller competitors with less brand recognition. By concentrating our sales and marketing effort on larger, internationally recognized sportswear companies, we believe that we can grow our business in a predictable and sustainable manner with customers that submit larger purchase orders while maintaining favorable profit margins. We intend to deepen our relationships with our larger, existing customers and focus our new sales initiatives on new customers with strong brand recognition.

  Expand EVO market penetration. Our newly developed EVO product line is our higher margin, proprietary product offering that is an outgrowth of our core EVA product line. We recently commenced sales of our EVO compound pellets to local sole manufacturers which lack the technical expertise and manufacturing capacity to produce finished sole products with specialized finishes and features. Our EVO compound products provide a solution for these manufacturers and we anticipate the demand for our EVO products will increase in the near future as we focus marketing and sales efforts on this market segment.

  Broaden our product portfolio and mix by developing new compound formulas. We continually strive to develop and manufacture new, high-quality products to meet the rigid product specifications of our customers. We intend to build upon our EVO compound technology in order to develop and commercialize additional EVO concept compounds with enhanced design features and improved performance. We also intend to commit research and development resources towards the development of a new RB compound which lowers product cost by using a new synthetic rubber formula.

  Expand our manufacturing capacity. We plan to build new production lines to increase our EVO compound manufacturing capacity to meet demand from our EVO customers and expand our injection molding manufacturing capacity to meet anticipated demand. We intend to acquire land use rights for approximately 40,000 square meters of additional land from the local PRC government to build a new plant or lease additional plant. We expect that additional production capacity will help us meet demand and contribute to revenue growth. Please see below the section entitled “Properties” for a more complete explanation of our plans relative to the acquisition of these land use rights.

Our Products

Soles found on athletic and leisure shoes are comprised primarily of a midsole and outsole and may also include TPU components and air cushioning gels depending on the shoe’s design and functionality requirements. A pictorial depiction of the cross-section of an athletic shoe sole and an explanation of each of its components is shown below.

  Midsole. The midsole is the middle layer of a shoe sole which restricts and controls excessive foot motion and provides cushioning and comfort.

  Outsole. The outsole is the treaded bottom layer of a shoe sole which has direct contact with the ground and provides traction, slip-resistance, water-resistance and reduces wear and tear on the midsole.

  TPU Components. TPU Components are made from thermoplastic polyurethane, which is a plastic with many useful properties, including elasticity, transparency, and resistance to oil, grease and abrasion. TPU components often are attached to shoe soles for both aesthetic purposes and functionality enhancing performance and ergonomic qualities of a shoe. Depending on the design preference of our customers, we often integrate TPU products, which can be dyed various colors, into our soles.

Our sole products are used mostly in the production of athletic and leisure shoes. We categorize our products into three product lines -- EVA sole products, RB soles and EVO sole products -- based primarily on the key raw materials and product design features. Each of our sole products has varying performance specifications, product structure and features and can be made in a variety of sizes and colors. Within these product categories, we develop specialized product designs and performance and aesthetic features.

EVA Products

Our EVA sole products are produced using ethylene vinyl acetate which is a viscous and elastic foam material that contains tiny bubbles and other additives. Our EVA sole products are lightweight, durable, cushiony and have anti-slip performance attributes. They are used in athletic shoes designed for a wide range of activities, such as running, basketball, tennis and general cross training.

RB Soles

Our RB sole products are made using a combination of synthetic and natural rubber which is formed into a single outsole piece and then glued to a midsole. RB soles are skid-resistant and highly durable, but provide little dimensional stability, cushioning and shock-absorption capabilities as compared to EVA soles. As a result, RB soles are used for leisure activity purpose. We have developed a new RB compound formula designed to enhance the comfort of RB soles by making them more lightweight than normal RB soles.

EVO Soles

Our EVO products, which stands for EVA outsole, is an outgrowth of our EVA products. Typically, EVA material is suitable only for a midsole since it lacks the abrasion resistance needed for an outsole. We have recently a compound formula based on the typical EVA formula plus proprietary additives which has favorable abrasion resistance. Consequently, EVO products can be used independently as an outsole without the need for an outsole. We have produced three specific prototypes of EVO compounds and just launched the first prototype called EVO-AR. EVO-AR is a sole product designed for high performance, enhanced cushioning and abrasion resistance thereby making RB soles unnecessary. We believe that EVO-AR and our other EVO products will be well received by shoe manufacturers as these producers can reduce raw materials and labor costs in their own manufacturing process.

EVO Compound Pellets

Our EVO pellets are made from semi-processed raw materials, such as resin and other chemical additives, which are then produced in pellet form, melted and injected into shoe sole molds. EVO pellets provide additional support, comfort and durability to a shoe sole. In 2010, we started to supply our EVO compound pellets to local sole producers which lack the technical and manufacturing capability to manufacture high quality, high performance soles on their own.

Raw Materials and Supplier Relationships

The principal raw materials used in the production of our products are ethylene vinyl acetate, resin, thermoplastic polyurethane, rubber, color dyes and other chemical additives.

We source all of our major raw materials from approximately 40 Chinese suppliers mostly located in Quanzhou City, Fujian Province, which are in close proximity to our production facilities. We do not rely on any single supplier for any of our key raw materials and enjoy a timely supply of raw materials at competitive pricing. By sourcing raw materials from multiple suppliers, we have been able to minimize any potential disruption of our operations and maintain sourcing stability. At the beginning of each year, we typically enter into non-binding framework agreements with several key suppliers which provide us with raw materials for the upcoming year.

Our principal suppliers include Quanzhou Shengda Import & Export Co., Ltd., Jinjiang Hefeng Shoes Materials Co., Ltd., Xiamen Nanhui Import & Export Co., Ltd., Quanzhou Chemical & Building Materials Inc., Jinjiang Hengdi Trading Co., Ltd. and Xiamen Jiakai Trading Co., Ltd. For fiscal years 2009 and 2010, purchases from our top five suppliers accounted for approximately 44.64% and 43.67%, respectively, of our total purchases of raw materials.

Our Customers

We sell our products directly to athletic and leisure footwear manufactures or OEMs that manufacture shoes for branded sportswear companies. As of June 30, 2010, we had over 30 customers. Our customers include a number of well known companies in the international and domestic sportswear market, including 361º, Exceed, Erke, Xtep and Qiaodan as well as Taiwan Ching Lu Footwear, which is an OEM footwear company that is a supplier to Adidas in Asia. Nearly all of our customers are either headquartered or base their manufacture facilities in Jinjiang area. We believe that our proximity to customers facilitates our sales efforts and after-sales support, lowers shipping and logistical costs and enhances our ability to communicate with our customers which makes it easier respond to customers’ demands and changing production specification.

We do not have long terms contracts with our customers. Instead, our customers submit purchase orders to us throughout the year based on their expected demand. Based on the size of a customer’s account and purchase order size and our view of its creditworthiness, we establish different billing and collections cycles, ranging from 60 days for our smaller customers to 120 days for our best and largest customers.

In fiscal year 2009, our largest customer, Fujian Yifeng Shoes & Apparels Co., Ltd., accounted for approximately 9.87% of our total revenues. In fiscal year 2010, our largest customer, Fujian Xidelong Sports Goods Co., Ltd., accounted for approximately 7.78% of our total revenues. We do not have any other customer accounting for more than 10% of our total revenues in fiscal year 2010.

Our Sales and Marketing Efforts

Our sales and marketing team consists of 15 full time employees as of June 30, 2010. We engage in a variety of targeted sales and marketing efforts and advertising campaigns designed to promote brand awareness and generate sales. Several times per year, our sales personnel attend industry conventions and other conferences where they promote our products and meet with existing and potential customers. At past conferences, we have promoted existing and new designs, solicited customer feedback and generated sales and sales leads, and our customers have shared with us their design specifications and expected order size for the upcoming season.

We also regularly engage in targeted advertising campaigns, mostly recently to promote our EVO products. In this regard, we advertise at industry trade shows, issue news releases and advertise in media that our customers view. We believe that our EVO product and promotional activities have attracted favorable market interest, and expect to continue these sales and marketing activities in the future.

As part of our growth strategy, we intend to focus on expanding sales to our largest existing customers and targeting the largest, most recognized shoe manufacturers.

Competition

The athletic footwear industry is keenly competitive in China and on a worldwide basis. Rapid changes in technology and consumer preferences in the markets for athletic and leisure footwear constitute significant risk factors in our operations. In China, the athletic footwear industry is highly fragmented with hundreds of companies of all sizes engaging in various aspects of the athletic and leisure footwear business. Based on our management’s familiarity and knowledge of the PRC footwear industry (particularly within the Jinjiang region), its informal evaluation and analysis of the marketing and competitive environment in which the Company competes and feedback from customers and prospective customers, we believe that we are one of a few companies in China that offers a broad array of sole products which can be used on a wide variety of athletic and leisure shoes. Our direct competition primarily comes from approximately twenty local companies, such as Qingmei (China) Co., Ltd., Tai Ya Shoes Development, Fujian Hongwei Shoe Plastics Co., Ltd. and Wan Jia Xin (Fujian) Leather and Rubber Shoes Co., Ltd.

We compete primarily on the basis of product innovative, performance and design, brand recognition, operational efficiency and a low cost structure. Some of our domestic competitors have a stronger customer base, greater resources and more industry expertise than us. However, we believe that we can continue to successfully compete with our local competitors due to our innovative product offerings, such as our EVO products, that simultaneously offer customers both high performance and cost-savings. We believe that our exclusive supplier arrangement as the sole supplier of sole products in the Jinjiang area for Taiwan Ching Lu Footwear, which is an OEM footwear company that is a supplier to Adidas in Asia, affords us a significant competitive advantage.

Research and Development

We believe that innovation is a critical element of success in the athletic and leisure shoe industry and are committed to developing new sole products with superior performance attributes and aesthetic features. As of June 30, 2010, we had 23 full time members in our research and development team and research and development expenses were approximately $124,153 and $69,280 for the fiscal years ended June 30, 2010 and 2009, respectively. In the future, we intend to allocate greater resources to research and development in order to remain competitive and innovative.

Our research and development efforts have historically focused on two areas: developing new compound formulas and creating enhanced aesthetic designs and features. Our recent product development efforts have resulted in the following high performance compounds (which are also shown in the picture below):

  EVO series:

    High abrasive resistance: EVO-AR

    High softness: EVO-ST

    High lightness: EVO-UL

  High elasticity EVA: BUNGEE

  Lightweight rubber: RAMBLE

In tandem with our internal research and development efforts, on November 13, 2010, we also entered into an agreement with Fuzhou University to establish a high performance polymer shoe materials research center for the development of new products and training. Under the terms of this agreement, we agreed to provide Fuzhou University with research funding of RMB200,000 (approximately $30,000), Fuzhou University is entitled to publish related technical papers relating to the product developments and we are entitled to all proprietary information, patents and other intellectual property rights relating to the joint development efforts. Under the agreement, Fuzhou University may not transfer any proprietary information without our consent. The agreement has a three year term.

Intellectual Property

We currently hold four registered trademarks in the PRC. The initial term of each trademark registration is generally 10 years, which is renewable after each and every 10-year term. We also hold five utility model patents in the PRC which expire in November 2019. In addition, we filed applications for eight new trademarks in 2010 and four patents in 2009 which are under review as of the date of this report.

The four registered trademarks are the following:

			Expiration	Certificate
Trademark	Registrant	Class/products	Date	Number
(ACTONIC)	Jinjiang Chengchang	25/shoes, boots, long boots, slippers, sandals, sporting shoes, sporting boots, shoes for the seaside bathing place, rain shoes	November 6, 2020	1469314
(Graphic trademark)	Jinjiang Chengchang	25/shoes, boots, long boots, slippers, sandals, sporting shoes, sporting boots, shoes for the seaside bathing place, rain shoes	November 27, 2020	1481176
(RUIDI +锐迪)	Jinjiang Chengchang	25/shoes, sporting shoes, sporting boots, lace-up boots, overshoes, climbing shoes, jumping shoes, low- side boots, long boots	March 20, 2012	1733391
	Jinjiang Chengchang	25/shoes, sporting shoes, sporting boots, lace-up boots, overshoes, climbing shoes, jumping shoes, low-side boots, long boots	August 27, 2019	5485919

We believe that our trademarks provide significant value as they are important for marketing and building brand recognition. We are not aware of any third party currently using trademarks similar to our trademarks in the PRC on the same products.

Regulation

Because our primary operating subsidiaries are located in China, we are subject to China’s national and local laws, including those related to property ownership, environmental protection, foreign currency and taxation as detailed below. We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies and that all license fees and filings are current.

Environmental Matters

As a producer of sole products in China, we are subject to various governmental regulations related to environmental protection. We use a myriad of chemicals in our operations and produce emissions that could pose environmental risks. Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials, including, China’s Environmental Protection Law, Law of the People’s Republic of China on Appraising of Environment Impacts, China’s Law on the Prevention and Control of Water Pollution and its implementing rules, China’s Law on the Prevention and Control of Air Pollution and its implementing rules, China’s Law on the Prevention and Control of Solid Waste Pollution, and China’s Law on the Prevention and Control of Noise Pollution. We are subject to periodic inspections by local environmental protection authorities.

Prior to fiscal year 2009, we spent approximately RMB 500,000 (approximately $75,000) to upgrade our facilities in order to comply with environmental regulations. We did not incur material costs in environmental compliance in fiscal years 2010 and 2009. We believe we are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, foreign invested enterprises, or FIEs, in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Regulation of Income Taxes

On March 16, 2007, the National People’s Congress, the Chinese legislature, passed the new Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008. The EIT Law applies a unified enterprise income tax, or EIT, rate at 25% to both FIEs and domestic invested enterprises. According to a grandfathering provision of the Notice on Transitional Preferential Policies of Enterprise Income Tax published by the State Council, enterprises that are subject to an EIT rate below 25% may continue to enjoy such lower rate which will be gradually transitioned to the new EIT rate within five years of the effective date of the EIT Law, and enterprises that are currently entitled to exemptions from, or reductions in, applicable EIT for a fixed term may continue to enjoy such treatment until the fixed term expires.

Dividend Distribution

The principal regulations governing distribution of dividends of wholly foreign-owned companies include:

  The Wholly Foreign-owned Enterprise Law (1986), as amended in October 2000;

  Implementation Rules under the Wholly Foreign-owned Enterprise Law (1990), as amended in 2001;

  Company Law of the PRC (2005); and

  Enterprise Income Tax Law and its Implementation Rules (2007).

Under these regulations, wholly foreign-owned enterprises in China like our company may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends.

Under the EIT Law, dividends, interests, rent, royalties and gains on transfers of property payable by a FIE in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. Jinjiang Chengchang is considered an FIE and is directly held by our subsidiary Chengchang HK. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax.

Under the EIT Law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Under the Enterprise Income Tax Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Moreover, under the EIT Law, foreign shareholders of an entity that is classified as a PRC resident enterprise may be subject to a 10% withholding tax upon dividends payable by such entity, unless the jurisdiction of incorporation of the foreign shareholder of such entity has a tax treaty with the PRC that provides for a reduced rate of withholding tax, and gains realized on the sale or other disposition of shares, if such income is sourced from within the PRC.

Land Use Rights

There is no private ownership of land in China and all urban land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period of up to 50 years for industrial usage, 40 years for commercial usage and 70 years for residential usage, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We have received the necessary land use right certificates for our existing properties described under “Properties” below.

Employees

As of June 30, 2010, we had a total of 786 employees, 505 of whom are full-time employees. The following table sets forth the number of our full-time employees by function.

Function	Number of Employees
Sales and Marketing Department	15
Research and Development Department	23
Management, Financial, and Administrative Office	28
Production	439
Total	505

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to contribute monthly to the plan at the rate of 18% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Insurance

We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. See “Risk Factors – Risks Related to Our Business – We have limited insurance coverage in China and may not be able to recover insurance proceeds if we experience uninsured losses.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

The recent financial crisis could negatively affect our business, results of operations, and financial condition.

The footwear industry has historically been subject to substantial cyclical variations. While the financial crisis has stabilized in China, the global economy remains precarious and consumer spending remains unpredictable, which may have an adverse impact on our sales volumes, pricing levels and profitability. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital, which could impair on our ability to build additional sole manufacturing lines. In addition, as domestic and international economic conditions change, trends in consumer spending on discretionary items, such as multiple pairs of athletic shoes, become unpredictable and subject to reductions due to economic uncertainties. When consumers reduce discretionary spending, purchases of specialty footwear tend to decline. If demand for our products fluctuates as a result of economic conditions or otherwise, our revenue and gross margin could be harmed.

If we are unable to develop innovative products in response to rapid changes in consumer demands and fashion trends, we may suffer a decline in our revenues and market share.

The footwear industry is subject to constantly and rapidly changing consumer demands based on fashion trends and performance features. Our success depends, in part, on our research and development ability and ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the quality of our products. If we fail to introduce technical innovation in our products the consumer demand for our products could decline, and if we experience problems with the quality of our products, we may incur substantial expense to remedy the problems.

Our new product introductions may not be as successful as we anticipate, which could harm our business, financial condition and/or results of operations.

Our recently launched EVO product line, which is a core area around which we intend to grow our business. As is typical with new products, market acceptance of EVO products and other new designs and products we may introduce is subject to uncertainty and achieving market acceptance may require substantial marketing efforts and expenditures. We also cannot assure that our EVO products and other new products will have the same or better margins than our current products. The failure of the new product lines to gain market acceptance or our inability to maintain our current product margins with the new products could adversely affect our business, financial performance and/or results of operations.

Failure to execute our business expansion plan could adversely affect our financial condition and results of operations.

We plan to build new EVO production lines to meet our expected market demand. We also plan to expand our injection molding manufacturing capacity. The decision to increase our production capacity was based in part on our projections of market demand for our products. If actual customer demand does not meet our projections, we will likely suffer overcapacity problems and may have to leave capacity idle, which may reduce our overall profitability and adversely affect our financial condition and results of operations. Our future success depends on our ability to expand our business to address growth in demand for our current and future products. Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

  the unavailability of additional funding to expand our production capacity, purchase additional fixed assets and purchase raw materials on favorable terms or at all;
  delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and suppliers of raw materials;
  failure to maintain high quality control standards;
  shortage of raw materials;
  our inability to obtain, or delays in obtaining, required approvals by relevant government authorities;
  diversion of significant management attention and other resources; and
  failure to execute our expansion plan effectively.

As our business grows, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvements to our accounting and other internal management systems by dedicating additional resources to our reporting and accounting functions, and improvements to our record keeping and contract tracking system. We will need to respond to competitive market conditions and continue to enhance existing products and develop new products, and retain existing customers and attract new customers. We will also need to recruit more personnel and train and manage our growing employee base. Furthermore, we will need to maintain and expand our relationships with our current and future customers, suppliers, distributors and other third parties, and there is no guarantee that we will succeed.

If we encounter any of the risks described above, or are otherwise unable to establish or successfully operate additional production capacity or to increase production output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability, and our business, financial condition, results of operations and prospects may be adversely affected.

The footwear industries are each highly competitive, and if we fail to compete effectively, we could lose our market position.

The footwear industry is highly competitive. We compete against approximately twenty local companies that manufacture athletic shoe soles and components, such as Qingmei (China) Co., Ltd., Tai Ya Shoes Development, Fujian Hongwei Shoe Plastics Co., Ltd. and Wan Jia Xin (Fujian) Leather and Rubber Shoes Co., Ltd. Some of our competitors may be significantly larger and have greater financial resources than we do. In order to compete effectively, we must: (1) maintain the image of our brands and our reputation for innovation and high quality; (2) be flexible and innovative in responding to rapidly changing market demands on the basis of brand image, style, performance and quality; and (3) offer consumers a wide variety of high quality products at competitive prices.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product features. Some of our competitors enjoy competitive advantages, including greater brand recognition and greater financial resources for competitive activities, such as sales, marketing and strategic acquisitions. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences. Our results of operations and market position may be adversely impacted by our competitors and the competitive pressures in the footwear industries.

A contraction in footwear sales and production could impair our results of operations and liquidity and jeopardize our supply base.

Footwear sales and production are cyclical and depend, among other things, on general economic conditions and consumer spending and preferences. As the volume of footwear production fluctuates, the demand for our products also fluctuates. A contraction in footwear sales, especially sports footwear sales and production, could harm our results of operations and liquidity. In addition, our suppliers would also be subject to many of the same consequences which could pressure their results of operations and liquidity. Depending on an individual supplier’s financial condition and access to capital, its viability could be challenged which could impact its ability to perform as we expect and consequently our ability to meet our own commitments.

If we are unable to anticipate consumer preferences and develop new products, we may not be able to maintain or increase our net revenues and profits.

Our success depends on our ability to identify, originate and define athletic shoe trends as well as to anticipate, gauge and react to changing consumer demands for athletic shoes in a timely manner. Most of our products are subject to changing consumer preferences that cannot be predicted with certainty. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of performance or other sports footwear or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences by adjusting the mix of existing product offerings, developing new products, designs, styles and categories, we could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on our results of operations and financial condition.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We believe that our current cash and cash flow from operations are sufficient to meet our present and reasonably anticipated cash needs. We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to develop new compounds and sole components, expand our manufacturing capacity or other investments or pursue strategic acquisitions. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Given the current global economic crisis, financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

A substantial amount of our sales revenue is derived from sales to a limited number of customers, and our business will suffer if sales to these customers decline.

A significant portion of our sales revenue historically has been derived from a limited number of customers. Our top five customers accounted for approximately 42.82% and 36.02% of our revenue in fiscal years 2009 and 2010, respectively. We do not have long term contractual arrangements with these customers. Any significant reduction in demand for products manufactured by any of these major customers and any decrease in their demand for our products could harm our sales and business operations. The loss of one or more of these customers could damage our business, financial condition and results of operations.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance and evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in net sales, from $17.9 million for the fiscal year ended June 30, 2009 to $26.1 million for the fiscal year ended June 30, 2010. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Moreover, our ability to achieve satisfactory production results at higher volumes is unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

Our operations depend heavily on the availability of various raw materials and energy resources, including EVA resin, TPU and rubber. We purchase raw materials for our products from various suppliers located primarily in China, and we generally do not have long-term contractual arrangements with our suppliers. We may experience a shortage in the supply of certain raw materials in the future, and if any such shortage occurs, our manufacturing capabilities and operating results of operations could be negatively affected. If any supplier is unwilling or unable to provide us with high-quality raw materials in required quantities and at acceptable pricing, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. In addition, some of our suppliers may fail to meet qualifications and standards required by our customers now or in the future, which could impact our ability to source raw materials. Our inability to find or develop alternative supply sources could result in delays or reductions in manufacturing and product shipments. Moreover, these suppliers may delay shipments or supply us with inferior quality raw materials that may adversely impact the performance of our products. The prices of raw materials needed for our products could also increase, and we may not be able to pass these price increases on to our customers. If any of these events occur, our competitive position, reputation and business could suffer.

Any interruption in our production processes could impair our financial performance and negatively affect our brand.

We develop and manufacture soles and sole components primarily at our facilities in Jinjiang, China. Our manufacturing operations are complicated and integrated, involving the coordination of raw material and component sourcing from third parties, internal production processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. In addition, we may encounter interruption in our manufacturing processes due to a catastrophic loss or events beyond our control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in our production or capabilities at our facilities could result in our inability to produce our products, which would reduce our sales revenue and earnings for the affected period. If there is a stoppage in production at any of our facilities, even if only temporary, or delays in delivery times to our customers, our business and reputation could be severely affected. Any significant delays in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. We currently do not have business interruption insurance to offset these potential losses, delays and risks so a material interruption of our business operations could severely damage our business.

Our failure to collect the trade receivables or untimely collection could affect our liquidity

We extend credit to some of our customers while generally requiring no collateral. Depending on the size and creditworthiness of a customer, we typically expect and receive payment within 60-120 days of product delivery. We perform ongoing credit evaluations of our customers’ financial condition and generally have no difficulties in collecting our payments. But if we encounter future problems collecting amounts due from our clients or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

If we cannot extend or renew our currently outstanding short-term loans, we will have to repay these loans with cash on hand or refinance them with another lender or else face a default and potential foreclosure upon the collateral we pledged.

In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending. Our notes to banks for short-term loans as of June 30, 2010 totaled approximately RMB 18.98 million. Although these short-term bank loans contain no specific renewal terms, in China, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term loans on an ongoing basis shortly before they mature. Although we have renewed our short-term loans in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we cannot renew them we will have to repay them with cash from operations. We cannot assure you that our business will generate sufficient cash to do so. Our indebtedness and the incurrence of any new indebtedness could (i) make it more difficult for us to satisfy our existing obligations, which could in turn result in an event of default on such obligations, (ii) require us to seek other sources of capital to finance cash used in operating activities, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, (iii) impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; (iv) diminish our ability to withstand a downturn in our business, the industry in which we operate or the economy generally, (v) limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, or (vi) place us at a competitive disadvantage compared to competitors that have proportionately less debt. If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets.

We may be unable to obtain financing or sell assets on satisfactory terms, or at all, which could cause us to default on our debt service obligations and be subject to foreclosure on such loans. Additionally, we could incur additional indebtedness in the future and, if new debt is added to our current debt levels, the risks above could intensify.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our CEO, Mr. Guoqing Zhuang and Huihuang Zhuang, our Chief Operating Officer. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

We have limited insurance coverage in China and may not be able to recover insurance proceeds if we experience uninsured losses.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. We do not carry any business interruption insurance, product recall or third-party liability insurance for our production facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defects in our products, product recalls, accidents on our property or damage relating to our operations. While business interruption insurance and other types of insurance are available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

We currently hold four registered trademarks, five utility model patents and have submitted applications for eight additional trademarks and four patents which are under review by the PRC State Intellectual Property and Trademark Office. We have applied for extensions of two of our trademarks which are scheduled to expire in November 2010. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We produce, market and sell our products under registered trademarks. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

Environmental regulations impose substantial costs and limitations on our operations.

We use a myriad of chemicals and produce significant emissions in our shoe sole manufacturing operations. As such, we are subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal. These laws and regulations can restrict or limit our operations and expose us to liability and penalties for non-compliance. While we believe that our facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of our business. It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While we believe that we can comply with existing environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Guoqing Zhuang, our Chairman, Chief Executive Officer and President, beneficially owns approximately 72.74% of our common stock. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors. We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors. In particular, we may have potential material weaknesses or significant deficiencies in our internal controls over financial reporting due to our accounting staff’s relative lack of experience and knowledge of U.S. GAAP. If we are unable to receive a positive attestation from our independent auditors with respect to our internal controls when we are required under applicable laws, investors and others may lose confidence in the reliability of our financial statements which could affect the trading price of our stock.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports. In addition, the independent registered public accounting firm auditing the financial statements of a company that is not a non-accelerated filer under Rule 12b-2 of the Exchange Act must also attest to the operating effectiveness of the company’s internal controls. Since we just completed the reverse acquisition on October 19, 2010, we have not evaluated our consolidated subsidiaries’ internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we will be required to complete such evaluation and include the report of management in our annual report for the fiscal year ending June 30, 2011.

We can provide no assurance that our management will conclude that our internal controls over financial reporting are effective, or that our independent registered public accounting firm will issue a positive opinion on our internal controls over financial reporting when we are required under applicable laws. In particular, we may have potential material weaknesses or significant deficiencies in our internal controls over financial reporting due to our accounting staff’s relative lack of experience and knowledge of U.S. GAAP. Our accounting staffs have limited experience in preparing financial statements in accordance with U.S. GAAP and will require additional training and assistance in U.S. GAAP. We may also need to hire additional personnel who are experienced in U.S. GAAP.

Failure to achieve and maintain an effective internal control environment could result in our not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect the price of our stock price.

Our holding company structure may hinder the payment of dividends.

We have no direct business operations, other than ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us due to restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to PRC accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of sales revenue or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, we will be unable to pay any dividends.

Under the EIT Law and its implementing rules, both of which became effective on January 1, 2008, dividends sourced from China payable to “non-resident enterprises” shall be subject to Chinese enterprise income tax at a rate of 10%. Such dividend tax rate may be reduced by applicable tax treaties or arrangements.

Under the EIT Law and its implementation rules, dividend payments between qualified Chinese resident enterprises are exempted from enterprise income tax. However, due to the short history of the EIT Law, it remains unclear as to the detailed qualification requirements for such exemption and whether dividend payments from our Chinese subsidiaries to us will be exempted from enterprise income tax if we are considered as a Chinese resident enterprise for tax purposes.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;
  Control of foreign exchange;
  Methods of allocating resources;
  Balance of payments position;
  International trade restrictions; and
  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC. Our operating subsidiary is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Nevada corporation that serves as a holding company for our PRC operations and most of our assets are located outside of the United States and mostly in China. Our officers and directors are not residents in the United States and the substantial majority of their assets are located outside of the United States. As a result, it may be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and it may be difficult for you to effect service of process within the United States upon our officers and directors. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. We have been advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law and that PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our major equipment is imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiary's ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with the reverse acquisition of Chengchang HK, the reverse acquisition may be unwound, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

In the opinion of our PRC counsel, Allbright Law Offices, the M&A Rule concerning the CSRC approval for acquisition of a PRC domestic company by an offshore company controlled by PRC companies or individuals does not apply to our reverse acquisition of Chengchang HK. However, if the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to the completion of the reverse acquisition of Chengchang HK, the reverse acquisition may be unwound and we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China and limit our operating privileges in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed the EIT Law and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on NonResident Enterprises' Share Transfer that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTCQB market which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB market. The OTCQB market is a significantly more limited market than the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Through our indirect Chinese subsidiary, Jinjiang Chengchang, we design, produce and sell high quality shoe soles and sole components used to manufacture athletic and leisure shoes.

We have three primary product lines: EVA sole products, RB soles and EVO outersole products. We sell products to sportswear manufacturers that are based primarily in China, including a number of well-known companies in the athletic wear market, including 361º, Exceed, Erke, Xtep and Qiaodan as well as Taiwan Ching Lu Footwear, which is an OEM footwear company that is a supplier to Adidas in Asia. Customers use our sole products as components in the athletic and leisure footwear that they sell to end consumers, athletic wear companies and global shoe distributors.

Our manufacturing facilities in China are located in Jinjiang, Fujian Province, which has a high concentration of footwear industry participants. Most of our customers are also either headquartered or have significant operations in the greater Jinjiang metropolitan area, which helps us to reduce our logistic costs and provides us with excellent marketing and sales opportunities.

Our revenues grew 46.1% from $17.9 million in fiscal year 2009 to $26.1 million in fiscal year 2010. Our operating income grew 71.7% from $5.5 million in fiscal year 2009 to $9.4 million in fiscal year 2010. Our net income grew 75.0% from $3.9 million in fiscal year 2009 to $6.9 million in fiscal year 2010. We believe our growth has been driven primarily by increasing demand for athletic shoes as well as our research and development efforts which have focused on creating new products and enhancing our product performance attributes and design features.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth of China’s sports footwear industry. According to CMMC, total revenue of the sports footwear industry in the PRC increased from RMB 25.86 billion (US$3.92 billion) in 2005 to RMB 42.08 billion (US$6.39 billion) in 2009, representing a CAGR of approximately 12.94%. We believe that the recent growth in sports footwear consumption in China will be based on increased affordability of sports footwear products in China, a growing trend amongst the China population toward health and physical fitness and China’s overall economic growth. We expect that these factors will continue to drive growth of the sports footwear industry in China and elsewhere.

  Product offering and pricing. Athletic shoe manufacturers have demonstrated rapidly changing product demands resulting primarily from end-consumer design and performance preferences. We believe that the leading participants in the athletic and leisure footwear industry will continue to demand more innovative and high performance shoe components with superior design and aesthetic features at a reasonable cost. We strive to produce innovative products, such as our new EVO sole products, to address these industry demands and intend to maintain competitive pricing in order to gain additional market share and revenue growth.

  Fluctuations in raw material supply and prices. The per unit cost of producing sole products depend on the supply and price of raw materials, especially EVA resin, TPU and rubber, which has experienced volatility in past years. Increases in the price of raw materials would negatively impact our gross margins if we are not able to offset such price increases through increases in our selling price or changes in product offerings and mix.

  PRC government policy promoting the development of the sportswear footwear industry. Seizing upon the growing trend of physical fitness in China and the popularity of high-profile sporting events in China, such as the 2008 Beijing Olympics, the 2009 East Asian Games in Hong Kong, the 2010 Asian Games in Guangzhou and the 2011 World University Games, we believe that the PRC government will continue to promote awareness of a healthy lifestyle. Local governments are also increasingly viewing sporting activities and events as an effective way of stimulating local economies given the huge amount of infrastructure investments in stadiums and related transportation systems. We believe that the favorable governmental policies and informal health and fitness initiatives will continue to drive demand for athletic gear and we intend to capitalize on this growth opportunity.

  Brand recognition. Consumers of athletic wear, particularly athletic shoes, tend to be very brand name and “label” conscious. We believe that athletic shoe consumers will continue to focus not only on high performance, but also on name brand recognition and will be willing to pay a premium for athletic shoes with a well-known, name brand. We intend to focus our sales effort on targeting shoe manufacturers with superior brand recognition while simultaneously enhancing our own brand name and brand awareness so that we are known by globally recognized athletic shoe manufactures as a premium supplier of high performance, innovative shoe components.

Our goal is to deliver value to our shareholders by building a profitable business based on a diverse portfolio of high quality products that satisfy the demands of our customers and the ultimate consumers of our products. We believe the best way to achieve our goal of long-term revenue growth is to develop and manufacture innovative and effective shoe soles and sole components that are used by larger global and domestic sportswear companies with well known brands.

Aside from achieving long-term revenue growth, our future results of operations will depend on our ability to: (i) accurately forecast product demand and match demand to manufacturing capacity; (ii) reduce production costs by focusing on efficient manufacturing processes and cost-effective product design that strives to eliminate waste; (iii) control selling and administrative expenses; and (iv) improving working capital efficiency.

We believe that the global economic crisis and macroeconomic trends could continue to put significant pressure on consumer spending in most markets worldwide so our future performance remains subject to the inherent uncertainty presented by volatile macroeconomic conditions. These conditions could continue to affect our business in a number of direct and indirect ways, including lower revenues from decreased product demand, compressed margins and/or increased costs, lack of credit availability and business disruptions due to difficulties experienced by suppliers and customers. We strive to position ourselves, from both a financial and an operational perspective, as a company that can react quickly and adapt effectively to evolving macroeconomic conditions, fluctuations in product demand and changes in liquidity and capital demands.

Taxation

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

Our direct subsidiary, Chengchang HK, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% .. No provision for Hong Kong Profits Tax has been made as Chengchang HK has no taxable income.

Under the EIT Law, Jinjiang Chengchang is subject to an earned income tax of 25.0% . See “Description of Business –Regulation – Regulation of Income Taxes” and “– Dividend Distribution” for a detailed description of the EIT Law and tax regulations applicable to Jinjiang Chengchang.

Business Segment Information

Our business operations can be categorized into four segments based on the type of products we manufacture and sell, specifically (i) EVA soles, (ii) RB soles, (iii) EVO soles, and (iv) EVO compound pellets.

For the three months ended September 30, 2010, our sales from EVA soles was $4.8 million, our sales from our RB soles was $1.7 million, our sales from EVO soles was $5.2 million, and our sales from our EVO compound pellets was $2.1 million. In fiscal year 2010, our sales from EVA soles was $15.5 million, our sales from our RB soles was $6.8 million, our sales from EVO soles was $2.5 million, and our sales from EVO compound pellets was $0.9 million.

We manufacture and sell our products using largely the same facilities, personnel and other resources in Jinjiang Chengchang. Additional information regarding our operating segments can be found at Note 18 in Chengchang HK’s unaudited consolidated financial statements for the period ended September 30, 2010 and Note 18 in Chengchang HK’s audited consolidated financial statements for the fiscal years ended June 30, 2010 and 2009 contained elsewhere in this report.

Results of Operations

Comparison of Three Months Ended September 30, 2010 and September 30, 2009

The following table sets forth key components of our results of operations during the three months ended September 30, 2010 and 2009, both in dollars and as a percentage of our net revenue.

	Three Months Ended		Three Months Ended
(Unaudited)	September 30, 2010		September 30, 2009
		Percent of		Percent of
	Amount	Revenue	Amount	Revenue
Revenue	$13,810,758	100.00%	$6,829,349	100.00%
Cost of revenue	8,270,995	59.89%	4,094,958	59.96%
Gross profit	5,539,763	40.11%	2,734,391	40.04%
Selling expenses	51,940	0.38%	42,426	0.62%
General and administrative expenses	227,748	1.65%	90,826	1.33%
Total operating expenses	279,688	2.03%	133,252	1.95%
Operating income	5,260,075	38.09%	2,601,139	38.09%
Other expense	(7,374)	(0.05)%	-	-
Interest income	6,212	0.04%	1,714	0.03%
Interest expense	(46,662)	(0.34)%	(55,362)	(0.81)%
Total other income/(expenses)	(47,824)	(0.35)%	(53,648)	(0.79)%
Pre-tax income	5,212,251	37.74%	2,547,491	37.30%
Provisions for income tax	1,311,020	9.49%	636,873	9.33%
Net income	$3,901,231	28.25%	$1,910,618	27.98%

Revenue. Our revenue is generated from the sale of our athletic and leisure shoe sole products. Our revenue increased significantly to $13.8 million for the three months ended September 30, 2010 from $6.8 million for the same period last year, representing an increase of $7.0 million, or 102%. This significant increase is largely attributable to increased sales volume of our EVO sole and EVO compound pellet products. We launched our new EVO sole products in May 2010 which we believe were well received by the market and contributed approximately $5.2 million in revenue in the quarter ended September 30, 2010. In addition, we also commenced supplying EVO compound pellets to other local sole makers in 2010. This new line of business contributed approximately $2.1 million in revenue in the three months ended September 30, 2010.

The following tables show the different segments comprising our total sales:

(all amounts, other than percentages, in thousands of U.S. dollars)

(Unaudited)	Three Months Ended September 30,		Change
	2010	2009	(%)
EVA soles	4,847	5,461	(11.24)%
RB soles	1,653	1,349	22.54%
EVO soles	5,182	-	100%
EVO compound pellets	2,071	-	100%
Other	58	19,336	(99.70)%
Total Sales	13,811	6,829	102.24%

Cost of revenue. Our cost of revenue includes the direct costs of raw materials, labor and overhead. Our cost of revenue increased approximately $4.2 million, or 102%, to $8.3 million for the three months ended September 30, 2010 as compared to approximately $4.1 million for the same period last year. As a percentage of revenue, cost of revenue remained stable at 59.9% for the three months ended September 30, 2010 as compared to 60.0% for the same period in 2009. The dollar increase in cost of revenue resulted primarily from the increased production costs associated with the overall increase in the volume of products sold.

Gross profit and gross margin. Our gross profit was approximately $5.5 million for the three months ended September 30, 2010, as compared to approximately $2.7 million for the same period last year, representing an increase of approximately $2.8 million, or 103%. Gross profit as a percentage of net revenue, or gross margin, remained stable at 40.1% for the three months ended September 30, 2010 as compared to 40.0% in the same quarter last year.

Selling expenses. Our selling expenses consist primarily of compensation and benefits to our sales and marketing staff, sales commissions, advertising costs, business travel and transportation costs and other sales related costs. Our selling expenses were $51,940 for the three months ended September 30, 2010 as compared to $42,426 for the same period last year, representing an increase of $9,514, or 22.42% mostly as a result of higher sales volume. As a percentage of revenue, selling expenses decreased to 0.38% for three months ended September 30, 2010 from 0.62% for the three months ended September 30, 2009. The percentage decrease resulted from a change in the way we compensate our sales staff. Instead of paying performance bonuses on a quarterly basis as we did last year, we expect to pay any bonuses which have been earned at year end, which we believe will provide better long term incentive and more objective measures of performance.

General and administrative expenses. Our general and administrative expenses consist of the cost of compensation and benefits for general management and administrative staff, social welfare benefits, amortization and depreciation, rental costs, research and development costs, and other miscellaneous administrative costs. Our general and administrative expenses increased by $136,922, or 150.75%, to $227,748 for the three months ended September 30, 2010 from $90,826 in the same quarter in 2009. As a percentage of revenue, general and administrative expenses increased to 1.7% for three months ended September 30, 2010 from 1.3% for the three months ended September 30, 2009. This amount and percentage increase are primarily attributable to costs incurred in this quarter associated with our going public transaction and higher employment disability and welfare payments made for the benefit of employees as a result of a PRC governmental policy change in 2010, as well as depreciation costs associated with the shutdown of Polyurethane production lines and Thermoplastic Urethane lines in February, 2010.

Interest income. Interest income increased $4,498, or 262.43%, to $6,212 for the three months ended September 30, 2010 as compared to $1,714 for the same period last year as a result of higher cash balances in interest bearing deposit accounts during the three months ended September 30, 2010.

Interest expense. Interest expense was $46,662 for the three months ended September 30, 2010 as compared to $55,362 for the same period last year, representing a decrease of $8,700, or 15.7% . The slight decrease was largely due to the fact that we had less short-term borrowings during the three months ended September 30, 2010 as compared to the same quarter in 2009, as well as the fact that the interest rates are lower in 2010 as compared to 2009.

Pre-tax income. Our pre-tax income increased by approximately $2.7 million, or 104.6%, to $5.2 million for the three months ended September 30, 2010 from $2.5 million for the same quarter in 2009, due to the factors described above.

Provision for income taxes. Our provision for income taxes was approximately $1.3 million for the three months ended September 30, 2010, as compared to approximately $636,873 for the same period last year. The increase was due to an increase in our taxable income.

Net income. Our net income increased approximately 2.0 million, or 104%, to $3.9 million for the three months ended September 30, 2010, from approximately $1.9 million for the same period last year, due to the factors described above.

Comparison of Years Ended June 30, 2010 and 2009

The following table sets forth key components of our results of operations during the fiscal years ended June 30, 2010 and 2009, both in dollars and as a percentage of our net revenue.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2010		June 30, 2009
		Percent of		Percent of
	Amount	Revenue	Amount	Revenue
Revenue	$26,105,975	100.00%	$17,873,537	100.00%
Cost of revenue	15,904,771	60.92%	11,820,386	66.13%
Gross profit	10,201,204	39.08%	6,053,151	33.87%

Selling expenses	152,939	0.59%	164,051	0.92%
General and administrative expenses	631,680	2.42%	403,844	2.26%
Total operating expenses	784,619	3.01%	567,895	3.18%

Income from operations	9,416,585	36.07%	5,485,256	30.69%

Interest income	13,523	0.05%	8,017	0.04%
Interest expense	204,875	0.78%	228,093	1.28%
Other income	1,397	0.01%	3,299	0.02%
Total other income/(expenses)	(189,955)	(0.73)%	(216,777)	(1.21)%

Income before income taxes	9,226,630	35.34%	5,268,479	29.48%

Provisions for income tax	2,313,043	8.86%	1,318,623	7.38%

Net income	$6,913,587	26.48%	$3,949,856	22.10%

Revenue. Our revenue was $26.11 million in the fiscal year ended June 30, 2010 as compared to $17.87 million in fiscal year 2009, representing an increase of $8.23 million, or 46.06% . This increase is mostly attributable to an approximately 42.9% increase in overall sales volume of our sole products. As a result of growth of the Chinese footwear market and increased consumer demand, we sold more RB sole and EVA sole products in fiscal year 2010 than in fiscal year 2009. We also launched our new EVO sole products in May 2010 which were well received by the market and contributed approximately $2.5 million in revenue in fiscal year 2010. In addition, we commenced supplying EVO compound pellets to other local sole makers in 2010, this new line of business contributed approximately $0.9 million in revenue in fiscal year 2010.

The following tables show the different segments comprising our total sales:

(all amounts, other than percentages, in thousands of U.S. dollars)

	Fiscal Year Ended June 30,		Change
	2010	2009	(%)
EVA soles	15,539	14,292	8.73%
RB soles	6,818	3,531	93.09%
EVO soles	2,453	-	100%
EVO compound pellets	913	-	100%
Other	383	51	650.98%
Total Sales	26,106	17,874	46.06%

Cost of revenue. Our cost of revenue increased approximately $4.08 million, or 34.55%, to $15.90 million in fiscal year 2010 as compared to approximately $11.82 million in fiscal year 2009. As a percentage of revenue, cost of revenue decreased to 60.92% for the 2010 fiscal year from 66.13% for the 2009 fiscal year. The dollar increase in cost of revenue resulted primarily from the costs associated with the overall increase in the volume of products sold. The percentage decrease in our cost of revenue, as a percentage of net revenue, is attributable to lower pricing of our raw materials as compared to fiscal year 2009, a change of our product portfolio, and the realization of economies of scale and operating efficiencies. In fiscal year 2010, we sold a higher percentage of higher margin EVA products. The launching of new EVO products which generally have higher margins also contributed to such percentage decrease in fiscal year 2010.

Gross profit and gross margin. Our gross profit was approximately $10.2 million in the fiscal year ended June 30, 2010, as compared to approximately $6.05 million in fiscal year 2009, representing an increase of approximately $4.15 million, or 68.53% . Gross profit as a percentage of net revenue, or gross margin, increased to 39.08% for the fiscal year ended June 30, 2010 as compared to 33.87% in fiscal year 2009. These increases resulted from a combination of lower per unit pricing of our key raw materials, increased sales of our higher margin EVA and EVO products and realization of economies of scale and operating efficiencies as discussed above.

Selling expenses. Our selling expenses were $152,939 in the fiscal year ended June 30, 2010 as compared to $164,051 in fiscal year 2009, representing a decrease of $11,112, or 6.77% . The decrease resulted primarily from a reduction in the number of our sales team personnel.

General and administrative expenses. Our general and administrative expenses increased by $227,836, or 56.42%, to $631,680 in the fiscal year ended June 30, 2010 from $403,844 in fiscal year 2009. This increase primarily attributable to higher employment disability and welfare payments made for the benefit of employees as a result of a PRC governmental policy change in 2010, as well as depreciation costs associated with the shutdown of polyurethane production lines and TPU lines in February, 2010.

Interest income. Interest income increased $5,506, or 68.68%, to $13,523 in the fiscal year ended June 30, 2010 as compared to $8,017 in fiscal year 2009 as a result of higher cash balances in interest bearing deposit accounts during fiscal year 2010.

Interest expense. Interest expense was $204,875 in the fiscal year ended June 30, 2010 as compared to $228,093 in fiscal year 2009, representing a decrease of $23,218, or 10.18% . The slight decrease was largely due to the fact that we had less short-term borrowings in fiscal year 2010 as compared to fiscal year 2009, which had a higher interest rate.

Other income. Other income was $1,397 in the fiscal year ended June 30, 2010 as compared to $3,299 in fiscal year 2009, representing a decrease of $1,902, or 57.65% . The decrease was primarily due to the sales of obsolete inventory and raw material in 2009, which did not occur in fiscal year 2010. The main source of other income in fiscal year 2010 is the fees we charged for our processing services.

Income before income taxes. Our income before income taxes increased by approximately $3.96 million, or 75.13%, to $9.23 million in the fiscal year ended June 30, 2010 from $5.27 million in fiscal year 2009. This increase is largely attributable to a 40% increase in sales volume of our higher margin EVA products and the sales of EVO sole products and EVO pellets, which were launched in 2010.

Income taxes. Our income taxes were approximately $2.31 million in the fiscal year ended June 30, 2010, as compared to approximately $1.32 million in fiscal year 2009. The increase was due to an increase in our taxable income.

Net income. Our net income was approximately $6.91 million in the fiscal year ended June 30, 2010, as compared to approximately $3.95 million in fiscal year 2009, representing an increase of approximately $2.96 million, or 75.03% . This increase was primarily attributable to an increase in our sales volume, primarily of our EVA and EVO products, and lower costs of revenue, as described above.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders. Cash flow from operation and short-term bank loans are likely to continue to be our key sources of financing for the foreseeable future, although in the future we may raise additional capital by issuing shares of our capital stock in an equity financing. We expect to renew our short term loans when they become due.

Our liquidity and working capital may be affected by a material decrease in cash flow due to factors such as the continued use of cash in operating activities resulting from a decrease in sales due to the current global economic crisis, increased competition, decreases in the availability, or increases in the cost of raw materials, unexpected equipment failures, or regulatory changes. We are also exposed to a variety of risks associated with short-term borrowings including adverse fluctuations in fixed interest rates for short-term borrowings and unfavorable increases in variable interest rates, potential inability to service our short term indebtedness through cash flow from operations and the overall reduction of credit in the current economic environment.

As of September 30, 2010, we had cash and cash equivalents of approximately $7.4 million, primarily consisting of cash on hand and demand deposits. The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in U.S. dollars)

	Three Months Ended		Years Ended
	September 30,		June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$1,096,546	$718,630	$7,118,357	$3,844,498
Net cash (used in) investing activities	(348,598)	(32,069)	(790,327)	(464,786)
Net cash (used in) financing activities	(119,627)	(1,557,995)	(2,843,403)	(1,499,071)
Net increase in cash and cash equivalents	628,321	(871,434)	3,484,627	1,880,641
Effect of foreign currency translation on cash	273,883	394	68,416	17,026
Cash and cash equivalent at beginning of the year	6,513,199	2,960,157	2,960,156	1,062,489
Cash and cash equivalent at end of the year	$7,415,403	$2,089,117	$6,513,199	$2,960,156

Operating activities

Net cash provided by operating activities was approximately $1.1 million for the three months ended September 30, 2010, as compared to approximately $718,630 in the same quarter 2009. The increase was mainly due to the increase in operating income as a result of increased sales and business expansion, as well as an increase in accounts payable which more than offset the increase in account and other receivables. As our sales revenue increase, our account receivables increased accordingly.

Net cash provided by operating activities was approximately $7.12 million in the fiscal year ended June 30, 2010, as compared to approximately $3.84 million in fiscal year 2009. The increase was mainly due to the increase in operating income as a result of increased sales and business expansion, decrease in inventory as well as increase in account payables which partially offset the increase in accounts and other receivables. Our inventory decreased $1.2 million in fiscal 2010 as compared to an increase in inventory of $0.6 million in fiscal 2009. We generally schedule our production in accordance with our customers’ orders. We delivered a large amount of finished goods right before the end of fiscal year 2010 which caused the decrease of inventory. We do not expect the decrease in inventory will impact our financial performance in the next a few quarters as we have adequate manufacturing capacity and access to raw materials to meet anticipated demand from customers.

Investing activities

Net cash used in investing activities for the three months ended September 30, 2010 was $348,598, as compared to $32,069 in fiscal year 2009. During this fiscal quarter, we spent $156,335 for the purchase of an automatic EVA ejection machine. The remaining cash was mainly used to purchase molds to meet new design needs, as well as to replace worn-out molds.

Net cash used in investing activities in the year ended June 30, 2010 was $790,327, as compared to $464,786 in fiscal year 2009. The increase in net cash used in investing activities was mainly attributable to the fact that we purchased more equipment, particularly production facility, in fiscal year 2010 as compared to fiscal year 2009.

Financing activities

Net cash used in financing activities was approximately $119,627 for the three months ended September 30, 2010 as compared to approximately $1.6 million in the same quarter 2009. Such decrease in net cash used in financing activities was mainly due to the fact that in the 2009 period we repaid a $1.5 million loan from Mr. Guoqing Zhuang.

Net cash used in financing activities was approximately $2.84 million in the year ended June 30, 2010 as compared to approximately $1.50 million in fiscal year 2009. The increase of net cash used in financing activities resulted primarily from the repayment of amounts due to our Chairman and Chief Executive Officer, Mr. Guoqing Zhuang.

Capital Expenditures

Our capital expenditures are mainly related to the purchase of sole molds and other manufacturing equipment. Our capital expenditures were approximately $718,369 and $431,672 for the years ended June 30, 2010 and 2009, respectively. We intend to use a portion of the net proceeds of our recent private placement to purchase equipment for the expansion of our operations.

As of September 30, 2010, we had cash and cash equivalents of approximately $7.4 million, primarily consisting of cash on hand and demand deposits. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders.

As part of our growth strategy, we intend to acquire land use rights for approximately 40,000 square meters of additional land located in Jinjiang from the local PRC government and expect to begin construction of a new plant in the first half of 2011. We have commenced negotiations with the local government for the acquisition of land use rights for this property. We intend to use commercially reasonable efforts to secure such land rights on favorable terms, but cannot assure that we will be able to acquire the land use rights on commercially favorable terms, if at all. If we acquire the land use rights, we estimate that the purchase price for the land use rights will be approximately RMB 30 million (approximately $4.5 million) and we estimate that we may incur an additional RMB 30 million (approximately $4.5 million) in construction costs to upgrade the infrastructure of the facility. Our expectation is that the transaction and related costs associated with the acquisition of land use rights will be satisfied and paid for with the proceeds from the private placement closed in October 2010, along with cash on hand, cash flow from operations and bank loans. In light of uncertainty concerning the above-mentioned purchase, we have also commenced negotiations on leasing an alternative plant.

We expect to renew our short term loans when they become due. We believe that our cash on hand, cash flow from operations, together with the net proceeds from the private placement transaction completed on October 19, 2010 and anticipated bank loans will meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Loan Commitments

Our borrowings are mostly short term loans from commercial banks located in China. As of September 30, 2010, the amount, maturity date and term of each of our bank loans are as follows:

Bank	Amount*	Maturity Date	Interest Rate	Duration
China Construction Bank, Jinjiang Branch	$74,648	January 13, 2011	6.372%	1 year
China Construction Bank, Jinjiang Branch	$104,507	January 20, 2011	6.372%	1 year
China Construction Bank, Jinjiang Branch	$298,592	June 17, 2011	5.310%	1 year
China Construction Bank, Jinjiang Branch	$641,974	January 11, 2011	6.372%	1 year
China Construction Bank, Jinjiang Branch	$223,944	June 17, 2011	5.310%	1 year
Industrial and Commercial Bank of China, Jinjiang Xinhuajie Branch	$746,480	January 3, 2011	5.841%	1 year
Industrial and Commercial Bank of China, Jinjiang Xinhuajie Branch	$447,888	November 8, 2010	5.841%	1 year
Industrial and Commercial Bank of China, Jinjiang Xinhuajie Branch	$295,606	February 8, 2011	5.841%	1 year
Industrial and Commercial Bank of China, Jinjiang Xinhuajie Branch	$731,551	August 5, 2011	5.310%	1 year
TOTAL	$3,565,190

* Calculated based on the exchange rate of $1 = RMB6.69810

Obligations under Material Contracts

We lease a facility from Mr. Guoqing Zhuang, our CEO, director and major shareholder, and several other parties, as a dormitory for our employees. The impact to our results of operations, in the form of rent expense, for the years ended June 30, 2010 and 2009, were $21,069 and $21,050, respectively. Our lease contract with the related party calls for an operating lease commitment as follow:

For the 12 months ending June 30:

Fiscal Years	Commitments
2011	$21,069
2012	21,069
2013	21,069
2014	21,069
2015	21,069
2016	21,069
2017	21,069
2018	21,069
2019	12,290
$180,842

We have no other long term debt, capital or operating lease or fixed purchase obligations.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have been subject to moderate seasonal variations. Our revenues are usually higher in the first and second fiscal quarter than in the other quarters. The third fiscal quarter is usually the slowest quarter because of the Chinese New Year holiday which results in a slowdown in business activity beginning in the second half of January and until March.

In addition, manufactures of athletic shoes tend to experience increased sales just in advance of the summer months when there is an increase in outdoor activities by consumers so we typically experience a increase in production activities and sales orders during the first and second fiscal quarters in order to allow athletic shoe manufacturers to meet demand their peak sales seasons.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue recognition

In accordance to FASB ASC 605-10, the Company recognizes revenue upon issuance of invoices to customers. The issuance of invoices is concurrent with the shipment of goods to customers, which generally coincides with the transfer of risks and rewards of ownership, and the title has passed.

The Company typically has written contracts with both new customers and existing customers. Contracts between the Company and its customers indicate a fixed price, delivery date, and the type of goods. The products are fully functional upon shipment and the Company is not obliged to provide any further services to be entitled to payment by its customers. The Company allows two-week period for post-delivery refund if quality problem condition exists. Upon such, the Company will reduce the sale revenue. However, the Company has not experienced any significant return of products and, as such, has not prepared an allowance for returns. Inventory credit, rebates, discounts and volume incentive policies are not applicable to the Company’s sales transactions. Collectability is reasonably assured upon issuance of invoices. The invoice value includes sales value and output value added taxes, which are immediately payable to the PRC government upon issuance.

Customer payments received prior to completion of the above criteria are carried as unearned revenue.

Accounts receivable

Accounts receivable are disclosed at gross invoice amounts less management’s estimate for doubtful accounts. Management regularly reviews outstanding accounts and provides an allowance for doubtful accounts. Management’s allowance for doubtful accounts at September 30, 2010 and June 30, 2010 was 0.5% of gross accounts receivables.

We classify our customers into four tiers: (A) well-known companies in the international or domestic sportswear market with which we have had an established business relationship for a long time; (B) medium sized companies with good reputations; (C) small sized companies in the local market; and (D) occasional customers with limited transactions. The credit terms for these customer classifications are 120 days, 90 days, 60 days and 30 days, respectively. Currently, the Company seldom conducts business with tier (D) customers. We understand and expect our days sales outstanding to vary from period to period within a given range. Based on the credit terms we grant to our four tiers of customers respectively, we expect our days sales outstanding not to exceed 120 days by any large margin.

In regard of allowance for doubtful accounts, we keep one general reserve, the amount of which equals 0.5% of gross account receivables. We have no specific reserve, as we believe adequate provisions for doubtful accounts have been provided through our general reserve. When estimating the allowance for doubtful accounts, we take into consideration: 1) our track record of payment collection, which shows zero experience of any material delinquent accounts that were uncollectible and that we have not written off material balance; 2) the enhanced measures we currently take to minimize failure of collection, which include having internal staff call for payment, filing legal pledge, collecting agent to collect the outstanding balance, etc. Since our collection period of receivables has never exceeded one year from past experience, we believe collection becomes improbable once beyond the threshold of one year. Thus we writeoff receivables after they have aged one year.

Inventories

Inventories consisting of finished goods, work in progress, and raw materials are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor, and an appropriate proportion of overhead. Periodic evaluation is made by management to identity if inventories need to be written down because of damage or spoilage. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.

Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery and equipment	5 - 10 years
Motor vehicles	5 years
Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for impairment of long lived Assets

The Company has adopted Statement of Financial Accounting Standards, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, ASC 360-10-35. The Company evaluates its long lived assets for impairment when indicators of impairment are present or annually, whichever occurs sooner. In the event that there are indications of impairment, the Company will record a loss to statements of income equal to the difference between the carrying value and the fair value of the long lived asset. The Company typically, but not exclusively uses the expected future discounted flows method to determine fair value of long lived asset subject to impairment. The fair value of long lived assets that held for disposition will include the cost of disposal.

The Company’s long-lived assets are grouped by their presentation on the consolidated balance sheets, and further segregated by their operating and asset type. Long-lived assets subject to impairment include buildings, equipment, vehicles, software licenses, and land-use-rights. The Company makes its determinations based on various factors that impact those assets.

At September 30, 2010 and 2009, the Company assessed its buildings, equipment, vehicles, software licenses, and land-use-rights for production and has concluded its long-lived assets have not experienced any impairment losses because the Company’s long lived assets have enabled the Company to experience significant profit growth during the years ended September 30, 2010 and 2009.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	Three months ended	Twelve months ended	Three months ended
Exchange Rates	September 30, 2010	June 30, 2010	September 30, 2009
Period/Year end RMB: US$ exchange rate	6.69810	6.80860	6.83760
Average year/period RMB: US$ exchange rate	6.78032	6.83475	6.84110

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US Dollar at the rates used in translation.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recent Accounting Pronouncements

In June 2009, FASB issued FASB Statement No. 166, Accounting for Transfers for Financial Assets (FASB ASC 860 Transfers and Servicing) and FASB Statement No. 167 (FASB ASC 810 Consolidation), a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation). The Company has adopted the new accounting policies and has determined that there is no material impact to the financial statements presented herein.

On June 30, 2009, FASB issued FASB Statement No. 168, Accounting Standards Codification™ (FASB ASC 105 Generally Accepted Accounting Principles) a replacement of FASB Statement No. 162 the Hierarchy of Generally Accepted Accounting Principles. On the effective date of this standard, FASB Accounting Standards Codification™ (ASC) became the source of authoritative U.S. accounting and reporting standards for non-governmental entities, in addition to guidance issued by the SEC. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. If an accounting change results from the application of this guidance, an entity should disclose the nature and reason for the change in accounting principle in their financial statements. This new standard flattens the GAAP hierarchy to two levels: one that is authoritative (in FASB ASC) and one that is non-authoritative (not in FASB ASC). Exceptions include all rules and interpretive releases of the SEC under the authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants, and certain grandfathered guidance having an effective date before March 15, 1992. Statement No. 168 is the final standard that will be issued by FASB in that form. There will no longer be, for example, accounting standards in the form of statements, staff positions, Emerging Issues Task Force, or EITF, abstracts, or AICPA Accounting Statements of Position. The Company has adopted and implemented the new accounting policy.

In October 2009, FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on the Company’s financial statements.

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance. Management adopted this pronouncement as of July 1, 2010.

PROPERTIES

Our principal executive offices and base of operations are located in Jinjiang, Fujian Province. We have land use rights to the following three parcels of land:

Address/Locality	Area(M2)	Usage	Expiration Date
Donghuan Road, Lianyu Village, Qingyang Town, Jinjiang, Fujian Province, PRC*	1,767	Industrial	August 9, 2047
Qingyanglianyu Industrial Area, Jinjiang, Fujian Province, PRC*	12,587	Industrial	May 12, 2054
Lianyu Community, Qingyang Street, Jinjiang, Fujian Province, PRC*	1,300.5	Commercial	November 29, 2038

* These land use rights have been mortgaged to secure our loans.

We operate two factories in the Fujian province located at Donghuan Road, Lianyu Village, Qingyang Town, Jinjiang and Qingyanglianyu Industrial Area, Jinjiang. At these factories, we operate five injection molding production lines, five foam molding production lines, nine RB production lines and one EVO compound pellets production lines with an annual capacity of 15- 20 million pairs depending on specific designs.

We also lease a property of approximately 4,040.3 square meters from our Chairman and CEO Guoqing Zhuang, Shuiyuan Zhuang, Guocan Zhuang and Guojian Zhuang for employee dormitory use. The lease has a twenty-year term and expires on January 30, 2019. The monthly rent is RMB 12,000 (approximately $1,765).

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

As part of our growth strategy, we intend to acquire land use rights for approximately 40,000 square meters of additional land located in Jinjiang from the local PRC government and expect to begin construction of a new plant in the first half of 2011. We have commenced negotiations with the local government for the acquisition of land use rights for this property. We intends to use commercially reasonable efforts to secure such land rights on favorable terms, but cannot assure that we will be able to acquire the land use rights on commercially favorable terms, if at all. If we acquire the land use rights, we estimate that the purchase price for the land use rights will be approximately RMB 30 million (approximately $4.5 million) and we estimate that we may incur an additional RMB 30 million (approximately $4.5 million) in construction costs to upgrade the infrastructure of the facility. Our expectation is that the transaction and related costs associated with the acquisition of land use rights will be satisfied and paid for with the proceeds from the private placement closed in October 2010, along with our retained earnings, cash from operations and bank loans. In light of uncertainty concerning the above-mentioned purchase, we have also commenced negotiations on leasing an alternative plant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of October 22, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Qingyanglianyu Industrial Area, Jinjiang City, Fujian Province 362200, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Guoqing Zhuang	Chairman, Chief Executive Officer and President	Common stock, $0.0001 par value	24,707,353	72.74%
Xuanzhi Luo	Chief Financial Officer	Common stock, $0.0001 par value	0	*
Huihuang Zhuang	Chief Operating Officer	Common stock, $0.0001 par value	1,476,701(3)	4.35%
Cansheng Li	Chief Technology Officer	Common stock, $0.0001 par value	0	*
Glenn A. Little 211 West Wall Street Midland, TX 79701	Director	Common stock, $0.0001 par value	305,700	*
All officers and directors as a group (5 persons named above)		Common stock, $0.0001 par value	26,489,754	77.99%
5% Security Holders
Guoqing Zhuang	Chairman, Chief Executive Officer and President	Common stock, $0.0001 par value	24,707,353	72.74%
Wenling Wang Hu Bin Nan Lu #90-1610 Xianmen, Fujian 361004 People’s Republic of China		Common stock, $0.0001 par value	3,226,833	9.50%

* Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	A total of 33,966,667 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of October 22, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Includes 1,476,701 shares of our common stock held by Bai Cheng Investment Limited. Mr. Zhuang is the sole director and shareholder of Bai Cheng Investment Limited and has voting and investment control over securities held by it.

Changes in Control

Other than disclosed in this report, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Guoqing Zhuang	40	Chairman, Chief Executive Officer and President
Xuanzhi Luo	48	Chief Financial Officer, Treasurer and Secretary
Huihuang Zhuang	41	Chief Operating Officer
Cansheng Li	35	Chief Technology Officer
Glenn A. Little	57	Director (1)

(1)	Mr. Glenn A. Little, our former President, Chief Executive Officer and Chief Financial Officer, has resigned from our board of directors, effective as of November 5, 2010, the tenth day following the mailing of the Information Statement to our stockholders.

Mr. Guoqing Zhuang. Mr. Zhuang became our Chairman, Chief Executive Officer and President on October 19, 2010, when we completed our reverse acquisition of Chengchang HK. He is the founder of our PRC operating subsidiary Jinjiang Chengchang and has served as the Executive Director and General Manager of Jinjiang Chengchang since its incorporation in 1996. During 2008 and 2009, Mr. Zhuang attended Executive Development Programs offered by the Xiamen University School of Management and has served as the Vice Chairman of the Jinjiang Qingyang Chamber of Commerce since 2004. Mr. Zhuang was selected to serve as a director on our board due to his extensive senior management experience in the industry in which we operate, his leadership as well as vision and strategic experience, which he has acquired from his management roles in prior years.

Mr. Xuanzhi Luo. Mr. Luo became our Chief Financial Officer on October 19, 2010, when we completed our reverse acquisition of Chengchang HK. He has been the Chief Financial Officer of our operating subsidiary Jinjiang Chengchang since July, 2010. Prior to joining us, Mr. Luo worked for over 20 years in accounting and finance department of several companies. From 2007 to 2010, he worked as the finance manager of Fujian Co-Prosperity Holdings Limited, a Hong Kong listed company (0707.HK). From 2005 to 2007, Mr. Luo worked as the manager of QMX Financial Advisory, a local accounting firm where he was responsible for providing accounting support to clients. Mr. Luo has held a PRC Accountant license since 1993. Mr. Luo received his college degree from the Open University of Fujian in 1986.

Mr. Huihuang Zhuang. Mr. Zhuang became our Chief Operating Officer on October 19, 2010 when we completed our reverse acquisition of Chengchang HK. Since 1997, Mr. Zhuang has served as the Vice President and Chief Operating Officer of our operating subsidiary, Jinjiang Chengchang. Under his leadership, Jinjiang Chengchang implemented its quality assurance management system and received its ISO9001:2000 qualification and ANST certificate. Mr. Zhuang attended Executive Development Programs held by School of Management of Xiamen University in 2009. Mr. Zhuang has served as the Vice Chairman of the First Council of the China Ninnan Chamber of Commerce in Russia since 2004.

Mr. Cansheng Li. Mr. Li became our Chief Technology Officer on October 19, 2010 when we completed our reverse acquisition of Chengchang HK. Since 2009, Mr. Li has been the Director of Research and Development for our operating subsidiary, Jinjiang Chengchang. From 1998 until joining our company in 2009, Mr. Li was employed in the research and development division of Fujian Ching Lu Footwear, a subsidiary of Adidas’s key OEM footwear supplier Taiwan Qinglu Shoes. Mr. Li has over ten years of research experience focusing on the development of functional polymer. Mr. Li graduated from Fuzhou University.

Glenn A. Little. Mr. Little has served as our sole officer and director since April 2004. Mr. Little resigned from all of his positions of our office, effective on October 19, 2010 and our board of directors, effective as of November 5, 2010, the tenth day following the mailing of the Information Statement to our stockholders. He is a graduate of The University of Florida, Gainesville (Bachelor of Science in Business Administration) and the American Graduate School of International Management (Master of Business Administration - International Management) and has been the principal of Little and Company Investment Securities (LITCO), a registered Securities Broker/Dealer with an office in Midland, Texas since 1979. Before founding LITCO, Mr. Little was a stockbroker with Howard, Weil, Labouisse Friedrich in their New Orleans, Louisiana and Midland, Texas offices and also worked for First National Bank of Commerce in New Orleans, Louisiana. Mr. Little was appointed an Adjudicatory Official for the State Bar of Texas and served in that capacity from 1997 through 2003. Mr. Little currently serves as an officer and director of Eight Dragons Company and Truewest Corporation, all Nevada corporations and reporting shell corporations filing periodic reports with the SEC.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

Except for Mr. Guoqing Zhuang and Mr. Huihuang Zhuang, who are cousins, there are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended June 30, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Guoqing Zhuang, Chairman, CEO and President (1)	2010	35,105	-	-	-	-	35,105
	2009	35,046	-	-	-	-	35,046
Glenn A. Little, former CEO (2)	2010	-	-	-	-	-	-
	2009	-	-	-	-	-	-

(1)	On October 19, 2010, we acquired Chengchang HK in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Zhuang became our Chairman and Chief Executive Officer, effective immediately. Prior to the effective date of the reverse acquisition, Mr. Zhuang served as executive director and general manager of Jinjiang Chengchang. The annual, long term and other compensation shown in this table include the amount Mr. Zhuang received from such subsidiary prior to the consummation of the reverse acquisition.

(2)	After the closing of the reverse acquisition of Chengchang HK on October 19, 2010, Mr. Glenn A. Little resigned from all offices he held with us and from his position as our director effective as of the tenth day following the mailing of the Information Statement to our stockholders.

Summary of Employment Agreements and Material Terms

All of our employees, including Mr. Guoqing Zhuang, our Chairman, Chief Executive Officer and President, Mr. Xuanzhi Luo, our Chief Financial Officer, treasurer and Secretary, Mr. Huihuang Zhuang, our Chief Operating Officer and Mr. Cansheng Li, our Chief Technology Officer, have executed our standard employment agreement. Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Zhuang’s employment agreement provides for an annual salary of RMB 240,000 (approximately $35,105) with one year term, Mr. Xuanzhi Luo’s employment agreement provides for an annual salary of RMB 96,000 (approximately $14,118) with one year term, Mr. Cansheng Li’s employment agreement provides for an annual salary of RMB 120,000 (approximately $17,647) with one year term and Mr. Huihuang Zhuang’s employment agreement provides for an annual salary of RMB 144,000 (approximately $21,176) with one year term.

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to our officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Outstanding Equity Awards at Fiscal Year End

For the year ended June 30, 2010, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended June 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our fiscal year ended June 30, 2008, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  We lease 4,040.3 m2 from our Chairman and Chief Executive Officer, Mr. Guoqing Zhuang, and Shuiyuan Zhuang, Guocan Zhuang and Guojian Zhuang for employee dormitory use. The lease has a 20-year term and expires on January 30, 2019. The monthly rent is RMB 12,000 (approximately $1,765). The total rent payment from July 1, 2008 to November 30, 2010 was RMB 336,000 (approximately $50,149). Mr. Guoqing Zhuang received RMB $100,000 (approximately $15,000) of such rental payments in each of fiscal years 2010, 2009 and 2008. We believe that this lease arrangement is below market rental rate.

  Mr. Guoqing Zhuang, our Chairman and Chief Executive Officer and the founder of Jinjiang Chengchang, has made loans to Chengchang HK and Jinjiang Chengchang for their use of working capital from time to time. The largest aggregate amount of principal outstanding since July 1, 2008 was RMB 35 million (approximately $5.1 million), and the total outstanding balance as of June 30, 2009 was RMB 20.5 million (approximately $3.0 million). The loans were non-interest bearing and payable on demand. We repaid the loans in full during fiscal year 2010.

  On October 19, 2010, we entered into the Share Exchange Agreement with Chengchang HK and its shareholders, including Mr. Zhuang and a company owned and controlled by our Chief Operating Officer, Mr. Huihuang Zhuang, pursuant to which we acquired 100% of the issued and outstanding capital stock of Chengchang HK in exchange for 31,059,267 shares of our common stock, which constituted 98.85% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. Under the Share Exchange Agreement, our former CEO and sole director Glenn A. Little also agreed to sell 100,000 shares of our common stock to the Company for $4,000.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “EGHA” on the OTCQB market. As of the date of this report, there are few and infrequent trades of the Company’s securities. The CUSIP number is 28249A 307.

The prices below prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High	Low

Year Ended June 30, 2011
First Quarter	$0.16	$0.16
Second Quarter (through October 20, 2010)	3.00	0.16

Year Ended June 30, 2010
First Quarter	1.01	0.10
Second Quarter	0.52	0.10
Third Quarter	0.52	0.12
Fourth Quarter	0.12	0.07

Year Ended June 30, 2009
First Quarter	1.26	1.25
Second Quarter	1.26	1.25
Third Quarter	1.25	1.25
Fourth Quarter	1.25	1.01

______________________
(1) The above table sets forth the range of high and low closing bid prices per share of our common stock as reported by www.finance.yahoo.com for the periods indicated.

Holders

As of October 22, 2010 there were approximately 271 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

We are authorized to issue up to 50,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of our preferred stock are currently outstanding. The issuance of additional shares preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

We intend to amend our Articles of Incorporation to state that we have elected not to be governed by the “business combination” provisions.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

We intend to amend our Articles of Incorporation to state that we have elected not to be governed by the “control share” provisions.

Transfer Agent And Registrar

Our independent stock transfer agent is Securities Transfer Corporation. Their mailing address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, and their phone number is (469)633-0101.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and reasonably incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated by reference into this section.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

On October 19, 2010, we issued 31,059,267 shares of our common stock to the shareholders of Chengchang HK. The total consideration for the 31,059,267 shares was 100,000 shares of Chengchang HK, which is all the issued and outstanding capital stock of Chengchang HK. The number of our shares issued to the shareholders of Chengchang HK was determined based on an arms-length negotiation. There are a total of seven shareholders of Chengchang HK that are parties to the share exchange agreement. These shareholders are all sophisticated investors, are familiar with the Company’s business, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Company’s common stock. The issuance of these shares was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On October 19, 2010, we also completed a private placement transaction with an accredited investor, pursuant to which we issued to the investors an aggregate of 2,547,500 shares of the our common stock for an aggregate purchase price of $4.5 million, or $1.768 per share. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Dismissal of Previous Independent Registered Public Accounting Firm

Prior to our reverse acquisition transaction with Chengchang HK, our independent registered public accounting firm was S.W. Hatfield, CPA, or Hatfield, while Chengchang HK’s independent registered public accounting firm was Samuel H. Wong & Co., LLP, or SHWC. On October 19, 2010, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Hatfield, as our independent auditor, effective immediately.

Hatfield’s reports on our financial statements as of and for the fiscal years ended August 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended August 31, 2010 and 2009 contained a going concern qualification as to our ability to continue as a going concern.

During the years ended June 30, 2010 and 2009, and through Hatfield’s dismissal on October 19, 2010, there were (1) no disagreements with Hatfield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hatfield, would have caused Hatfield to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

We furnished Hatfield with a copy of this disclosure on October 21, 2010, providing Hatfield with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Hatfield, dated October 21, 2010, is filed as Exhibit 16.1 to this report.

Engagement of New Independent Registered Public Accounting Firm

Concurrent with the decision to dismiss Hatfield as our independent auditor, our board of directors elected to continue the existing relationship of Chengchang HK with SHWC and appointed SHWC as our independent auditor.

During the years ended June 30, 2010 and 2009, and through the date hereof, neither us nor anyone acting on our behalf consulted SHWC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that SHWC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference. As a result of the closing of the reverse acquisition with Chengchang HK and their subsequent transfer of a portion of their shares, the former shareholders of Chengchang HK own 86% of the total outstanding shares of our capital stock and 86% total voting power of all our outstanding voting securities, after taking into account the shares issued in connection with the private placement transaction.

ITEM 5.02.

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition on October 19, 2010, Mr. Glenn A. Little, our sole director and officer, submitted a resignation letter in which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following our mailing of the Information Statement to our stockholders, which will be mailed on or about October 27, 2010. On the same date, Mr. Guoqing Zhuang was appointed as a director and chairman of our board of directors, effective immediately. Mr. Little’s resignation was not in connection with any known disagreement with us on any matter.

Also upon the closing of the reverse acquisition, our board of directors appointed Mr. Zhuang to serve as our Chief Executive Officer and President, Mr. Xuanzhi Luo to serve as our Chief Financial Officer, Treasurer and Secretary, Mr. Huihuang Zhuang to serve as our Chief Operating Officer and Mr. Cansheng Li as our Chief Technology Officer effective immediately at the closing of the reverse acquisition.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03

AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On October 19, 2010, our board of directors approved a change in our fiscal year end from August 31 to June 30. This change is being effectuated in connection with the reverse acquisition transaction described in Item 2.01 above.

On October 19, 2010, our board of directors adopted Amended and Restated Bylaws, which substantially revised our former bylaws. The following is a summary of certain provisions of the Amended and Restated Bylaws adopted by our board of directors. Such summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1 to this report and is incorporated by reference herein.

Generally, the Amended and Restated Bylaws update our former bylaws, and include (among others) the following modifications.

(1) The Amended and Restated Bylaws provide that special meetings of stockholders may be called by the Chief Executive Officer or the President or the board of directors, or shall be called by the President or Secretary at the request in writing of the holders of not less than thirty percent of all the shares issued, outstanding and entitled to vote, whereas under our previous bylaws, such meetings could only be called by the President, Secretary or by the board of directors.

(2) The Amended and Restated Bylaws provide that any director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote (provided that notice of intention to act upon such matter shall have been given in the notice calling such meeting), whereas the previous bylaws provided that directors could be removed by the affirmative vote of the holders of a majority of the shares of capital stock entitled to vote at such meeting.

(3) The Amended and Restated Bylaws provide that our board of directors may authorize the issuance of uncertificated shares of some or all of the shares of any or all of our classes or series, while the previous bylaws did not provide for the issuance of uncertificated shares.

(4) The Amended and Restated Bylaws may be altered, amended or repealed at any meeting of the board of directors by the affirmative vote of a majority of the directors present at such meeting, while the previous bylaws could be amended by the majority vote of stockholders at any annual or special meeting called for that purpose, or by the board of directors.

ITEM 5.06

CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.07

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On October 19, 2010, Mr. Guoqing Zhuang, being the record holder of 24,707,353 shares of our common stock, constituting 72.74% of the issued and outstanding shares of our common stock, the sole class of our voting securities, adopted and approved an amendment and restatement of our Articles of Incorporation to, among other things, change the name of the Company to “Sports Power, Inc.” On such date, we had 33,966,667 shares of common stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

Our board of directors approved the amendment and recommended it for submittal to stockholders on October 19, 2010. We intend to file the requisite Information Statement on Schedule 14C, pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, with the SEC on our about the date hereof. The amendment will become effective upon filing of Amended and Restated Articles of Incorporation with the Nevada Secretary of State, which will be filed approximately twenty (20) days after such Information Statement is first mailed to our stockholders.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Filed herewith are audited consolidated financial statements of Chengchang HK for the years ended June 30, 2010 and 2009.

(b)	Pro forma financial information

Filed herewith are unaudited pro forma consolidated financial statements for the three months ended September 30, 2010 and fiscal year ended June 30, 2010.

(d)	Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated October 19, 2010, among the Company, Cheng Chang Shoes Industry Company Limited and its shareholders*
3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10-SB filed on October 5, 2006]
3.2	Articles of Merger of Rapholz Silver, Inc. and the Company [incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10-SB filed on October 5, 2006]

Exhibit No.	Description
3.3	Amended and Restated Bylaws of the Company, adopted on October 19, 2010*
10.1	Side Letter, dated October 19, 2010, by and among the Company, Guoqing Zhuang, River Tyne Ventures Inc., Zhao Kang Capital Resource Limited, Kang Shi Investment Holdings Limited, Advance Insight Ltd., Bai Cheng Investment Limited, Heng Feng Investment Limited, Shiping Liu and Wenling Wang*
10.2	Securities Purchase Agreement, dated October 19, 2010, by and among the Company and Wenling Wang*
10.3	Make Good Escrow Agreement, dated October 19, 2010, by and among the Company, Guoqing Zhuang and Securities Transfer Corporation, as escrow agent*
10.4	English summary of Property Lease Agreement, dated January 25, 1999, by and among Jinjiang Chengchang Shoes Co., Ltd. and Shuiyuan Zhuang, Guoqing Zhuang, Guocan Zhuang and Guojian Zhuang*
10.5	English translation of Employment Contract, dated February 15, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Guoqing Zhuang*
10.6	English translation of Employment Contract, dated February 15, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Cansheng Li*
10.7	English translation of Employment Contract, dated July 28, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Xuanzhi Luo*
10.8	English translation of Employment Contract, dated February 15, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Huihuang Zhuang*
10.9	English translation of Agreement on Co-building of Research and Development Center of High Performance and Polymer Shoe Materials, dated November 13, 2010, between Jinjiang Chengchang Shoes Co., Ltd. and Material Science and Engineering College of Fuzhou University**
16.1	Letter from S.W. Hatfield, CPA, regarding change in certifying accountant*
21.1	Subsidiaries of the Company*
23.1	Consent of Allbright Law Offices*
99.1	Opinion of Allbright Law Offices**

* Previously filed.
** Filed herewith.

Cheng Chang Shoes Industry Company Limited

Consolidated Financial statements

September 30, 2010 and June 30, 2010

(Stated in US Dollars)

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
Cheng Chang Shoes Industry Company Limited

We have reviewed the accompanying interim consolidated Balance Sheets of Cheng Chang Shoes Industry Company Limited (“the Company”) as of September 30, 2010 and June 30, 2010, and the related statements of income, stockholders’ equity, and cash flows for the three-month ended September 30, 2010 and 2009. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

San Mateo, California	Samuel H. Wong & Co., LLP
October 20, 2010	Certified Public Accountants

Cheng Chang Shoes Industry Company Limited
Unaudited Consolidated Balance Sheets
As of September 30, 2010 and June 30, 2010
(Stated in US Dollars)

	Note	September 30, 2010	June 30, 2010
		[unaudited]	[audited]
Assets
Current assets
Cash and cash equivalents	2D	$7,415,403	$6,513,199
Restricted cash	3	248,578	517,728
Accounts receivable, net	2E, 4	18,260,785	11,656,785
Inventory	2F, 5	164,848	196,958
Prepaid expenses and taxes		7,166	1,762
Total current assets		26,096,780	18,886,432

Non-current assets
Plant and equipment, net	2G, 6	5,609,866	5,671,102
Intangible assets, net	2H, 7	3,227,441	3,246,985
Deposits		39,533	42,780
Total non-current assets		8,876,840	8,960,867

Total Assets		$34,973,620	$27,847,299

Liabilities and Stockholders’ Equity

Liabilities
Current liabilities
Bank loans	8	$3,565,190	$2,787,651
Notes payable	9	828,593	1,725,759
Accounts payable and accruals	10	7,718,955	5,055,751
Taxes payable	11	1,741,027	1,333,397
Total current liabilities		13,853,765	10,902,558

Total Liabilities		$13,853,765	$10,902,558

Stockholders’ Equity
Common stock, $0.1283 par value, 100,000 shares authorized; and 100,000 shares issued and outstanding as of September 30, 2010 and June 30, 2009, respectively		12,829	12,829
Additional paid-in capital		1,270,053	1,270,053
Statutory reserves	2P, 17	750,389	750,389
Retained earnings		18,436,237	14,535,006
Accumulated other comprehensive income		650,347	376,464
Total stockholders’ equity		21,119,855	16,944,741

Total Liabilities and Stockholders’ Equity		$34,973,620	$27,847,299

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoe Industry Company Limited
Unaudited Consolidated Statements of Income
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

	Note	Three months ended September 30
		2010	2009
Revenue	2R	$13,810,758	$6,829,349
Cost of revenue	2S	8,270,995	4,094,958
Gross profit		5,539,763	2,734,391
Selling expenses		51,940	42,426
General and administrative expenses		227,748	90,826
Total operating expenses		279,688	133,252
Operating income		5,260,075	2,601,139
Other expense		(7,374)	-
Interest income		6,212	1,714
Interest expense		(46,662)	(55,362)
Total other income/(expenses)		(47,824)	(53,648)
Pre-tax income		5,212,251	2,547,491
Provisions for income tax	2O, 12	1,311,020	636,873
Net income (loss)		$3,901,231	$1,910,618

Earnings per share	2T
Basic		$0.12	$0.06
Diluted		$0.12	$0.06

Weighted average shares outstanding
Basic		31,419,167	31,419,167
Diluted		31,419,167	31,419,167

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoes Industry Company Limited
Unaudited Consolidated Statements of Cash Flows
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

	Three months ended September 30
	2010	2009
Net Income/(loss)	$3,901,231	$1,910,618
Adjustments to reconcile net income to net cash from
operations:
Amortization	19,544	19,683
Depreciation	413,081	304,483
Changes in operating assets and liabilities:
(Increase)/decrease in restricted cash	269,150	250,102
(Increase)/decrease in accounts and other receivables	(6,604,000)	(3,013,753)
(Increase)/decrease in inventories	32,110	502,349
(Increase)/decrease in prepaid expenses	(5,404)	(5,089)
Increase/(decrease) in accounts payables and accruals	2,663,204	715,922
Increase/(decrease) in taxes payables	407,630	34,315
Net cash provided by operating activities	1,096,546	718,630

Cash flows from investing activities
Payments for deposits	3,247	-
Payments for land use rights	-	-
Payments for purchases of plant and equipment	(351,845)	(32,069)
Net cash used in investing activities	(348,598)	(32,069)

Cash flows from financing activities
Proceeds from notes	1,754,229	1,718,439
Repayments of notes	(2,651,395)	(1,740,426)
Proceeds from bank loans	2,851,555	2,793,378
Repayments of bank loans	(2,074,016)	(2,793,584)
Repayment of loan to related party	-	(1,535,802)
Net cash used in financing activities	(119,627)	(1,557,995)

Net Increase of cash and cash equivalents	628,321	(871,434)
Effect of foreign currency translation on cash	273,883	394
Cash and cash equivalents at beginning of year	6,513,199	2,960,157
Cash and cash equivalents at end of year	$7,415,403	$2,089,117
Supplementary information
Interest received	$6,212	$1,714
Interest paid	(46,662)	(55,362)
Income taxes paid	(859,833)	(511,480)

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoes Industry Company Limited
Unaudited Consolidated Statements of Stockholders’ Equity
For the year ended June 30, 2010 and the three months ended September 30, 2010
(Stated in US Dollars)

						Accumulated
	Number		Additional			other
	Of	Common	paid in	statutory	Retained	comprehensive
	Shares	stock	capital	reserve	Earnings	income	Total
Balance at July 1, 2009	100,000	$12,829	$1,270,053	$476,862	$7,894,946	$308,048	$9,962,738
Net income	-	-	-	-	6,913,587	-	6,913,587
Appropriations of retained earnings	-	-	-	273,527	(273,527)	-	-
Foreign currency translation adjustment	-	-	-	-	-	68,416	68,416
Balance at June 30, 2010	100,000	$12,829	$1,270,053	$750,389	$14,535,006	$376,464	$16,944,741

Balance at July 1, 2010	100,000	$12,829	$1,270,053	$750,389	$14,535,006	$376,464	$16,944,741
Net income	-	-	-	-	3,901,231	-	3,901,231
Appropriations of retained earnings	-	-	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	273,883	273,883
Balance at September 30, 2010	100,000	$12,829	$1,270,053	$750,389	$18,436,237	$650,347	$21,119,855

	Comprehensive Income
			Accumulated
	September 30, 2010	June 30, 2010	Total
Net income	$3,901,231	$6,913,587	$10,814,818
Foreign currency translation adjustment	273,883	68,416	342,299
	$4,175,114	$6,982,003	$11,157,117

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

1.	The Company and Principal Business Activities

	A.	Organization and Structure

Cheng Chang Shoes Industry Company Limited (the “Company”) was incorporated and domiciled under Chapter 32 of the Hong Kong Companies Ordinance Act, on October 14th, 1988 under the name Yesway Development Limited. On August 5th, 1999, the Company changed its name to its current name, Cheng Chang Shoes Industry Company Limited. The Company was incorporated as an investment and general trading company. The Company conducts its operations through its wholly owned subsidiary, Jinjiang ChengChang Shoes Co., Ltd. (“Jinjiang ChengChang”).

Jinjiang ChengChang was incorporated and domiciled in the People’s Republic of China (“PRC”).

The Company’s headquarters and production facilitates are located in Jinjiang City, Fujian, PRC.

	B.	Products and Operations

The Cheng Chang is a vertically integrated developer, producer, and marketer of athletic shoe parts to private label, nationally branded, and globally branded shoe companies.

Cheng Chang’s current vertically integrated value chain has two links: (1) the production of EVO and (2) the production of shoe soles.

EVO is a patent pending, proprietary, modified variant of the polymer Ethylene-vinyl acetate (“EVA”), which is widely used in the production of athletic shoe soles, stemming from EVA’s shock absorbent property. In comparison to EVA, EVO is both lighter and more wear-resistant. The Cheng Chang is able to sell EVO directly to other shoe sole manufacturers in the industry, or use the EVO for its own shoe sole production.

The Cheng Chang’s shoe sole product line includes shoe soles that are made exclusively from EVO, EVA and rubber, or a combination of EVA and rubber. The Company considers the new EVO based products as superior to the older EVA and rubber based products.

2.	Significant Accounting Policies

	A.	Method of accounting

The Company maintains its general ledger and journals with the accrual method of accounting in accordance to PRC generally accepted accounting principles ("GAAP"). For financial statement reporting purposes, the Company has converted its PRC GAAP financial statements to financial statements that are presented in accordance to generally accepted accounting principles in the United States of America. The conversion of the Company’s financial statements from presentation in accordance with PRC GAAP to US GAAP did not result in any reconciling items on the accompanying financial statements.

The financial statements and accompanying notes are representations of management.

	B.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances such as due to/due from, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

C.	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for trade receivables, (2) economic lives of property, plant and equipment, (3) asset impairments, and (4) contingency reserves. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates

D.	Cash and cash equivalents

The Company classifies the following instruments as cash and cash equivalents: cash on hand, unrestricted bank deposits, and all highly liquid investments purchased with original maturities of three months or less.

E.	Accounts receivable

Accounts receivable are disclosed at gross invoice amounts less management’s estimate for doubtful accounts. Management regularly reviews outstanding accounts and provides an allowance for doubtful accounts. Management’s allowance for doubtful accounts at September 30, 2010 and June 30, 2010 was 0.5% of gross accounts receivables.

We classify our customers into four tiers: (A) well-known companies in the international or domestic sportswear market with which we have had an established business relationship for a long time; (B) medium sized companies with good reputations; (C) small sized companies in the local market; and (D) occasional customers with limited transactions. The credit terms for these customer classifications are 120 days, 90 days, 60 days and 30 days, respectively. Currently, the Company seldom conducts business with tier (D) customers. We understand and expect our days sales outstanding to vary from period to period within a given range. Based on the credit terms we grant to our four tiers of customers respectively, we expect our days sales outstanding not to exceed 120 days by any large margin.

In regard of allowance for doubtful accounts, we keep one general reserve, the amount of which equals 0.5% of gross account receivables. We have no specific reserve, as we believe adequate provisions for doubtful accounts have been provided through our general reserve. When estimating the allowance for doubtful accounts, we take into consideration: 1) our track record of payment collection, which shows zero experience of any material delinquent accounts that were uncollectible and that we have not written off material balance; 2) the enhanced measures we currently take to minimize failure of collection, which include having internal staff call for payment, filing legal pledge, collecting agent to collect the outstanding balance, etc. Since our collection period of receivables has never exceeded one year from past experience, we believe collection becomes improbable once beyond the threshold of one year. Thus we writeoff receivables after they have aged one year.

F.	Inventories

Inventories consisting of finished goods, work in progress, and raw materials are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor, and an appropriate proportion of overhead. Periodic evaluation is made by management to identity if inventories needed to be written down because of damage or spoilage. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.

G.	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery and equipment	5 - 10 years
Motor vehicles	5 years
Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

H.	Intangible assets

The Company individually tracks and accounts for each intangible asset. Each intangible asset is carried at its original acquisition cost less accumulated amortization. The Company provides amortization for each intangible asset using the straight line method over its estimated useful life.

I.	Accounting for impairment of long lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), ASC 360-10-35. The Company evaluates its long lived assets for impairment when indicators of impairment are present or annually, whichever occurs sooner. In the event that there are indications of impairment, the Company will record a loss to statements of income equal to the difference between the carrying value and the fair value of the long lived asset. The Company typically, but not exclusively uses the expected future discounted flows method to determine fair value of long lived asset subject to impairment. The fair value of long lived assets that held for disposition will include the cost of disposal.

The Company’s long-lived assets are grouped by their presentation on the consolidated balance sheets, and further segregated by their operating and asset type. Long-lived assets subject to impairment include buildings, equipment, vehicles, software licenses, and land-use-rights. The Company makes its determinations based on various factors that impact those assets.

At September 30, 2010 and June 30, 2010, the Company assessed its buildings, equipment, vehicles, software licenses, and land-use-rights for production and has concluded its long-lived assets have not experienced any impairment losses because the Company’s long lived assets have enabled the Company to experience significant profit growth during the three months and twelve months ended September 30, 2010 and June 30, 2010.

M.	Shipping and handling

All shipping and handling costs are charged to selling expenses as incurred. All the outward freight costs are paid by the Company, and inward freight charges are paid by the venders and suppliers. Sales revenue does not include any shipping or handling fees.

N.	Advertising expenses

The Company expenses advertising costs as incurred.

O.	Income taxes

The Company uses the accrual method of accounting to determine income taxes for the year. The Company has implemented FASB ASC 740 Accounting for Income Taxes. Income tax liabilities computed according to the United States, People’s Republic of China (PRC), and Hong Kong tax laws provide for the tax effects of transactions reported in the financial statements and consists of taxes currently due, plus deferred taxes, related primarily to differences arising from the recognition of expenses related to the depreciation of plant and equipment, amortization of intangible assets, and provisions for doubtful accounts between financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes.

A valuation allowance is recognized for deferred tax assets if it is more likely than not, that the deferred tax assets will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

P.	Statutory reserves

Statutory reserves are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

Q.	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	Three months	Twelve months	Three months
	ended	ended	ended
Exchange Rates	September 30, 2010	June 30, 2010	September 30, 2009
Period/Year end RMB :
US$ exchange rate	6.69810	6.80860	6.83760

Average year/period
RMB : US$ exchange rate	6.78032	6.83475	6.84110

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US Dollar at the rates used in translation.

R.	Revenue recognition

In accordance to FASB ASC 605-10, the Company recognizes revenue upon issuance of invoices to customers. The issuance of invoices is concurrent with the shipment of goods to customers, which generally coincides with the transfer of risks and rewards of ownership, and the title has passed.

The Company typically has written contracts with both new customers and existing customers. Contracts between the Company and its customers indicate a fixed price, delivery date, and the type of goods. The products are fully functional upon shipment and the Company is not obliged to provide any further services to be entitled to payment by its customers. The Company allows two-week period for post- delivery refund if quality problem condition exists. Upon such, the Company will reduce the sale revenue. However, the Company has not experienced any significant return of products and, as such, has not prepared an allowance for returns. Collectability is reasonably assured upon issuance of invoices. The invoice value includes sales value and output value added taxes, which are immediately payable to the PRC government upon issuance.

Customer payments received prior to completion of the above criteria are carried as unearned revenue.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

S.	Cost of revenue

The Company’s cost of revenue is comprised of raw materials, factory workers’ salaries and related benefits, maintenance supplies, and allocated overhead such as depreciation and utilities.

T.	Earnings per share

The Company computes earnings per share (“EPS”) in accordance with FASB ASC 260 “Earnings per share”. SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., contingent shares, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

U.	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company presents components of comprehensive income with equal prominence to other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

V.	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

W.	Subsequent events

The Company evaluates subsequent events that have occurred after the consolidated balance sheet date but before the consolidated financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has evaluated subsequent events, and based on this evaluation, the Company identified a non-recognized subsequent event that would require disclosure to the consolidated financial statements.

X.	Recent accounting pronouncements

In June 2009, FASB issued FASB Statement No. 166, Accounting for Transfers for Financial Assets (FASB ASC 860 Transfers and Servicing) and FASB Statement No. 167 (FASB ASC 810 Consolidation), a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation). The Company has adopted the new accounting policies and has determined that there is no material impact to the financial statements presented herein.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

On June 30, 2009, FASB issued FASB Statement No. 168, Accounting Standards Codification™ (FASB ASC 105 Generally Accepted Accounting Principles) a replacement of FASB Statement No. 162 the Hierarchy of Generally Accepted Accounting Principles. On the effective date of this standard, FASB Accounting Standards Codification™ (ASC) became the source of authoritative U.S. accounting and reporting standards for nongovernmental entities, in addition to guidance issued by the Securities and Exchange Commission (SEC). This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. If an accounting change results from the application of this guidance, an entity should disclose the nature and reason for the change in accounting principle in their financial statements. This new standard flattens the GAAP hierarchy to two levels: one that is authoritative (in FASB ASC) and one that is non-authoritative (not in FASB ASC). Exceptions include all rules and interpretive releases of the SEC under the authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants, and certain grandfathered guidance having an effective date before March 15, 1992. Statement No. 168 is the final standard that will be issued by FASB in that form. There will no longer be, for example, accounting standards in the form of statements, staff positions, Emerging Issues Task Force (EITF) abstracts, or AICPA Accounting Statements of Position. The Company has adopted and implemented the new accounting policy.

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on the Company’s financial statements.

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance. Management adopted this pronouncement as of July 1, 2010.

3.	Restricted Cash

Restricted cash represents interest bearing deposits placed with banks to secure and settle notes payable upon maturity.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

4.	Accounts Receivable

Accounts receivable at September 30, 2010 and June 30, 2010 consisted of the following: -

	September 30,	June 30,
	2010	2010
Accounts Receivable	$18,352,548	$11,715,362
Less: Allowance for Doubtful Accounts	(91,763)	(58,577)
Net Accounts Receivable	$18,260,785	$11,656,785

	September 30,	June 30,
	2010	2010
Accounts Receivable for Sales Revenue	$15,685,938	$10,013,130
Accounts Receivable for Value Added Taxes	2,666,610	1,702,232
Accounts Receivable	$18,352,548	$11,715,362

	September 30,	June 30,
	2010	2010
Allowance for Doubtful Accounts
Beginning Balance	$58,577	$32,856
Allowance Provided	33,186	25,721
Charged Against Allowance
Reversals	-	-
Ending Balance	$91,763	$58,577

Accounts receivable aging analysis:-

At September 30, 2010
	Total	Sales Revenue	Value Added Taxes
1-30 Days	$5,646,235	$4,825,842	$820,393
30-60 Days	4,373,583	3,738,105	635,478
61-90 Days	5,210,252	4,453,207	757,045
91-120 Days	3,122,478	2,668,785	453,693
121-365 Days	-	-	-
Over 365 Days	-	-	-
Total	$18,352,548	15,685,939	$2,666,609

At June 30, 2010
	Total	Sales Revenue	Value Added Taxes
1-30 Days	$5,320,029	$4,547,033	$772,996
30-60 Days	3,979,962	3,401,677	578,285
61-90 Days	1,278,530	1,092,761	185,769
91-120 Days	1,136,841	971,659	165,182
121-365 Days	-	-	-
Over 365 Days	-	-	-
Total	$11,715,362	$10,013,130	$1,702,232

The Company believes it has provided adequate provisions for doubtful accounts. Doubtful allowance accounts at September 30 and June 30, 2010 was 0.5% of gross account receivables. In this situation, the Company uses all its efforts, such as having internal staff call for payment, filing legal pledges, or even hiring collecting agents to collect the outstanding balance, but the collection is no longer probable. The Company will write off the balance against the allowance for doubtful accounts. In the event that previously written off receivables are collected, they are recorded as other income.

The Company has not experienced any material delinquent accounts that were uncollectible, and has not written off a material balance. In addition, there were zero amounts recorded in other income that represent collections of receivables previously written off for the periods ended September 30, 2010 and 2009.

5.	Inventories

	September 30,	June 30,
	2010	2010
Raw Materials	$143,474	$28,149
Work in Progress	21,120	105,057
Finished Goods	254	63,752
	$164,848	$196,958

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

6.	Plant and Equipment

Plant and equipment consisted of the following at September 30, 2010 and June 30, 2010:-

At		Accumulated
September 30, 2010:	Cost	Depreciation	Net
Buildings	$2,383,191	$(489,375)	$1,893,816
Manufacturing Equipment	8,418,456	(4,787,000)	3,631,456
Office Equipment	67,958	(38,642)	29,316
Vehicles	85,269	(29,991)	55,278
	$10,954,874	$(5,345,008)	$5,609,866

At		Accumulated
June 30, 2010:	Cost	Depreciation	Net
Buildings	$2,344,513	$(455,057)	$1,889,456
Manufacturing Equipment	8,108,363	(4,413,073)	3,695,290
Office Equipment	66,267	(36,856)	29,411
Vehicles	83,885	(26,940)	56,945
	$10,603,028	$(4,931,926)	$5,671,102

Depreciation expenses were $413,081 and $304,483 for the three months ended September 30, 2010 and 2009 respectively.

7.	Intangible Assets

At		Accumulated
September 30, 2010:	Cost	Amortization	Net
Land Use Rights	$3,732,993	$(505,852)	$3,280,625
Software Licenses	1,248	(888)	381
	$3,734,181	$(506,740)	$3,227,441

At		Accumulated
June 30, 2010:	Cost	Amortization	Net
Land Use Rights	$3,732,933	$(486,322)	$3,246,611
Software Licenses	1,248	(874)	374
	$3,734,181	$(487,196)	$3,246,985

Land-use-rights represent the right to use and develop land in accordance to zoning laws granted by the local PRC government less accumulated amortization. Under PRC law, the company is permitted to sell, transfer, or mortgage its land-use-rights.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

8.	Bank Loans

	Short-term bank loans at September 30, 2010:-
			Interest
	Creditor	Note	Rate	Maturity	Amount
	China Construction Bank - JinJiang Branch	A	6.372%	01/13/2011	$74,648
	China Construction Bank - JinJiang Branch	B	6.372%	01/20/2011	104,507
	China Construction Bank - JinJiang Branch	B	5.310%	06/17/2011	298,592
	China Construction Bank - JinJiang Branch	C	6.372%	01/11/2011	641,974
	China Construction Bank - JinJiang Branch	B	5.310%	06/17/2011	223,944
	Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	01/03/2011	746,480
	Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	02/08/2011	295,606
	Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	11/08/2010	447,888
	Industrial & Commercial Bank of China – JinJiang Branch	D	5.310%	08/05/2011	731,551
					$3,565,190
	Short-term bank loans at June 30, 2010:-
			Interest
	Creditor	Note	Rate	Maturity	Amount
	China Construction Bank - JinJiang Branch	A	6.372%	01/13/2011	$73,437
	China Construction Bank - JinJiang Branch	B	6.372%	01/20/2011	102,811
	China Construction Bank - JinJiang Branch	B	5.310%	06/17/2011	293,746
	China Construction Bank - JinJiang Branch	C	6.372%	01/11/2011	631,554
	China Construction Bank - JinJiang Branch	B	5.310%	06/17/2011	220,310
	Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	01/03/2011	734,365
	Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	02/08/2011	290,809
	Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	11/08/2010	440,619
					$2,787,651

The loans detailed above are securitized as follows:-

A.	Guaranteed by the shareholders Mr. Zhuang Guoqing and Ms. Ding Quanying, and Jinjiang Chendai Ailibao Shoe and Apparel Co., Ltd.

B.	Guaranteed by the shareholders Mr. Zhuang Guoqing and Ms. Ding Quanying. The bank also securitizes the loans with the Company’s land use rights of appraisal value $4,769,204.

C.	Guaranteed by the shareholders Mr. Zhuang Guoqing and Ms. Ding Quanying, and Fujian Yifeng Shoe and Apparel Co., Ltd.

D.	The bank securitizes the loans with the Company’s land used rights.

There is no restrictive covenant such as minimum bank balance, net income target, or level of working capital requirement applied on the company’s bank loan.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

9.	Notes Payable

As detailed below, at September 30, 2010 and June 30, 2010, there were $ 828,593 and $ 1,725,759 of notes issued by financial institutions, on behalf of the Company, to the Company’s vendors as payment for products delivered and services rendered to the Company. These notes are short term financial instruments with maturities of less than one year. They do not have any stated interest rate. The Company does not calculate imputed interest rate on the notes because of the short term nature of these instruments. The Company is obligated to settle the amounts owed with the issuing financial institution when they mature. These notes are collateralized by the Company’s restricted cash, which represents compensating balances held at banks to partially secure banking facilities in the form of notes payable. The imposed restrictions dictate that the restricted cash cannot be withdrawn when there are outstanding notes payable, and the restricted cash is only allowed to be used to settle bank indebtedness. Restricted cash is deposited as compensating balance are interest bearing.

There is no restrictive covenant such as minimum bank balance, net income target, or level of working capital requirement applied on the company’s notes payable.

Notes payable at September 30, 2010:
		Restricted Cash
Financial Institution	Maturity	Collateralized	Amount
China Construction Bank - JinJiang Branch	12/07/2010	$13,437	$44,789
China Construction Bank - JinJiang Branch	12/07/2010	8,958	29,859
China Construction Bank - JinJiang Branch	12/07/2010	26,873	89,578
China Construction Bank - JinJiang Branch	12/07/2010	26,873	89,578
China Construction Bank - JinJiang Branch	12/25/2010	8,958	29,859
China Construction Bank - JinJiang Branch	12/25/2010	13,437	44,789
China Construction Bank - JinJiang Branch	12/25/2010	8,958	29,859
China Construction Bank - JinJiang Branch	01/01/2011	35,831	119,437
China Construction Bank - JinJiang Branch	03/29/2011	17,915	59,718
China Construction Bank - JinJiang Branch	03/29/2011	17,915	59,718
China Construction Bank - JinJiang Branch	03/29/2011	24,634	82,114
China Construction Bank - JinJiang Branch	03/29/2011	8,958	29,859
China Construction Bank - JinJiang Branch	03/29/2011	8,958	29,859
China Construction Bank - JinJiang Branch	03/29/2011	17,915	59,718
China Construction Bank - JinJiang Branch	03/29/2011	8,958	29,859
		$248,578	$828,593

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

Notes payable at June 30, 2010:

		Restricted Cash
Financial Institution	Maturity	Collateralized	Amount
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	$66,093	$220,310
China Construction Bank - Jinjiang Branch	12/07/2010	83,718	279,059
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	4,406	14,687
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	154,216	514,056
China Construction Bank - Jinjiang Branch	09/24/2010	72,702	242,341
China Construction Bank - Jinjiang Branch	09/26/2010	30,843	102,811
China Construction Bank - Jinjiang Branch	12/07/2010	13,219	44,062
China Construction Bank - Jinjiang Branch	12/25/2010	8,813	29,375
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	35,249	117,498
China Construction Bank - Jinjiang Branch	12/07/2010	26,437	88,124
China Construction Bank - Jinjiang Branch	12/25/2010	13,219	44,062
China Construction Bank - Jinjiang Branch	12/25/2010	8,813	29,374
		$517,728	$1,725,759

10.	Accounts Payable and Accruals

	September 30,	June 30,
Description	2010	2010
Payables related to purchases of production materials	$7,263,062	$4,586,251
Wage payable	293,453	312,358
Miscellaneous payables and accrued expenses	162,440	157,142
	$7,718,955	$5,055,751

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

11.	Taxes payable
		September 30,	June 30,
	Description	2010	2010
	Income tax payable	$1,327,113	$875,926
	Value added tax payable	399,248	430,236
	Personal Income tax withholding	12,205	24,916
	Other taxes payable	2,461	2,319
		$1,741,027	$1,333,397

Our revenue does not include output value added tax. For the purchase of raw materials, we are bearing 13% input VAT, which is exclusive from the cost. For the sale of products, we are liable to pay 17% output VAT. However, the input VAT can be used to off-set the output VAT. The output value added taxes were $ 2,352,575 and $ 4,475,220 for the three- month and twelve-months ended September 30, 2010 and June 30, 2010, respectively. The following table represents value added tax for the three-month and twelve-month ended September 30, 2010 and June 30, 2010:

	September 30,	June 30,
	2010	2010
Input value added tax:
For purchase of raw materials	$(907,673)	$(1,393,433)
For purchase of property, plant and equipment	(26,515)	(73,149)
For water and electricity	(62,646)	(150,695)
For other miscellaneous items	(197,318)	(225,706)
Total input value added tax	(1,194,152)	(1,842,983)

Output value added tax:
Gross sales and other income	13,838,679	26,324,824
Output value added tax percentage	17%	17%
Output value added tax	2,352,575	4,475,220

Beginning value added tax payable	430,236	262,356
Value added tax paid	(1,207,428)	(2,482,645)
Impact of Foreign Currency Translation	18,017	18,288
Ending value added tax payable	$399,248	$430,236

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

12.	Income Taxes

In respect of the Company and its subsidiary domiciled and operated in Hong Kong and the People’s Republic of China, the taxation of these entities are summarized below:

Entities	Countries of Domicile	Income Tax Rate
Cheng Chang HK	Hong Kong	16.50%
Jinjiang Chengchang	PRC	25%

Since the Company is primarily a holding company without any business activities in Hong Kong, the Company did not incur any tax for the fiscal years ended June 30, 2010 and 2009.

The following tabulation presents the income tax and deferred tax of the Company and its individual subsidiary:-

	Three months	Three months
	ended	ended
	September 30,	September 30,
Description	2010	2009
Income (loss) before taxes:
US Federal	$-	$-
HK	-	-
PRC	5,212,251	2,547,491
Total income before taxes	5,212,251	2,547,491

Provision for taxes:

Current:
U.S. Federal	-	-
State	-	-
HK	-	-
PRC	1,311,020	636,873
	1,311,020	636,873
Deferred:
U.S. Federal	-	-
State	-	-
HK	-	-
PRC	-	-
Valuation Allowance	-	-
Deferred tax:	-	-
	-	-
Total provision for taxes	$1,311,020	$636,873
Effective tax rate	25.15%	25.00%

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

The differences between the U.S. federal statutory income tax rates and the Company's effective tax rate for the three months ended September 30, 2010 and 2009 are shown in the following table:-

	2010		2009
U.S. federal statutory income tax rate	34.00%		34.00%
Lower rates in PRC, net	(9.00%	)	(9.00%	)
Accruals in foreign jurisdictions	0.15%		0.00%
Effective tax rate	25.15%		25.00%

13.	Risks

	A.	Credit risk

Since the Company’s inception, the age of account receivables have been less than one year indicating that the Company is subject to minimal risk borne from credit extended to customers.

	B.	Interest risk

The company subject to the interest rate risk when their short term loans become due and require refinancing.

	C.	Concentration of demand risk

The Company’s top ten customers accounted for 72% and 84% of its revenue for the three months ended September 30, 2010 and 2009, respectively. During those same periods, one and one individual customers each accounted for greater than 10% of the Company’s revenues, respectively.

	D.	Concentration of supply risk

The Company’s top ten vendors accounted for 82% and 79% of its cost for the three months ended September 30, 2010 and 2009, respectively. During those same periods, one and three individual vendor each accounted for greater than 10% of the Company’s cost, respectively.

	E.	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in the PRC.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

F.	Environmental risks

The Company has procured environmental licenses required by the PRC government. The Company has both a water treatment facility for water used in its production process and secure transportation to remove waste off site. In the event of an accident, the Company has purchased insurance to cover potential damage to employees, equipment, and local environment.

E.	Inflation Risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the company’s financial statements; however, significant increases in the price of raw materials and labor that cannot be passed on the Company’s customers could adversely impact the Company’s results of operations.

14.	Financial Instruments

The Company adopted ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements.

ASC 820-10 includes a fair value hierarchy that is intended to increase the consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing an asset or liability based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1–inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2–observable inputs other than level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3–instrument valuations are obtained without observable market values and require a high-level of judgment to determine the fair value.

The Company’s financial instruments consist mainly of cash, restricted cash, and debt obligations. Based on the borrowing rates currently available to the Company for loans and similar terms and average maturities, the fair value of debt obligations also approximates its carrying value due to the short-term nature of the instruments. While the Company believes its valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

The following tables present the Company’s financial assets and liabilities at fair value in accordance to ASC 820-10:

At September 30, 2010	Quoted in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash	$7,415,403	$-	$-	$7,415,403
Restricted cash	248,578	-	-	248,578
Total financial assets	7,663,981	-	-	7,663,981
Financial liabilities:
Notes payable	828,593	-	-	828,593
Total financial liabilities	$828,593	$-	$-	$828,593

At June 30, 2010	Quoted in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash	$6,513,199	$-	$-	$6,513,199
Restricted cash	517,728	-	-	517,728
Total financial assets	7,030,927	-	-	7,030,927
Financial liabilities:
Notes payable	1,725,759	-	-	1,725,759
Total financial liabilities	$1,725,759	$-	$-	$1,725,759

In January 2008, the Company adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, now known as the provisions of Accounting Standards Codification subtopic 825-10 (formerly SFAS 159), Fair Value Option for Financial Assets and Financial Liabilities, and have elected not to measure any of our current eligible financial assets or liabilities at fair value. SFAS 159 was issued to allow entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument shall be reported in earnings at each subsequent reporting date. SFAS 159 is effective January 1, 2008. We did not elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for any financial assets or liabilities transacted during the three months ended September 30, 2010.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

15.	Operating Lease Commitments from Related Party

The Company leases a facility from the Company’s shareholder, Mr. Guoqing Zhuang as a dormitory for its employees. The impact to the Company’s results of operations, in the form of rent expense, for the three months ended September 30, 2010 and 2009, were $5,310 and $5,262, respectively. The Company’s lease contract with the related party calls for an operating lease commitment as follow:

For the twelve months ending June 30,:

Fiscal Years	Commitments
2011	$15,928
2012	21,238
2013	21,238
2014	21,238
2015	21,238
2016	21,238
2017	21,238
2018	21,238
2019	21,238
$185,832

16.	Subsequent Events

	A.	Share exchange

On October 10, 2010, the Company entered into share exchange transaction with 8888 Acquisition Corporation (“8888 Acquisition”) and its shareholders whereby 8888 Acquisition issued 31,059,267 of its common stock for all of the issued and outstanding stock of the Company. Accordingly, the Company became a wholly owned subsidiary of 8888 Acquisition.

The share exchange transaction would be account for as a recapitalization of the Company where 8888 (the legal acquirer) is considered the accounting acquiree and the Company (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, 8888 Acquisition is deemed to be a continuation of the business of the Company. The financial data included in the accompanying consolidated financial statements for all periods prior to October 19, 2010 is that of the accounting acquirer, the Company.

	B.	Financing transaction

On October 19, 2010, 8888 Acquisition entered into Securities Purchase Agreement with an accredited investor pursuant to which 8888 Acquisition issued to the investor an aggregate of 2,547,500 shares of its common stock for gross proceeds of approximately $4.5 million, or $1.768 per share. The Company will account for this transaction in the quarter ended December 31, 2010, at which time the Company will disclose the exact gross proceeds of the transaction, the net proceeds received, issuance costs, if any, and the increases to the number of shares outstanding, and increases to additional paid in capital. The proceeds of the transaction will be used as working capital in the Company’s operations.

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

Under the Securities Purchase Agreement, 8888 Acquisition agreed to file a registration statement to register the shares of  8888 Acquisition's common stock issued to the investor within 45 days after the closing of the Securities Purchase Agreement. If any shares pledged by Mr. Zhuang are transferred to the investor pursuant to the make good escrow agreement discussed below,  8888 Acquisition also agreed to register those shares within 45 days after such shares are issuable to the investor. In addition,  8888 Acquisition granted the investor a piggyback registration right within one year after the closing. The Securities Purchase Agreement contains customary representations and warranties about 8888 Acquisition’s business operations, capital structure and financial condition, among other things, and obligates  8888 Acquisition to fulfill certain covenants, such as the aforementioned share registration obligation.

In connection with the Securities Purchase Agreement,  8888 Acquisition’s Chairman and CEO Mr. Zhuang entered into a Make Good Escrow Agreement, whereby Mr. Zhuang pledged to several other parties, including the investor, 7,492,154 shares of common stock owned by him in support of  8888 Acquisition’s obligation to satisfy a pre-established after tax net income level at $6.9 million. All or a portion of the shares pledged pursuant to the Make Good Escrow Agreement will be transferred to the beneficiaries of the make good arrangement if  8888 Acquisition does not satisfy the after tax net income threshold. The shares will be returned to Mr. Zhuang if the threshold is met.

17.	Statutory Reserve Commitment

In compliance with PRC laws, the Company is required to appropriate a portion of its statutory reserve up to a maximum of 50% of an enterprise’s capital in the PRC. The Company had future unfunded commitments, as provided below.

	9/30/2010	6/30/2010
PRC Subsidiaries Registered Capital Jin Jiang Cheng Chang	$1,480,828	$1,480,828
Statutory Reserve Ceiling based on 50% of PRC Registered Capital	740,414	740,414
Less: Retained Earnings appropriated to Statutory Reserve	(750,389)	(750,389)
Impact of Foreign Currency Translation	9,975	9,975
Reserve Commitment Outstanding	$-	$-

18.

Operating Segments

In general, the Company has generates revenue from customers based on sales in two segments: (1) development and production of shoe sole products, which includes (i) EVA sole, (ii) EVO sole and (iii) RB sole used for athletic and leisure shoes, and (2) the production of EVO compound pellets, where is semi-processed raw materials, such as resin and other chemical additives, used to developed shoe sole.

For management purposes, the Company is currently organized into two major operating divisions - development of shoe soles and production of pellets. These principal operating activities are the basis on which the Company reports its primary segment information.

The Company’s operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of soles and pellets are carried out in the PRC. Accordingly, no analysis of the Company’s sales and assets by geographical market is presented.

No other measures of segment profit or loss and assets have been provided or reviewed by the company’s chief operating decision maker.

Below is a presentation of the Company’s financial position and results of operations for its operating segments as of September 30 and June 30, 2010, and for the three months ended September 30, 2010 and 2009:

Results of Operations for the three-months ended September 30, 2010

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Sales	$4,846,512	$1,652,824	$5,181,572	$2,071,415	$58,435	$13,810,758
Cost of Sales	(2,902,482)	(989,844)	(3,103,143)	(1,240,530)	(34,996)	(8,270,995)
Gross Profit	1,944,030	662,980	2,078,429	830,885	23,440	5,539,763
Operating Expense	(98,149)	(33,472)	(104,934)	(41,949)	(1,183)	(279,688)
Operating (Loss)/Profit	1,845,881	629,508	1,973,495	788,935	22,256	5,260,075
Other Income (Expense)	(16,783)	(5,723)	(17,943)	(7,173)	(202)	(47,824)
Earnings before Tax	1,829,099	623,784	1,955,552	781,762	22,054	5,212,251
(Income Tax Expense)	(460,067)	(156,898)	(491,873)	(196,634)	(5,547)	(1,311,020)
Net Income	$1,369,032	$466,886	$1,463,678	$585,128	$16,507	$3,901,231

Results of Operations for the three-months ended September 30, 2009

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Sales	$5,460,769	$1,349,244	$-	$-	$19,336	$6,829,349
Cost of Sales	(3,274,341)	(809,023)	-	-	(11,594)	(4,094,958)
Gross Profit	2,186,428	540,221	-	-	7,742	2,734,391
Operating Expense	(106,549)	(26,326)	-	-	(377)	(133,252)
Operating (Loss)/Profit	2,079,879	513,895	-	-	7,365	2,601,139
Other Income (Expense)	(42,897)	(10,599)	-	-	(152)	(53,648)
Earnings before Tax	2,036,982	503,296	-	-	7,213	2,547,491
(Income Tax Expense)	(509,246)	(125,824)	-	-	(1,803)	(636,873)
Net Income	$1,527,736	$377,472	$-	$-	$5,409	$1,910,618

Cheng Chang Shoes Industry Company Limited
Notes to Unaudited Financial Statements
As of September 30, 2010 and June 30, 2010 and
For the three months ended September 30, 2010 and 2009
(Stated in US Dollars)

Financial Position as of September 30, 2010

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Current Assets	$9,157,959	$3,123,173	$9,791,088	$3,914,141	$110,419	$26,096,780
Non-Current Assets	3,115,087	1,062,350	3,330,446	1,331,398	37,559	8,876,840
Total Assets	12,273,046	4,185,523	13,121,534	5,245,539	147,978	34,973,620

Current Liabilities	4,861,604	1,657,971	5,197,708	2,077,865	58,617	13,853,765
Total Liabilities	4,861,604	1,657,971	5,197,708	2,077,865	58,617	13,853,765

Net Assets	7,411,442	2,527,552	7,923,826	3,167,674	89,361	21,119,855

Total Liabilities & Net Assets	$12,273,046	$4,185,523	$13,121,534	$5,245,539	$147,978	$34,973,620

Financial Position as of September 30, 2009

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Current Assets	$15,101,651	3,731,308	-	-	53,473	18,886,432
Non-Current Assets	7,165,138	1,770,358	-	-	25,371	8,960,867
Total Assets	22,266,789	5,501,667	-	-	78,843	27,847,299

Current Liabilities	8,717,720	2,153,970	-	-	30,868	10,902,558
Total Liabilities	8,717,720	2,153,970	-	-	30,868	10,902,558

Net Assets	13,549,069	3,347,697	-	-	47,975	16,944,741

Total Liabilities & Net Assets	$22,266,789	5,501,667	-	-	78,843	27,847,299

Cheng Chang Shoes Industry Company Limited

Audited Consolidated Financial statements

June 30, 2010 and 2009

(Stated in US Dollars)

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
Cheng Chang Shoes Industry Company Limited

We have audited the accompanying consolidated balance sheets of Cheng Chang Shoes Industry Company Limited (the “Company”) as of June 30, 2010 and 2009, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cheng Chang Shoes Industry Company Limited as of June 30, 2010, and 2009, and the results of its operations and its cash flows for each of the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

San Mateo, California	Samuel H. Wong & Co., LLP
September 30, 2010	Certified Public Accountants

Cheng Chang Shoes Industry Company Limited
Consolidated Balance Sheets
As of June 30, 2010 and 2009
(Stated in US Dollars)
	Note	2010	2009
Assets
Current assets
Cash and cash equivalents	2D	$6,513,199	$2,960,156
Restricted cash	3	517,728	250,102
Accounts receivable, net	2E, 4	11,656,785	6,538,266
Inventory	2F, 5	196,958	1,459,678
Prepaid expenses and taxes		1,762	1,931
Total current assets		18,886,432	11,210,133

Non-current assets
Plant and equipment, net	2G, 6	5,671,102	6,191,483
Intangible assets, net	2H, 7	3,246,985	3,311,364
Deposits		42,780	-
Total non-current assets		8,960,867	9,502,847

Total Assets		$27,847,299	$20,712,980

Liabilities and Stockholders’ Equity

Liabilities
Current liabilities
Bank loans	8	$2,787,651	$3,524,835
Notes payable	9	1,725,759	833,675
Accounts payable and accruals	10	5,055,751	2,603,935
Taxes payable	11	1,333,397	789,494
Total current liabilities		10,902,558	7,751,939

Long term loan from related party	12	-	2,998,303

Total Liabilities		$10,902,558	$10,750,242
Stockholders’ Equity
Common stock, $0.1283 par value, 100,000 shares authorized; and 100,000 shares issued and outstanding as of June 30, 2010 and 2009, respectively		$12,829	$12,829
Additional paid-in capital		1,270,053	1,270,053
Statutory reserves	2O, 17	750,389	476,862
Retained earnings		14,535,006	7,894,946
Accumulated other comprehensive income		376,464	308,048
Total stockholders’ equity		16,944,741	9,962,738

Total Liabilities and Stockholders’ Equity		$27,847,299	$20,712,980

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoes Industry Company Limited Consolidated Statements of Income For the fiscal years ended June 30, 2010 and 2009 (Stated in US Dollars)

	Note	2010	2009
Revenue	2Q	$26,105,975	$17,873,537
Cost of revenue	2R	15,904,771	11,820,386
Gross profit		10,201,204	6,053,151
Selling expenses		152,939	164,051
General and administrative expenses		631,680	403,844
Total operating expenses		784,619	567,895
Operating income		9,416,585	5,485,256
Other income		1,397	3,299
Interest income		13,523	8,017
Interest expense		(204,875)	(228,093)
Total other income/(expenses)		(189,955)	(216,777)
Pre-tax income		9,226,630	5,268,479
Provisions for income tax	2N, 13	2,313,043	1,318,623
Net income (loss)		$6,913,587	$3,949,856

Earnings per share	2S
Basic		$69.13	$39.49
Diluted		$69.13	$39.49

Weighted average shares outstanding
Basic		100,000	100,000
Diluted		100,000	100,000

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoes Industry Company Limited Consolidated Statements of Cash Flows For the fiscal years ended June 30, 2010 and 2009 (Stated in US Dollars)

	2010	2009
Net Income/(loss)	$6,913,587	$3,949,869
Adjustments to reconcile net income to net cash from
operations:
Amortization	79,999	79,892
Depreciation	1,252,308	1,193,564
Changes in operating assets and liabilities:
(Increase)/decrease in restricted cash	(267,626)	38,772
(Increase)/decrease in accounts and other receivables	(5,118,519)	(1,199,184)
(Increase)/decrease in inventories	1,262,721	(635,568)
(Increase)/decrease in prepaid expenses	169	(5)
Increase/(decrease) in accounts payables and accruals	2,451,815	75,332
Increase/(decrease) in taxes payables	543,903	341,826
Net cash provided by operating activities	7,118,357	3,844,498

Cash flows from investing activities
Payments for deposits	(42,780)	-
Payments for land use rights	(15,620)	(9,223)
Payments for purchases of plant and equipment	(731,927)	(455,563)
Net cash used in investing activities	(790,327)	(464,786)

Cash flows from financing activities
Proceeds from notes	1,725,759	833,675
Repayments of notes	(833,675)	(962,913)
Proceeds from bank loans	2,805,276	4,548,646
Repayments of bank loans	(3,542,460)	(3,810,424)
Repayment of loan to related party	(2,998,303)	(2,108,055)
Net cash used in financing activities	(2,843,403)	(1,499,071)

Net Increase of cash and cash equivalents	3,484,627	1,880,641
Effect of foreign currency translation on cash	68,416	17,026
Cash & cash equivalents at beginning of year	2,960,156	1,062,489
Cash & cash equivalents at end of year	$6,513,199	$2,960,156
Supplementary information
Interest received	$13,523	$8,017
Interest paid	(204,875)	(228,080)
Income taxes paid	(1,437,117)	(806,817)

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoes Industry Company Limited Consolidated Statements of Stockholders’ Equity For the fiscal years ended June 30, 2010 and 2009 (Stated in US Dollars)

						Accumulated
	Number		Additional			other
	Of	Common	paid in	statutory	Retained	comprehensive
	Shares	stock	capital	reserve	earnings	income	Total
Balance at July 1, 2008	100,000	$12,829	$1,270,053	$191,960	$4,229,992	$291,022	$5,995,856
Net income	-	-	-	-	3,949,856	-	3,949,856
Appropriations of retained earnings	-	-	-	284,902	(284,902)	-	-
Foreign currency translation adjustment	-	-	-	-	-	17,026	17,026
Balance at June 30, 2009	100,000	$12,829	$1,270,053	$476,862	$7,894,946	$308,048	$9,962,738

Balance at July 1, 2009	100,000	$12,829	$1,270,053	$476,862	$7,894,946	$308,048	$9,962,738
Net income	-	-	-	-	6,913,587	-	6,913,587
Appropriations of retained earnings	-	-	-	273,527	(273,527)	-	-
Foreign currency translation adjustment	-	-	-	-	-	68,416	68,416
Balance at June 30, 2010	100,000	$12,829	$1,270,053	$750,389	$14,535,006	$376,464	$16,944,741

	Comprehensive Income		Accumulated
	2010	2009	Total
Net income	$6,913,587	$3,949,856	$10,863,443
Foreign currency translation adjustment	68,416	17,026	85,442
	$6,982,003	$3,966,882	$10,948,885

See Accompanying Notes to the Financial Statements.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

1.	The Company and Principal Business Activities

	A.	Organization and Structure

Cheng Chang Shoes Industry Company Limited (the “Company”) was incorporated and domiciled under Chapter 32 of the Hong Kong Companies Ordinance Act, on October 14th , 1988 under the name Yesway Development Limited. On August 5th , 1999, the Company changed its name to its current name, Cheng Chang Shoes Industry Company Limited. The Company was incorporated as an investment and general trading company. The Company conducts its operations through its wholly owned subsidiary, Jinjiang ChengChang Shoes Co., Ltd. (“Jinjiang ChengChang”).

Jinjiang ChengChang was incorporated and domiciled in the People’s Republic of China (“PRC”).

The Company’s headquarters and production facilitates are located in Jinjiang City, Fujian, PRC.

	B.	Products and Operations

The Company is a vertically integrated developer, producer, and marketer of athletic shoe parts to private label, nationally branded, and globally branded shoe companies.

The Company’s current vertically integrated value chain has two links: (1) the production of EVO and (2) the production of shoe soles.

EVO is a patent pending, proprietary, modified variant of the polymer Ethylene-vinyl acetate (“EVA”), which is widely used in the production of athletic shoe soles, stemming from EVA’s shock absorbent property. In comparison to EVA, EVO is both lighter and more wear-resistant. The Company is able to sell EVO directly to other shoe sole manufacturers in the industry, or use the EVO for its own shoe sole production.

The Company’s shoe sole product line includes shoe soles that are made exclusively from EVO, EVA and rubber, or a combination of EVA and rubber. The Company considers the new EVO based products as superior to the older EVA and rubber based products.

2.	Significant Accounting Policies

	A.	Method of accounting

The Company maintains its general ledger and journals with the accrual method of accounting in accordance to PRC generally accepted accounting principles ("GAAP"). For financial statement reporting purposes, the Company has converted its PRC GAAP financial statements to financial statements that are presented in accordance to generally accepted accounting principles in the United States of America. The conversion of the Company’s financial statements from presentation in accordance with PRC GAAP to US GAAP did not result in any reconciling items on the accompanying financial statements.

The financial statements and accompanying notes are representations of management.

	B.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances such as due to/due from, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

C.	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for trade receivables, (2) economic lives of property, plant and equipment, (3) asset impairments, and (4) contingency reserves. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates

D.	Cash and cash equivalents

The Company classifies the following instruments as cash and cash equivalents: cash on hand, unrestricted bank deposits, and all highly liquid investments purchased with original maturities of three months or less.

E.	Accounts receivable

Accounts receivable are disclosed at gross invoice amounts less management’s estimate for doubtful accounts. Management regularly reviews outstanding accounts and provides an allowance for doubtful accounts. Management’s allowance for doubtful accounts at June 30, 2010, and 2009 was 0.5% of gross accounts receivables.

We classify our customers into four tiers: (A) well-known companies in the international or domestic sportswear market with which we have had an established business relationship for a long time; (B) medium sized companies with good reputations; (C) small sized companies in the local market; and (D) occasional customers with limited transactions. The credit terms for these customer classifications are 120 days, 90 days, 60 days and 30 days, respectively. Currently, the Company seldom conducts business with tier (D) customers. We understand and expect our days sales outstanding to vary from period to period within a given range. Based on the credit terms we grant to our four tiers of customers respectively, we expect our days sales outstanding not to exceed 120 days by any large margin.

In regard of allowance for doubtful accounts, we keep one general reserve, the amount of which equals 0.5% of gross account receivables. We have no specific reserve, as we believe adequate provisions for doubtful accounts have been provided through our general reserve. When estimating the allowance for doubtful accounts, we take into consideration: 1) our track record of payment collection, which shows zero experience of any material delinquent accounts that were uncollectible and that we have not written off material balance; 2) the enhanced measures we currently take to minimize failure of collection, which include having internal staff call for payment, filing legal pledge, collecting agent to collect the outstanding balance, etc. Since our collection period of receivables has never exceeded one year from past experience, we believe collection becomes improbable once beyond the threshold of one year. Thus we writeoff receivables after they have aged one year.

F.	Inventories

Inventories consisting of finished goods, work in progress, and raw materials are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor, and an appropriate proportion of overhead. Periodic evaluation is made by management to identity if inventories needed to be written down because of damage or spoilage. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.

G.	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery and equipment	5 - 10 years
Motor vehicles	5 years
Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

H.	Intangible assets

The Company individually tracks and accounts for each intangible asset. Each intangible asset is carried at its original acquisition cost less accumulated amortization. The Company provides amortization for each intangible asset using the straight line method over its estimated useful life.

I.	Accounting for impairment of long lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), ASC 360-10-35. The Company evaluates its long lived assets for impairment when indicators of impairment are present or annually, whichever occurs sooner. In the event that there are indications of impairment, the Company will record a loss to statements of income equal to the difference between the carrying value and the fair value of the long lived asset. The Company typically, but not exclusively uses the expected future discounted flows method to determine fair value of long lived asset subject to impairment. The fair value of long lived assets that held for disposition will include the cost of disposal.

The Company’s long-lived assets are grouped by their presentation on the consolidated balance sheets, and further segregated by their operating and asset type. Long-lived assets subject to impairment include buildings, equipment, vehicles, software licenses, and land-use-rights. The Company makes its determinations based on various factors that impact those assets.

At June 30, 2010 and 2009, the Company assessed its buildings, equipment, vehicles, software licenses, and land-use-rights for production and has concluded its long-lived assets have not experienced any impairment losses because the Company’s long lived assets have enabled the Company to experience significant profit growth during the years ended June 30, 2010 and 2009.

M.	Shipping and handling

All shipping and handling costs are charged to selling expenses as incurred. All the outward freight costs are paid by the Company, and inward freight charges are paid by the venders and suppliers. Sales revenue does not include any shipping or handling fees.

N.	Income taxes

The Company uses the accrual method of accounting to determine income taxes for the year. The Company has implemented FASB ASC 740 Accounting for Income Taxes. Income tax liabilities computed according to the United States, People’s Republic of China (PRC), and Hong Kong tax laws provide for the tax effects of transactions reported in the financial statements and consists of taxes currently due, plus deferred taxes, related primarily to differences arising from the recognition of expenses related to the depreciation of plant and equipment, amortization of intangible assets, and provisions for doubtful accounts between financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes.

A valuation allowance is recognized for deferred tax assets if it is more likely than not, that the deferred tax assets will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

O.	Statutory reserves

Statutory reserves are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

P.	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	June 30,
Exchange Rates	2010	2009
Year-end RMB : US$ exchange rate	6.80860	6.83720
Average 12-month RMB : US$ exchange rate	6.83475	6.84088

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US Dollar at the rates used in translation.

Q.	Revenue recognition

In accordance to FASB ASC 605-10, the Company recognizes revenue upon issuance of invoices to customers. The issuance of invoices is concurrent with the shipment of goods to customers, which generally coincides with the transfer of risks and rewards of ownership, and the title has passed.

The Company typically has written contracts with both new customers and existing customers. Contracts between the Company and its customers indicate a fixed price, delivery date, and the type of goods. The products are fully functional upon shipment and the Company is not obliged to provide any further services to be entitled to payment by its customers. The Company allows two-week period for post- delivery refund if quality problem exists. Upon such, the Company will reduce the sale revenue. However, the Company has not experienced any significant return of products and, as such, has not prepared an allowance for returns. Collectability is reasonably assured upon issuance of invoices. The invoice value includes sales value and output value added taxes, which are immediately payable to the PRC government upon issuance.

Customer payments received prior to completion of the above criteria are carried as unearned revenue.

R.	Cost of revenue

The Company’s cost of revenue is comprised of raw materials, factory workers’ salaries and related benefits, maintenance supplies, and allocated overhead such as depreciation and utilities.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

S.	Earnings per share

The Company computes earnings per share (“EPS”) in accordance with FASB ASC 260 “Earnings per share”. SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., contingent shares, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

T.	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company presents components of comprehensive income with equal prominence to other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

U.	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

V.	Subsequent events

The Company evaluates subsequent events that have occurred after the consolidated balance sheet date but before the consolidated financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has evaluated subsequent events, and based on this evaluation, the Company did not identify any recognized or non- recognized a non-recognized subsequent event that would have required adjustments to the consolidated financial statements.

W.	Recent accounting pronouncements

In June 2009, FASB issued FASB Statement No. 166, Accounting for Transfers for Financial Assets (FASB ASC 860 Transfers and Servicing) and FASB Statement No. 167 (FASB ASC 810 Consolidation), a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation). The Company has adopted the new accounting policies and has determined that there is no material impact to the financial statements presented herein.

On June 30, 2009, FASB issued FASB Statement No. 168, Accounting Standards Codification™ (FASB ASC 105 Generally Accepted Accounting Principles) a replacement of FASB Statement No. 162 the Hierarchy of Generally Accepted Accounting Principles. On the effective date of this standard, FASB Accounting Standards Codification™ (ASC) became the source of authoritative U.S. accounting and reporting standards for nongovernmental entities, in addition to guidance issued by the Securities and Exchange Commission (SEC). This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. If an accounting change results from the application of this guidance, an entity should disclose the nature and reason for the change in accounting principle in their financial statements. This new standard flattens the GAAP hierarchy to two levels: one that is authoritative (in FASB ASC) and one that is non-authoritative (not in FASB ASC). Exceptions include all rules and interpretive releases of the SEC under the authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants, and certain grandfathered guidance having an effective date before March 15, 1992. Statement No. 168 is the final standard that will be issued by FASB in that form. There will no longer be, for example, accounting standards in the form of statements, staff positions, Emerging Issues Task Force (EITF) abstracts, or AICPA Accounting Statements of Position. The Company has adopted and implemented the new accounting policy.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on the Company’s financial statements.

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance. Management adopted this pronouncement as of July 1, 2010.

3.	Restricted Cash

Restricted cash represents interest bearing deposits placed with banks to secure and settle notes payable upon maturity.

4.	Accounts Receivable

Accounts receivable at June 30, 2010 and 2009 consisted of the following: -

	2010	2009
Accounts Receivable	$11,715,362	$6,571,122
Less: Allowance for Doubtful Accounts	(58,577)	(32,856)
Net Accounts Receivable	$11,656,785	$6,538,266

	2010	2009
Accounts Receivable for Sales Revenue	$10,013,130	$5,616,344
Accounts Receivable for Value Added Taxes	1,702,232	954,778
Accounts Receivable	$11,715,362	$6,571,122

	2010	2009
Allowance for Doubtful Accounts
Beginning Balance	$32,856	$26,830
Allowance Provided	25,721	6,026
Charged Against Allowance
Reversals	-	-
Ending Balance	$58,577	$32,856

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

Accounts receivable aging analysis:-

At June 30, 2010
	Total	Sales Revenue	Value Added Taxes
1-30 Days	$5,320,029	$4,547,033	$772,996
30-60 Days	3,979,962	3,401,677	578,285
61-90 Days	1,278,530	1,092,761	185,769
91-120 Days	1,136,841	971,659	165,182
121-365 Days	-	-	-
Over 365 Days	-	-	-
Total	$11,715,362	$10,013,130	$1,702,232

At June 30, 2009
	Total	Sales Revenue	Value Added Taxes
1-30 Days	$2,612,699	$2,233,076	$379,623
30-60 Days	1,974,419	1,687,538	286,881
61-90 Days	1,124,163	960,823	163,340
91-120 Days	534,214	456,593	77,621
121-365 Days	325,627	278,314	47,313
Over 365 Days	-	-	-
Total	$6,571,122	$5,616,344	$954,778

The Company believes it has provided adequate provisions for doubtful accounts. Doubtful allowance accounts at  June 30, 2010 was 0.5% of gross account receivables. In this situation, the Company uses all its efforts, such as having internal staff call for payment, filing legal pledges, or even hiring collecting agents to collect the outstanding balance, but the collection is no longer probable. The Company will write off the balance against the allowance for doubtful accounts. In the event that previously written off receivables are collected, they are recorded as other income.

The Company has not experienced any material delinquent accounts that were uncollectible, and has not written off a material balance. In addition, there were zero amounts recorded in other income that represent collections of receivables previously written off for the years ended June 30, 2010 and 2009.

5.	Inventories

	2010	2009
Raw Materials	$28,149	$526,962
Work in Progress	105,057	276,792
Finished Goods	63,752	655,924
	$196,958	$1,459,678

6.	Plant and Equipment

Plant and equipment consisted of the following at June 30, 2010 and 2009:-

At		Accumulated
June 30, 2010:	Cost	Depreciation	Net
Buildings	$2,344,513	$(455,057)	$1,889,456
Manufacturing Equipment	8,108,363	(4,413,073)	3,695,290
Office Equipment	66,267	(36,856)	29,411
Vehicles	83,885	(26,940)	56,945
	$10,603,028	$(4,931,926)	$5,671,102

At		Accumulated
June 30, 2009:	Cost	Depreciation	Net
Buildings	$2,334,706	$(348,092)	$1,986,614
Manufacturing Equipment	7,453,627	(3,279,185)	4,174,442
Office Equipment	43,813	(29,710)	14,103
Vehicles	38,955	(22,631)	16,324
	$9,871,101	$(3,679,618)	$6,191,483

Depreciation expenses were $1,252,308 and $1,193,564 for the fiscal years ended June 30, 2010 and 2009 respectively.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

7.	Intangible Assets

At		Accumulated
June 30, 2010:	Cost	Amortization	Net
Land Use Rights	$3,732,933	$(486,322)	$3,246,611
Software Licenses	1,248	(874)	374
	$3,734,181	$(487,196)	$3,246,985

At		Accumulated
June 30, 2009:	Cost	Amortization	Net
Land Use Rights	$3,717,318	$(406,576)	$3,310,742
Software Licenses	1,244	(622)	622
	$3,718,562	$(407,198)	$3,311,364

Land-use-rights represent the right to use and develop land in accordance to zoning laws granted by the local PRC government less accumulated amortization. Under PRC law, the company is permitted to sell, transfer, or mortgage its land-use-rights.

8.	Bank Loans

Short-term bank loans at June 30, 2010:-

		Interest
Creditor	Note	Rate	Maturity	Amount
China Construction Bank - JinJiang Branch	A	6.372%	01/13/2011	$73,437
China Construction Bank - JinJiang Branch	B	6.372%	01/20/2011	102,811
China Construction Bank - JinJiang Branch	B	5.310%	06/17/2011	293,746
China Construction Bank - JinJiang Branch	C	6.372%	01/11/2011	631,554
China Construction Bank - JinJiang Branch	B	5.310%	06/17/2011	220,310
Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	01/03/2011	734,365
Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	02/08/2011	290,809
Industrial & Commercial Bank of China - JinJiang Branch	D	5.841%	11/08/2010	440,619
				$2,787,651

Cheng Chang Shoes Industry Company Limited Notes to Financial Statements (Stated in US Dollars)

Short-term bank loans at June 30, 2009:-
		Interest
Creditor	Note	Rate	Maturity	Amount
China Construction Bank - JinJiang Branch	C	6.372%	01/20/2010	$438,776
China Construction Bank - JinJiang Branch	E	6.372%	01/20/2010	380,273
China Construction Bank - JinJiang Branch	B	5.841%	06/18/2010	292,517
China Construction Bank - JinJiang Branch	B	5.841%	06/19/2010	219,388
Industrial & Commercial Bank - JinJiang Branch	D	7.326%	11/12/2009	438,776
Industrial & Commercial Bank - JinJiang Branch	F	5.841%	01/18/2010	731,295
Industrial & Commercial Bank - JinJiang Branch	F	5.841%	02/08/2010	511,905
Industrial & Commercial Bank - JinJiang Branch	F	5.841%	02/15/2010	511,905
				$3,524,835

The loans detailed above are securitized as follows:-

A.	Guaranteed by the shareholders Mr. Zhuang Guoqing and Ms. Ding Quanying, and Jinjiang Chendai Ailibao Shoe and Apparel Co., Ltd.

B.	Guaranteed by the shareholders Mr. Zhuang Guoqing and Ms. Ding Quanying. The bank also securitizes the loans with the Company’s land use rights of appraisal value $4,769,204.

C.	Guaranteed by the shareholders Mr. Zhuang Guoqing and Ms. Ding Quanying, and Fujian Yifeng Shoe and Apparel Co., Ltd.

D.	The bank securitizes the loans with the Company’s land used rights.

E.	Guaranteed by the shareholders Mr. Zhuang Guoqing and Ms. Ding Quanying, and Jinjiang Fulian Shoe and Plastic Co., Ltd.

F.	The bank securitizes the loans with the Company’s property and equipment.

There is no restrictive covenant such as minimum bank balance, net income target, or level of working capital requirement applied on the company’s bank loan.

9.	Notes Payable

As detailed below, at June 30 2010 and 2009, there were $1,725,759 and $833,675 of notes issued by financial institutions, on behalf of the Company, to the Company’s vendors as payment for products delivered and services rendered to the Company. These notes are short term financial instruments with maturities of less than one year. They do not have any stated interest rate. The Company does not calculate imputed interest rate on the notes because of the short term nature of these instruments. The Company is obligated to settle the amounts owed with the issuing financial institution when they mature. These notes are collateralized by the Company’s restricted cash, which represents compensating balances held at banks to partially secure banking facilities in the form of notes payable. The imposed restrictions dictate that the restricted cash cannot be withdrawn when there are outstanding notes payable, and the restricted cash is only allowed to be used to settle bank indebtedness. Restricted cash is deposited as compensating balance are interest bearing.

There is no restrictive covenant such as minimum bank balance, net income target, or level of working capital requirement applied on the company’s notes payable.

Cheng Chang Shoes Industry Company Limited Notes to Financial Statements (Stated in US Dollars)

Notes payable at June 30, 2010:
		Restricted Cash
Financial Institution	Maturity	Collateralized	Amount
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	$66,093	$220,310
China Construction Bank - Jinjiang Branch	12/07/2010	83,718	279,059
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	4,406	14,687
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	154,217	514,056
China Construction Bank - Jinjiang Branch	09/24/2010	72,702	242,341
China Construction Bank - Jinjiang Branch	09/26/2010	30,843	102,811
China Construction Bank - Jinjiang Branch	12/07/2010	13,219	44,062
China Construction Bank - Jinjiang Branch	12/25/2010	8,813	29,375
The Industrial & Commercial Bank of China - Jinjiang Branch	08/06/2010	35,249	117,498
China Construction Bank - Jinjiang Branch	12/07/2010	26,437	88,124
China Construction Bank - Jinjiang Branch	12/25/2010	13,219	44,062
China Construction Bank - Jinjiang Branch	12/25/2010	8,812	29,374
		$517,728	$1,725,759
Notes payable at June 30, 2009:
		Restricted Cash
Financial Institution	Maturity	Collateralized	Amount
China Construction Bank - Jinjiang Branch	07/23/2009	$8,776	$29,252
China Construction Bank - Jinjiang Branch	07/23/2009	8,776	29,252
China Construction Bank - Jinjiang Branch	07/23/2009	8,776	29,252
China Construction Bank - Jinjiang Branch	07/23/2009	21,939	73,129
China Construction Bank - Jinjiang Branch	09/17/2009	30,714	102,381
China Construction Bank - Jinjiang Branch	07/02/2009	21,939	73,129
China Construction Bank - Jinjiang Branch	07/02/2009	8,776	29,252
China Construction Bank - Jinjiang Branch	11/13/2009	17,551	58,503
China Construction Bank - Jinjiang Branch	11/13/2009	8,776	29,252
China Construction Bank - Jinjiang Branch	11/13/2009	39,487	131,633
China Construction Bank - Jinjiang Branch	11/13/2009	8,776	29,252
China Construction Bank - Jinjiang Branch	12/04/2009	30,714	102,381
China Construction Bank - Jinjiang Branch	12/17/2009	35,102	117,007
		$250,102	$833,675

10.	Accounts Payable

	Description	2010	2009
	Payables related to purchases of production materials	$4,586,251	$2,238,788
	Wage payable	312,358	243,574
	Miscellaneous payables and accrued expenses	157,142	121,573
		$5,055,751	$2,603,935

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

11.	Taxes payable

Description	2010	2009
Income tax payable	$875,926	$511,806
Value added tax payable	430,236	262,356
Personal Income tax withholding	24,916	14,193
Other taxes payable	2,319	1,139
	$1,333,397	$789,494

For the purchase of raw materials, the Company bears 13% input value added tax (“VAT”), which is exclusive from the cost. For the sales of product, the Company is liable to pay 17% output VAT. However, the input VAT can be used to off-set the output VAT. The output value added taxes were $ 4,475,220 and $ 3,042,945 for the years ended June 30, 2010 and 2009, respectably. The following table represents the input VAT, output VAT, and VAT payment for the years ended June 30, 2010 and 2009:

	2010	2009
Input value added tax:
For purchase of raw materials	$(1,393,433)	$(1,182,437)
For purchase of property, plant and equipment	(73,149)	(21,294)
For water and electricity	(150,695)	(160,535)
For other miscellaneous items	(225,706)	(9,179)
Total input value added tax	(1,842,983)	(1,373,445)

Output value added tax:
Gross sales	26,324,824	17,899,674
Output value added tax percentage	17%	17%
Total output value added tax	4,475,220	3,042,945

Beginning value added tax liability	262,356	166,504
Value added tax paid	(2,482,645)	(1,575,285)
Impact of Foreign Currency Translation	18,288	1,637
Ending value added tax liability	$430,236	$262,356

12.	Long term loan from related party

Long term loans of $ 2,998,303 (RMB 20,500,000) were borrowed from the Company’s shareholder, Guoqing Zhuang. These loans are non-interest-bearing and, payable on demand. The loan from related party had no impact on the Company’s statements of income for the years ended June 30, 2010 and 2009. The loan from related party has been repaid in full during the fiscal year ended June 30, 2010.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

13.	Income Taxes

 In respect of the Company and its subsidiary domiciled and operated in Hong Kong and the People’s Republic of China, the taxation of these entities are summarized below:

Entities	Countries of Domicile	Income Tax Rate
Cheng Chang HK	Hong Kong	16.50%
Jinjiang Chengchang	PRC	25%

Since the Company is primarily a holding company without any business activities in Hong Kong, the Company did not incur any tax for the fiscal years ended June 30, 2010 and 2009.

The following tabulation presents the income tax and deferred tax of the Company and its individual subsidiary:-

Description	2010	2009
Income (loss) before taxes:
US Federal	$-	$-
HK	(55)	(46)
PRC	9,226,685	5,268,538
Total income before taxes	9,226,630	5,268,492

Provision for taxes:
Current:
U.S. Federal	-	-
State	-	-
HK	-	-
PRC	2,313,043	1,318,623
	2,313,043	1,318,623
Deferred:
U.S. Federal	-	-
State	-	-
HK	-	-
PRC	-	-
Valuation Allowance	-	-
Deferred tax:	-	-
	-	-
Total provision for taxes	$2,313,043	$1,318,623
Effective tax rate	25.06%	25.02%

The differences between the U.S. federal statutory income tax rates and the Company's effective tax rate for the years ended June 30, 2010 and 2009 are shown in the following table:-

	2010		2009
U.S. federal statutory income tax rate	34.00%		34.00%
Lower rates in PRC, net	(9.00%	)	(9.00%	)
Accruals in foreign jurisdictions	0.06%		0.02%
Effective tax rate	25.06%		25.02%

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

14.	Risks

	A.	Credit risk

Since the Company’s inception, the age of account receivables have been less than one year indicating that the Company is subject to minimal risk borne from credit extended to customers.

	B.	Interest risk

The company subject to the interest rate risk when their short term loans become due and require refinancing.

	C.	Concentration of demand risk

The Company’s top ten customers accounted for 73% and 67% of its revenue for the years ended June 30, 2010 and 2009, respectively. During those same periods, three and zero individual customers each accounted for greater than 10% of the Company’s revenues, respectively.

	D.	Concentration of supply risk

The Company’s top ten vendors accounted for 64% and 73% of its cost for the years ended June 30, 2010 and 2009, respectively. During those same periods, three and one individual vendor each accounted for greater than 10% of the Company’s cost, respectively.

	E.	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in the PRC.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

	F.	Environmental risks

The Company has procured environmental licenses required by the PRC government. The Company has both a water treatment facility for water used in its production process and secure transportation to remove waste off site. In the event of an accident, the Company has purchased insurance to cover potential damage to employees, equipment, and local environment.

	G.	Inflation Risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the company’s financial statements; however, significant increases in the price of raw materials and labor that cannot be passed on the Company’s customers could adversely impact the Company’s results of operations.

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

15.	Financial Instruments

The Company adopted ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements.

ASC 820-10 includes a fair value hierarchy that is intended to increase the consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing an asset or liability based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1–inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2–observable inputs other than level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3–instrument valuations are obtained without observable market values and require a high-level of judgment to determine the fair value.

The Company’s financial instruments consist mainly of cash, restricted cash, and debt obligations. Based on the borrowing rates currently available to the Company for loans and similar terms and average maturities, the fair value of debt obligations also approximates its carrying value due to the short-term nature of the instruments. While the Company believes its valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The following tables present the Company’s financial assets and liabilities at fair value in accordance to ASC 820-10:

At June 30, 2010	Quoted in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash	$6,513,199	$-	$-	$6,513,199
Restricted cash	517,728	-	-	517,728
Total financial assets	7,030,927	-	-	7,030,927

Financial liabilities:
Notes payable	1,725,759	-	-	1,725,759
Total financial liabilities	$1,725,759	$-	$-	$1,725,759

Cheng Chang Shoes Industry Company Limited Notes to Financial Statements (Stated in US Dollars)

At June 30, 2009	Quoted in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash	$2,960,156	$-	$-	$2,960,156
Restricted cash	250,102	-	-	250,102
Total financial assets	3,210,258	-	-	3,210,258

Financial liabilities:
Notes payable	833,675	-	-	833,675
Total financial liabilities	$833,675	$-	$-	$833,675

In January 2008, the Company adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, now known as the provisions of Accounting Standards Codification subtopic 825-10 (formerly SFAS 159), Fair Value Option for Financial Assets and Financial Liabilities, and have elected not to measure any of our current eligible financial assets or liabilities at fair value. SFAS 159 was issued to allow entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument shall be reported in earnings at each subsequent reporting date. SFAS 159 is effective January 1, 2008. We did not elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for any financial assets or liabilities transacted during the three months ended March 31, 2010.

16.	Operating Lease Commitments from Related Party

The Company leases a facility from the Company’s shareholder, Mr. Guoqing Zhuang as a dormitory for its employees. The impact to the Company’s results of operations, in the form of rent expense, for the years ended June 30, 2010 and 2009, were $21,069 and $21,050, respectively. The Company’s lease contract with the related party calls for an operating lease commitment as follow:

For the 12 months ending June 30,:

Fiscal Years	Commitments
2011	$21,069
2012	21,069
2013	21,069
2014	21,069
2015	21,069
2016	21,069
2017	21,069
2018	21,069
2019	12,290
$180,842

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

17.	Statutory Reserve Commitment

In compliance with PRC laws, the Company is required to appropriate a portion of its statutory reserve up to a maximum of 50% of an enterprise’s capital in the PRC. The Company had future unfunded commitments, as provided below.

	6/30/2010	6/30/2009	6/30/2008
PRC Subsidiaries Registered Capital Jin Jiang Cheng Chang	$1,480,828	$1,480,828	$1,480,828

Statutory Reserve Ceiling based on 50% of PRC	740,414	740,414	740,414
Registered Capital

Less: Retained Earnings appropriated to	(750,389)	(476,862)	(191,960)
Statutory Reserve

Impact of Foreign Currency Translation	9,975	-	-

Reserve Commitment Outstanding	$-	$263,552	$548,454

18.

Operating Segments

In general, the Company has generates revenue from customers based on sales in two segments: (1) development and production of shoe sole products, which includes (i) EVA sole, (ii) EVO sole and (iii) RB sole used for athletic and leisure shoes, and (2) the production of EVO compound pellets, where is semi-processed raw materials, such as resin and other chemical additives, used to developed shoe sole.

For management purposes, the Company is currently organized into two major operating divisions - development of shoe soles and production of pellets. These principal operating activities are the basis on which the Company reports its primary segment information.

The Company’s operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of soles and pellets are carried out in the PRC. Accordingly, no analysis of the Company’s sales and assets by geographical market is presented.

No other measures of segment profit or loss and assets have been provided or reviewed by the company’s chief operating decision maker.

Below is a presentation of the Company’s results of operations and financial position for its operating segments as of and for the years ended June 30, 2010 and 2009:

Results of Operations for the year ended June 30, 2010

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Sales	$15,538,626	$6,818,397	$2,456,255	$913,044	$382,653	$26,105,975
Cost of Sales	(9,466,733)	(4,154,032)	(1,494,618)	(556,261)	(233,127)	(15,904,771)
Gross Profit	6,071,893	2,664,366	958,637	356,782	149,526	10,201,204
Operating Expense	(467,016)	(204,928)	(73,733)	(27,442)	(11,501)	(784,619)
Operating (Loss)/Profit	5,604,877	2,459,438	884,904	329,340	138,025	9,416,585
Other Income (Expense)	(113,064)	(49,613)	(17,851)	(6,644)	(2,784)	(189,955)
Earnings before Tax	5,491,814	2,409,825	867,053	322,697	135,241	9,226,630
(Income Tax Expense)	(1,376,754)	(604,124)	(217,363)	(80,898)	(33,904)	(2,313,043)
Net Income	$4,115,060	$1,805,701	$649,690	$241,799	$101,337	$6,913,587

Results of Operations for the year ended June 30, 2009

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Sales	$14,291,737	$3,531,195	$-	$-	$50,605	$17,873,537
Cost of Sales	(9,451,618)	(2,335,301)	-	-	(33,467)	(11,820,386)
Gross Profit	4,840,119	1,195,894	-	-	17,138	6,053,151
Operating Expense	(454,091)	(112,196)	-	-	(1,608)	(567,895)
Operating (Loss)/Profit	4,386,028	1,083,698	-	-	15,530	5,485,256
Other Income (Expense)	(173,336)	(42,828)	-	-	(614)	(216,777)
Earnings before Tax	4,212,693	1,040,870	-	-	14,917	5,268,479
(Income Tax Expense)	(1,054,375)	(260,514)	-	-	(3,733)	(1,318,623)
Net Income	$3,158,317	$780,355	$-	$-	$11,183	$3,949,856

Cheng Chang Shoes Industry Company Limited
Notes to Financial Statements
(Stated in US Dollars)

Financial Position as of June 30, 2010

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Current Assets	$11,241,457	$4,932,786	$1,774,813	$660,544	$276,832	$18,886,432
Non-Current Assets	5,333,628	2,340,413	842,079	313,402	131,346	8,960,867
Total Assets	16,575,085	7,273,199	2,616,892	973,945	408,177	27,847,299

Current Liabilities	6,489,349	2,847,546	1,024,545	381,312	159,806	10,902,558
Non-Current Liabilities	-	-	-	-	-	-
Total Liabilities	6,489,349	2,847,546	1,024,545	381,312	159,806	10,902,558

Net Assets	10,085,737	4,425,653	1,592,347	592,634	248,371	16,944,741

Total Liabilities & Net Assets	$16,575,085	$7,273,199	$2,616,892	$973,945	$408,177	$27,847,299

Financial Position as of June 30, 2009

				EVO
	EVA	RB	EVO	Compound
	Soles	Soles	Soles	Pellet	Other	Total
Current Assets	$8,963,658	$2,214,736	$-	$-	$31,739	$11,210,133
Non-Current Assets	7,598,507	1,877,435	-	-	26,905	9,502,847
Total Assets	16,562,165	4,092,171	-	-	58,644	20,712,980

Current Liabilities	6,198,475	1,531,516	-	-	21,948	7,751,939
Non-Current Liabilities	2,397,453	592,361	-	-	8,489	2,998,303
Total Liabilities	8,595,928	2,123,877	-	-	30,437	10,750,242

Net Assets	7,966,237	1,968,294	-	-	28,207	9,962,738

Total Liabilities & Net Assets	$16,562,165	$4,092,171	$-	$-	$58,644	$20,712,980

8888 Acquisition Corporation

Unaudited Pro Forma Consolidated Financial Statements

September 30, 2010

(Stated in US Dollars)

8888 Acquisition Corporation

Contents	Page
Report of Independent Registered Public Accounting Firm	F-54
Pro-forma Consolidated Statement of Operations	F-55
Pro-forma Consolidated Balance Sheet	F-56
Notes to Pro-forma Consolidated Financial Statements	F-57 - F-58

To:	The Board of Directors and Stockholders
8888 Acquisition Corporation

Report of Independent Registered Public Accounting Firm

We have examined the pro forma adjustments reflecting the transactions described in Note 2 and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated balance sheet of 8888 Acquisition Corporation as of September 30, 2010, and the pro forma consolidated statement of operations for the 3-month period then ended. The historical consolidated financial statements are derived from the historical financial statements of 8888 Acquisition Corporation and Cheng Chang Shoes Industry Company Limited, which were reviewed by us. Such pro forma adjustments are based on management’s assumptions described in Note 3. The Company’s management is responsible for the pro forma financial information. Our responsibility is to express an opinion on the pro forma financial information based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

In our opinion, management’s assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in Note 3, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated balance sheet as of September 30, 2010, and the pro forma consolidated statement of operations for the 3-month period then ended.

San Mateo, California	Samuel H. Wong & Co., LLP
November 29, 2010	Certified Public Accountants

Cheng Chang Shoes Industry Company Limited/ 8888 Acquisition Corporation
Unaudited Pro Forma Combined Income Statement for the Three Months Ended September 30, 2010

	As Reported	As Reported
	Cheng Chang	8888			Pro Forma
	HK	Acquisition	Adjustments	Note	Combined
Contract revenues earned	$13,810,758	-	-		$13,810,758
Cost of contract revenues earned	(8,270,995)	-	-		(8,270,995)
Gross profit	5,539,763	-	-		5,539,763
Selling expenses	(51,940)	-	-		(51,940)
General and administrative expenses	(227,748)	-	-		(227,748)
Income from operations	5,260,075	-	-		5,260,075
Interest income	6,212	-	-		6,212
Interest expense	(46,662)	-	-		(46,662)
Other income	-	-	-		-
Other expenses	(7,374)	-	-		(7,374)
Income before taxation	5,212,251	-	-		5,212,251
Income tax / tax benefit	1,311,020	-	-		1,311,020
Net Income attributable to the Company	$3,901,231	-	-		$3,901,231

Basic and diluted net income per common share	n/a	n/a			$0.12
Basic and diluted dividend paid per common share	n/a	n/a			n/a
Basic weighted average common shares outstanding	n/a	31,419,167			31,419,167
Diluted weighted average common shares outstanding	n/a	31,419,167			31,419,167

See Accompanying Notes to Pro forma Financial Information

Cheng Chang Shoes Industry Company Limited/ 8888 Acquisition Corporation Unaudited Pro Forma Combined Balance Sheet as of September 30, 2010
	As Reported	As Reported
ASSETS	Cheng Chang	8888	Pro Forma		Pro Forma
	HK	Acquisition	Adjustments	Note	Combined
Current Assets
Cash and cash equivalents	$7,415,403	$-	$-		$7,415,403
Restricted cash	248,578	-	-		248,578
Accounts receivables, net	18,260,785	-	-		18,260,785
Prepaid expenses	7,166	-	-		7,166
Inventories	164,848	-	-		164,848
Investment	-	1,282,882	(1,282,882)	4	-
Total current assets	26,096,780	1,282,882	(1,282,882)		26,096,780

Non-Current Assets
Plant and equipment, net	5,609,866	-	-		5,609,866
Intangible Assets	3,281,006	-	-		3,281,006
Other non-current assets	39,533	-	-		39,533
Total non-current assets	8,930,405	-	-		8,930,405
TOTAL ASSETS	$35,027,185	$1,282,882	$(1,282,882)		$35,027,185

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Short-term bank loans	3,565,190	-	-		3,565,190
Notes payable	828,593	-	-		828,593
Accounts payable and accruals	7,718,955	-	-		7,718,955
Business and other taxes payable	1,741,027	-	-		1,741,027
Total current liabilities	13,853,765	-	-		13,853,765
TOTAL LIABILITIES	$13,853,765	$-	$-		$13,853,765

STOCKHOLDERS’ EQUITY
Preferred Stock	-	-	-		-
Common Stock	12,829	3,142	(12,829)	4	3,142
Additional paid in capital	1,270,053	1,279,740	(1,270,053)	4	1,279,740
Statutory reserves	750,389	-	-		750,389
Accumulated other comprehensive income	703,912	-	-		703,912
Retained earnings	18,436,237	-	-		18,436,237
Total Company shareholders’ equity	21,173,420	1,282,882	(1,282,882)		21,173,420
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,027,185	$1,282,882	$(1,282,882)		$35,027,185

See Accompanying Notes to Pro forma Financial Information

Cheng Chang Shoes Industry Company Limited/ 8888 Acquisition Corporation
Notes to the Unaudited Pro Forma Combined Financial Information

Note 1.	Organization and Description of Business

8888 Acquisition Corporation (the "Company") was originally incorporated on September 20, 1983 in accordance with the Laws of the State of Florida, and it changed its state of incorporation to Nevada on July 18, 2006, by means of a merger with and into 8888 Acquisition Corporation, a Nevada corporation formed on June 26, 2006 solely for the purpose of effecting the reincorporation. The Certificate of Incorporation and bylaws of the Nevada corporation are the Certificate of Incorporation and bylaws of the surviving corporation. Such Certificate of Incorporation kept the surviving entity’s name of 8888 Acquisition Corporation and modified the Company’s capital structure to allow for the issuance of up to 100,000,000 shares of $0.0001 par value common stock and up to 50,000,000 shares of $0.0001 par value preferred stock.

The Company completed a public offering of 30,010,500 shares of common stock through a Registration Statement on Form S-18 (Registration No. 2-89013D) in 1986. The Company realized gross proceeds of approximately $600,210 and net proceeds of approximately $463,848. The Company eventually sold or otherwise disposed of all assets and operations in order to settle the outstanding indebtedness. All business operations were abandoned by the Company in August 1990.

Cheng Chang Shoes Industry Company Limited (“Cheng Chang HK”) was incorporated and domiciled under Chapter 32 of the Hong Kong Companies Ordinance Act, on October 14, 1988 under the name Yesway Development Limited. On August 5, 1999, Cheng Chang HK changed its name to its current name, Cheng Chang Shoes Industry Company Limited, which was incorporated as an investment and general trading company. Cheng Chang HK conducts its operations through its wholly owned subsidiary, Jinjiang Chengchang Shoes Co., Ltd. (“Jinjiang Chengchang”).

Jinjiang Chengchang was incorporated and domiciled in the People’s Republic of China (“PRC”).

Cheng Chang HK’s headquarters and production facilitates are located in Jinjiang City, Fujian, PRC.

Note 2.	Transactions

A.

Share exchange

On October 10, 2010, the Company entered into share exchange transaction with Cheng Chang HK and its shareholders whereby the Company issued 31,059,267 shares of its common stock for all of the issued and outstanding stock of Cheng Chang HK. Accordingly, Cheng Chang HK became a wholly owned subsidiary of the Company.

In these pro-forma consolidated financial statements, the Company has accounted for the shares exchange transaction between itself and Cheng Chang HK as a recapitalization of Cheng Chang HK where the Company (the legal acquirer) is considered the accounting acquiree and Cheng Chang HK (the legal acquiree) is considered the accounting acquirer. Accordingly, the financial data included in the accompanying consolidated financial statements is that of the accounting acquirer Cheng Chang HK. The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented. Any assets or liabilities of the Company prior to the share exchange transaction were immaterial. The Company is deemed to be a continuation of the business of Cheng Chang HK.

B.

Financing transaction

On October 19, 2010, the Company entered into Securities Purchase Agreement with an accredited investor pursuant to which it issued to the investor 2,547,500 shares of its common stock for gross proceeds of approximately $4.5 million, or $1.768 per share. The Company will account for this transaction in the quarter ended December 31, 2010, at which time the Company will disclose the exact gross proceeds of the transaction, the net proceeds received, issuance costs, if any, and the increases to the number of shares outstanding, and increases to additional paid in capital. The proceeds of the transaction will be used as working capital in the Company’s operations.

Under the Securities Purchase Agreement, the Company agreed to file a registration statement to register the shares of the Company's common stock issued to the investor within 45 days after the closing of the Securities Purchase Agreement. If any shares pledged by Mr. Zhuang are transferred to the investor pursuant to the make good escrow agreement discussed below, the Company also agreed to register those shares within 45 days after such shares are issuable to the investor. In addition, the Company granted the investor a piggyback registration right within one year after the closing. The Securities Purchase Agreement contains customary representations and warranties about the Company’s business operations, capital structure and financial condition, among other things, and obligates the Company to fulfill certain covenants, such as the aforementioned share registration obligation.

In connection with the Securities Purchase Agreement , the Company’s Chairman and CEO Mr. Zhuang entered into a Make Good Escrow Agreement, whereby Mr. Zhuang pledged to several other parties, including the investor, 7,492,154 shares of common stock owned by him in support of the Company’s obligation to satisfy a preestablished after tax net income level at $6.9 million. All or a portion of the shares pledged pursuant to the Make Good Escrow Agreement will be transferred to the beneficiaries of the make good arrangement if the Company does not satisfy the after tax net income threshold. The shares will be returned to Mr. Zhuang if the threshold is met.

Note 3.	Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a 3-month period end of September 30, 2010.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items that (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note 4.	Adjusting Journal Entries to Pro forma Financial Information for September 30, 2010.

AJE #	Account Name	Dr.	Cr.
1	Common Stock	12,829
	Additional Paid-in Capital	1,270,053
	Investment		1,282,882

Narration:	To eliminate the Cheng Chang HK’s register capital accounts in order to reflect the capitalization after reverse merger.

8888 Acquisition Corporation

Unaudited Pro Forma Consolidated Financial Statements

June 30, 2010

(Stated in US Dollars)

8888 Acquisition Corporation

Contents	Page
Report of Independent Registered Public Accounting Firm	F-61
Pro-forma Consolidated Statement of Operations	F-62
Pro-forma Consolidated Balance Sheet	F-63
Notes to Pro-forma Consolidated Financial Statements	F-64- F-65

To:	The Board of Directors and Stockholders
8888 Acquisition Corporation

Report of Independent Registered Public Accounting Firm

We have examined the pro forma adjustments reflecting the transactions described in Note 2 and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated balance sheet of 8888 Acquisition Corporation as of June 30, 2010, and the pro forma consolidated statement of operations for the fiscal year period then ended. The historical consolidated financial statements are derived from the historical financial statements of 8888 Acquisition Corporation and Cheng Chang Shoes Industry Company Limited, which were reviewed by us. Such pro forma adjustments are based on management’s assumptions described in Note 3. The Company’s management is responsible for the pro forma financial information. Our responsibility is to express an opinion on the pro forma financial information based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

In our opinion, management’s assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in Note 3, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated balance sheet as of June 30, 2010, and the pro forma consolidated statement of operations for the fiscal year then ended.

San Mateo, California	Samuel H. Wong & Co., LLP
December 02, 2010	Certified Public Accountants

Cheng Chang Shoes Industry Company Limited/ 8888 Acquisition Corporation
Unaudited Pro Forma Combined Income Statement for the Fiscal Year Ended June 30, 2010

	As Reported	As Reported
	Cheng Chang	8888		Pro Forma
	HK	Acquisition	Adjustments Note	Combined
Contract revenues earned	$26,105,975	-	-	$26,105,975
Cost of contract revenues earned	(15,904,771)	-	-	(15,904,771)
Gross profit	10,201,204	-	-	10,201,204
Selling expenses	(152,939)	-	-	(152,939)
General and administrative expenses	(631,680)	-	-	(631,680)
Income from operations	9,416,585	-	-	9,416,585
Interest income	13,523	-	-	13,523
Interest expense	(204,875)	-	-	(204,875)
Other income	1,397	-	-	1,397
Other expenses	-	-	-	-
Income before taxation	9,226,630	-	-	9,226,630
Income tax / tax benefit	2,313,043	-	-	2,313,043
Net Income attributable to the Company	$6,913,587	-	-	$6,913,587

Basic and diluted net income per common share	n/a	n/a		$0.22
Basic and diluted dividend paid per common share	n/a	n/a		n/a
Basic weighted average common shares outstanding	n/a	31,419,167		31,419,167
Diluted weighted average common shares outstanding	n/a	31,419,167		31,419,167

See Accompanying Notes to Pro forma Financial Information

Cheng Chang Shoes Industry Company Limited/ 8888 Acquisition Corporation Unaudited Pro Forma Combined Balance Sheet as of June 30, 2010

	As Reported	As Reported
ASSETS	Cheng Chang	8888	Pro Forma		Pro Forma
	HK	Acquisition	Adjustments	Note	Combined
Current Assets
Cash and cash equivalents	$6,513,199	$-	$-		$6,513,199
Restricted cash	517,728	-	-		517,728
Accounts receivables, net	11,656,785	-	-		11,656,785
Prepaid expenses	1,762	-	-		1,762
Inventories	196,958	-	-		196,958
Investment	-	1,282,882	$(1,282,882)	4	-
Total current assets	18,886,432	1,282,882	(1,282,882)		18,886,432
Non-Current Assets
Plant and equipment, net	5,671,102	-	-		5,671,102
Intangible Assets	3,246,985	-	-		3,246,985
Other non-current assets	42,780	-	-		42,780
Total non-current assets	8,960,867	-	-		8,960,867

TOTAL ASSETS	$27,847,299	$1,282,882	$(1,282,882)		$27,847,299

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Short-term bank loans	2,787,651	-	-		2,787,651
Notes payable	1,725,759	-	-		1,725,759
Accounts payable and accruals	5,055,751	-	-		5,055,751
Business and other taxes payable	1,333,397	-	-		1,333,397
Total current liabilities	10,902,558	-	-		10,902,558
TOTAL LIABILITIES	$10,902,558	$-	$-		$10,902,558

STOCKHOLDERS’ EQUITY
Preferred Stock	-	-	-
Common Stock	12,829	3,142	(12,829)	4	3,142
Additional paid in capital	1,270,053	1,279,740	(1,270,053)	4	1,279,740
Statutory reserves	750,389	-	-		750,389
Accumulated other comprehensive income	376,464	-	-		376,464
Retained earnings	14,535,006	-	-		14,535,006
Total Company shareholders’ equity	16,944,741	1,282,882	(1,282,882)		16,994,741
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,847,299	$1,282,882	$(1,282,882)		$27,847,299

See Accompanying Notes to Pro forma Financial Information

Cheng Chang Shoes Industry Company Limited/ 8888 Acquisition Corporation
Notes to the Unaudited Pro Forma Combined Financial Information

Note 1.	Organization and Description of Business

8888 Acquisition Corporation (the "Company") was originally incorporated on September 20, 1983 in accordance with the Laws of the State of Florida, and it changed its state of incorporation to Nevada on July 18, 2006, by means of a merger with and into 8888 Acquisition Corporation, a Nevada corporation formed on June 26, 2006 solely for the purpose of effecting the reincorporation. The Certificate of Incorporation and bylaws of the Nevada corporation are the Certificate of Incorporation and bylaws of the surviving corporation. Such Certificate of Incorporation kept the surviving entity’s name of 8888 Acquisition Corporation and modified the Company’s capital structure to allow for the issuance of up to 100,000,000 shares of $0.0001 par value common stock and up to 50,000,000 shares of $0.0001 par value preferred stock.

The Company completed a public offering of 30,010,500 shares of common stock through a Registration Statement on Form S-18 (Registration No. 2-89013D) in 1986. The Company realized gross proceeds of approximately $600,210 and net proceeds of approximately $463,848. The Company eventually sold or otherwise disposed of all assets and operations in order to settle the outstanding indebtedness. All business operations were abandoned by the Company in August 1990.

Cheng Chang Shoes Industry Company Limited (“Cheng Chang HK”) was incorporated and domiciled under Chapter 32 of the Hong Kong Companies Ordinance Act, on October 14, 1988 under the name Yesway Development Limited. On August 5, 1999, Cheng Chang HK changed its name to its current name, Cheng Chang Shoes Industry Company Limited, which was incorporated as an investment and general trading company. Cheng Chang HK conducts its operations through its wholly owned subsidiary, Jinjiang Chengchang Shoes Co., Ltd. (“Jinjiang Chengchang”).

Jinjiang Chengchang was incorporated and domiciled in the People’s Republic of China (“PRC”).

Cheng Chang HK’s headquarters and production facilitates are located in Jinjiang City, Fujian, PRC.

Note 2.	Transactions

A.

Share exchange

On October 10, 2010, the Company entered into share exchange transaction with Cheng Chang HK and its shareholders whereby the Company issued 31,059,267 shares of its common stock for all of the issued and outstanding stock of Cheng Chang HK. Accordingly, Cheng Chang HK became a wholly owned subsidiary of the Company.

In these pro-forma consolidated financial statements, the Company has accounted for the shares exchange transaction between itself and Cheng Chang HK as a recapitalization of Cheng Chang HK where the Company (the legal acquirer) is considered the accounting acquiree and Cheng Chang HK (the legal acquiree) is considered the accounting acquirer. Accordingly, the financial data included in the accompanying consolidated financial statements is that of the accounting acquirer Cheng Chang HK. The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented. Any assets or liabilities of the Company prior to the share exchange transaction were immaterial. The Company is deemed to be a continuation of the business of Cheng Chang HK.

B.

Financing transaction

On October 19, 2010, the Company entered into Securities Purchase Agreement with an accredited investor pursuant to which it issued to the investor 2,547,500 shares of its common stock for gross proceeds of approximately $4.5 million, or $1.768 per share. The Company will account for this transaction in the quarter ended December 31, 2010, at which time the Company will disclose the exact gross proceeds of the transaction, the net proceeds received, issuance costs, if any, and the increases to the number of shares outstanding, and increases to additional paid in capital. The proceeds of the transaction will be used as working capital in the Company’s operations.

Under the Securities Purchase Agreement, the Company agreed to file a registration statement to register the shares of the Company's common stock issued to the investor within 45 days after the closing of the Securities Purchase Agreement. If any shares pledged by Mr. Zhuang are transferred to the investor pursuant to the make good escrow agreement discussed below, the Company also agreed to register those shares within 45 days after such shares are issuable to the investor. In addition, the Company granted the investor a piggyback registration right within one year after the closing. The Securities Purchase Agreement contains customary representations and warranties about the Company’s business operations, capital structure and financial condition, among other things, and obligates the Company to fulfill certain covenants, such as the aforementioned share registration obligation.

In connection with the Securities Purchase Agreement , the Company’s Chairman and CEO Mr. Zhuang entered into a Make Good Escrow Agreement, whereby Mr. Zhuang pledged to several other parties, including the investor, 7,492,154 shares of common stock owned by him in support of the Company’s obligation to satisfy a preestablished after tax net income level at $6.9 million. All or a portion of the shares pledged pursuant to the Make Good Escrow Agreement will be transferred to the beneficiaries of the make good arrangement if the Company does not satisfy the after tax net income threshold. The shares will be returned to Mr. Zhuang if the threshold is met.

Note 3.	Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a 12-month period end of June 30, 2010.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items that (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note 4.	Adjusting Journal Entries to Pro forma Financial Information for June 30, 2010.

	AJE #	Account Name	Dr.	Cr.
	1	Common Stock	12,829
		Additional Paid-in Capital	1,270,053
		Investment		1,282,882

	Narration:	To eliminate the Cheng Chang HK’s register capital accounts in order to reflect the capitalization after reverse merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2011

8888 ACQUISITION CORPORATION

By: /s/ Guoqing Zhuang
             Guoqing Zhuang
             Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated October 19, 2010, among the Company, Cheng Chang Shoes Industry Company Limited and its shareholders*
3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10-SB filed on October 5, 2006]
3.2	Articles of Merger of Rapholz Silver, Inc. and the Company [incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10-SB filed on October 5, 2006]
3.3	Amended and Restated Bylaws of the Company, adopted on October 19, 2010*
10.1	Side Letter, dated October 19, 2010, by and among the Company, Guoqing Zhuang, River Tyne Ventures Inc., Zhao Kang Capital Resource Limited, Kang Shi Investment Holdings Limited, Advance Insight Ltd., Bai Cheng Investment Limited, Heng Feng Investment Limited, Shiping Liu and Wenling Wang*
10.2	Securities Purchase Agreement, dated October 19, 2010, by and among the Company and Wenling Wang*
10.3	Make Good Escrow Agreement, dated October 19, 2010, by and among the Company, Guoqing Zhuang and Securities Transfer Corporation, as escrow agent*
10.4	English summary of Property Lease Agreement, dated January 25, 1999, by and among Jinjiang Chengchang Shoes Co., Ltd. and Shuiyuan Zhuang, Guoqing Zhuang, Guocan Zhuang and Guojian Zhuang*
10.5	English translation of Employment Contract, dated February 15, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Guoqing Zhuang*
10.6	English translation of Employment Contract, dated February 15, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Cansheng Li*
10.7	English translation of Employment Contract, dated July 28, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Xuanzhi Luo*
10.8	English translation of Employment Contract, dated February 15, 2010, by and between Jinjiang Chengchang Shoes Co., Ltd. and Huihuang Zhuang*
10.9	English translation of Agreement on Co-building of Research and Development Center of High Performance and Polymer Shoe Materials, dated November 13, 2010, between Jinjiang Chengchang Shoes Co., Ltd. and Material Science and Engineering College of Fuzhou University**
16.1	Letter from S.W. Hatfield, CPA, regarding change in certifying accountant*
21.1	Subsidiaries of the Company*
23.1	Consent of Allbright Law Offices*
99.1	Opinion of Allbright Law Offices**

* Previously filed.
** Filed herewith.